EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

----------------------------------------------------X
IN RE                                               :     CHAPTER 11 CASE NO.
                                                    :
ACTERNA CORPORATION, ET AL.,                        :     03-12837 (BRL)
                     -- ---                         :
                                                    :
                                         DEBTORS.   :    (JOINTLY ADMINISTERED)
                                                    :
----------------------------------------------------X

                            DISCLOSURE STATEMENT FOR
                      DEBTORS' JOINT PLAN OF REORGANIZATION
                      -------------------------------------









WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York  10153
(212) 310-8000

Attorneys for Debtors
  and Debtors in Possession



Dated:  August 26, 2003


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                                TABLE OF CONTENTS
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

                                                                                                                            PAGE

GLOSSARY.......................................................................................................................1

I.         INTRODUCTION........................................................................................................4

           A.        HOLDERS OF CLAIMS ENTITLED TO VOTE........................................................................5

           B.        VOTING PROCEDURES.........................................................................................6

           C.        CONFIRMATION HEARING......................................................................................7

II.        OVERVIEW OF THE PLAN................................................................................................8

III.       GENERAL INFORMATION................................................................................................11

           A.        OVERVIEW OF CHAPTER 11...................................................................................11

           B.        DESCRIPTION AND HISTORY OF BUSINESS......................................................................12

                     1.        Communications Test............................................................................12

                     2.        Communications Test International Operations...................................................13

                     3.        Acterna IPMS SAS (France)......................................................................14

                     4.        Itronix........................................................................................15

                     5.        da Vinci.......................................................................................15

           C.        MARKET INFORMATION.......................................................................................15

IV.        EVENTS PRECEDING THE COMMENCEMENT OF THE CHAPTER 11 CASES..........................................................16

           A.        THE CD&R ACQUISITION AND THE SUBORDINATED NOTES..........................................................16

           B.        THE TENDER OFFERS........................................................................................16

           C.        DEBT FINANCING...........................................................................................17

           D.        THE CONVERTIBLE NOTES....................................................................................18

           E.        FINANCIAL PERFORMANCE AND  PREPETITION RESTRUCTURING EFFORTS.............................................18

           F.        COST CUTTING INITIATIVES.................................................................................19

           G.        SIGNIFICANT PREPETITION DIVESTITURES.....................................................................19

                     1.        Airshow, Inc...................................................................................19

                     2.        Zurich Wireless Systems........................................................................19

                     3.        Wiltek Communications GmbH.....................................................................19

                     4.        Status Monitoring and Performance..............................................................20

                     5.        Computer Medical Systems, Inc..................................................................20


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           H.        TERM SHEET NEGOTIATIONS..................................................................................20

V.         THE REORGANIZATION CASE............................................................................................21

           A.        COMMENCEMENT OF THE CHAPTER 11 CASES.....................................................................21

           B.        ADMINISTRATION OF THE CHAPTER 11 CASES...................................................................21

                     1.        First Day Orders...............................................................................21

                     2.        Debtor in Possession Financing.................................................................22

                     3.        Key Employee Retention Plan....................................................................22

                     4.        Assets Sales During the Chapter 11 Cases.......................................................23

                     5.        Restructuring of International Operations......................................................23

           C.        CREDITORS' COMMITTEE.....................................................................................24

           D.        BAR DATE AND CLAIMS PROCESS..............................................................................24

VI.        THE PLAN OF REORGANIZATION.........................................................................................25

           A.        CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS..............................................27

                     1.        Administrative Expense Claims..................................................................27

                     2.        Compensation and Reimbursement Claims..........................................................28

                     3.        Priority Tax Claims............................................................................28

                     4.        Class A - Priority Non-Tax Claims (Subclasses A1-A8)...........................................29

                     5.        Class B - Other Secured Claims (Subclasses B1-B8)..............................................29

                     6.        Class C - Senior Lender Claims (Subclasses C1(a) and (b)-C8(a) and (b))........................30

                     7.        Class D - General Unsecured Claims (Subclasses D1-D8)..........................................34

                     8.        Class E - Convertible Notes Claims (Subclasses E1-E8)..........................................34

                     9.        Class F - Subordinated Notes Claims (Subclasses F1-F2).........................................34

                     10.       Class G - Intercompany Claims (Subclasses G1-G8)...............................................35

                     11.       Class H - Securities Litigation Claim (Subclass H1)............................................35

                     12.       Class I - Equity Interests (Subclasses I1-I8)..................................................35

           B.        SECURITIES TO BE ISSUED UNDER THE PLAN...................................................................36

                     1.        New Common Stock...............................................................................36

                     2.        New Warrants...................................................................................36


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                     3.        Restriction on the Transfer of New Warrants....................................................37

           C.        METHOD OF DISTRIBUTION UNDER THE PLAN....................................................................38

                     1.        Date and Delivery of Distribution..............................................................38

                     2.        Distributions With Respect to Disputed Claims..................................................39

                     3.        Distributions With Respect to Holders of Class D Claims........................................39

                     4.        Distributions by the Disbursing Agent..........................................................40

                     5.        Distributions on Account of Subordinated Notes Claims..........................................40

           D.        TIMING OF DISTRIBUTIONS UNDER THE PLAN...................................................................40

           E.        TREATMENT OF EXECUTORY CONTRACTS  AND UNEXPIRED LEASES...................................................41

           F.        PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS..............................................................42

           G.        CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN........................................................43

           H.        IMPLEMENTATION AND EFFECT OF CONFIRMATION OF THE PLAN....................................................44

                     1.        Incurrence of New Indebtedness.................................................................44

                     2.        The Restructuring Transactions.................................................................44

           I.        DISCHARGE AND INJUNCTION.................................................................................45

           J.        VOTING...................................................................................................46

                     1.        Voting of Claims...............................................................................46

                     2.        Elimination of Vacant Classes..................................................................46

                     3.        Nonconsensual Confirmation.....................................................................47

           K.        SUMMARY OF OTHER PROVISIONS OF THE PLAN..................................................................47

                     1.        Retiree Benefits...............................................................................47

                     2.        Continuation of Pension Plans and Benefit Plans................................................47

                     3.        By-laws and Certificates of Incorporation......................................................47

                     4.        Amendment or Modification of the Plan..........................................................48

                     5.        Limited Releases...............................................................................48

                     6.        Cancellation of Existing Securities and Agreements.............................................49

                     7.        Revocation or Withdrawal of the Plan...........................................................49

                     8.        Termination of the Creditors' Committee........................................................49


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                     9.        Claims Preserved...............................................................................50

                     10.       Effectuating Documents and Further Transactions................................................50

                     11.       Corporate Action...............................................................................50

                     12.       Exculpation....................................................................................50

                     13.       Plan Supplement................................................................................51

                     14.       Retention of Jurisdiction......................................................................51

                     16.       Injunction Regarding Worthless Stock Deduction.................................................53

                     17.       Post-Effective Date Fees and Expenses..........................................................53

                     18.       Payment of Statutory Fees......................................................................54

                     19.       Severability...................................................................................54

                     20.       Binding Effect.................................................................................54

                     21.       Governing Law..................................................................................54

                     22.       Withholding and Reporting Requirements.........................................................54

                     23.       Sections 1125 and 1126 of the Bankruptcy Code..................................................54

                     24.       Allocation of Plan Distributions...............................................................55

                     25.       Minimum Distributions..........................................................................55

                     26.       Notices........................................................................................55

VII.       CONFIRMATION AND CONSUMMATION PROCEDURE............................................................................56

           A.        SOLICITATION OF VOTES....................................................................................56

           B.        THE CONFIRMATION HEARING.................................................................................57

           C.        CONFIRMATION.............................................................................................58

                     1.        Acceptance.....................................................................................58

                     2.        Unfair Discrimination and Fair and Equitable Tests.............................................59

                     3.        Feasibility....................................................................................60

                     4.        Best Interests Test............................................................................60

           D.        CONSUMMATION.............................................................................................62

VIII.      MANAGEMENT OF REORGANIZED DEBTORS..................................................................................62

           A.        BOARD OF DIRECTORS AND MANAGEMENT........................................................................62

                     1.        Newco and Reorganized Acterna Board of Directors...............................................62


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                     2.        Reorganized Subsidiaries Board of Directors....................................................63

                     3.        Officers of Reorganized Debtors................................................................63

                     4.        Identity of the Debtors' Executive Management..................................................63

           B.        COMPENSATION OF THE DEBTORS' EXECUTIVE MANAGEMENT........................................................63

           C.        COMPENSATION MATTERS.....................................................................................64

                     1.        The New Management Incentive Plan..............................................................64

                     2.        Securities Law Compliance......................................................................64

           D.        CONTINUATION OF EXISTING BENEFIT PLANS AND D&O INSURANCE.................................................65

IX.        SECURITIES LAWS MATTERS............................................................................................65

           A.        BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATION REQUIREMENTS................................................65

           B.        REGISTRATIONS RIGHTS AGREEMENT...........................................................................69

X.         VALUATION..........................................................................................................69

XI.        CERTAIN RISK FACTORS TO BE CONSIDERED..............................................................................72

           A.        CERTAIN BANKRUPTCY LAW CONSIDERATIONS....................................................................72

                     1.        Risk of Non Confirmation of the Plan ..........................................................72

                     2.        Non Consensual Confirmation....................................................................72

                     3.        Risk of Non-Occurrence of the Effective Date...................................................73

           B.        RISKS RELATING TO THE PLAN SECURITIES....................................................................73

                     1.        Variances from Projections.....................................................................73

                     2.        Dividend Policies..............................................................................73

                     3.        Restrictions on Transfer.......................................................................73

           C.        RISKS ASSOCIATED WITH THE BUSINESS.......................................................................73

XII.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN................................................................73

           A.        CONSEQUENCES TO THE DEBTORS..............................................................................74

                     1.        Cancellation of Debt...........................................................................75

                     2.        Limitations on Tax Carryforwards and Other Tax Benefits........................................76

                     3.        Alternative Minimum Tax........................................................................78


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                     4.        Implementation of the Restructuring Transactions...............................................79

           B.        CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS................................................................80

                     1.        Consequences to Holders of Senior Lender Claims and Allowed General Unsecured Claims...........81

                     2.        Holders of Allowed Subordinated Notes Claims...................................................83

                     3.        Distributions in Discharge of Accrued but Unpaid Interest......................................84

                     4.        Ownership and Disposition of the New Secured Term Notes........................................84

                     5.        Tax Treatment of Contingent Payment Right......................................................89

                     6.        Subsequent Sale of Acterna Common Stock........................................................90

                     7.        Ownership and Disposition of Warrants; Constructive
                               Distributions to Holders of New Common Stock...................................................91

                     8.        Information Reporting and Withholding..........................................................91

XIII.      FINANCIAL INFORMATION AND PROJECTIONS..............................................................................92

           A.        General.................................................................................................100

           B.        Projected Statement of Operations.......................................................................100

           C.        Projected Balance Sheet and Statements of Cash Flow.....................................................102

XIV.       ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN ........................................................103

           A.        LIQUIDATION UNDER CHAPTER 7.............................................................................103

           B.        ALTERNATIVE PLAN OF REORGANIZATION......................................................................103

XV.        CONCLUSION AND RECOMMENDATION.....................................................................................104

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                                    GLOSSARY

-------------------------------------- -----------------------------------------
Acterna Common Stock                    New common stock of Reorganized Acterna.

Administrative Agent                    JPMorgan Chase Bank, in its capacity as
                                        administrative agent under the Bank
                                        Credit Agreement.

Administrative Expense
Claim Any expense relating to the administration of any of the chapter 11 cases, including (i) actual and necessary costs and expenses of preserving the Debtors' estates and operating the Debtors' businesses, (ii) any indebtedness or obligations incurred or assumed during the chapter 11 cases,
                                        (iii) allowances for compensation and
                                        reimbursement of expenses to the extent
                                        allowed by the Bankruptcy Court, and
                                        (iv) certain statutory fees chargeable
                                        against the Debtors' estates.

Bank Credit Agreement                   The Credit Agreement, dated as of May
                                        23, 2000, as amended, among Acterna LLC, as borrower, various lenders party thereto, JPMorgan Chase Bank, as administrative agent, Credit Suisse
                                        First Boston, as syndication agent and
                                        JPMorgan Chase Bank and Deutsche Bank
                                        Trust Company Americas, as
                                        co-documentation agents, and all
                                        documents and instruments relating
                                        thereto, as amended, supplemented, or
                                        modified from time to time. See Section
                                        IV.C.

Bankruptcy Code                         Title 11 of the United States Code.

Bankruptcy Court                        The United States Bankruptcy Court for
                                        the Southern District of New York.

Business Day                            Any day other than a Saturday, a Sunday,
                                        or any other day on which banking
                                        institutions in New York, New York are
                                        required or authorized to close by law
                                        or executive order.

CD&R Clayton, Dubilier & Rice, Inc. and (i) its Affiliates, (ii) any investment fund managed by Clayton, Dubilier & Rice, Inc. and its Affiliates, (iii) any Affiliates of any such investment fund, and (iv) current or former directors, officers, employees, and partners of the entities described in (i)-(iii) above. Claim The meaning set forth in section 101 of the Bankruptcy Code.

Communications Test                     The Debtors' communications test
                                        businesses.

Convertible Notes                       The publicly held debt issued by Acterna
                                        LLC. See Section IV.D.

Convertible Notes Claim                 Any Claim arising under or in connection
                                        with the Convertible Notes.

Creditors' Committee                    The statutory committee of unsecured
                                        creditors appointed in the Debtors'
                                        chapter 11 cases, as constituted from
                                        time to time. da Vinci da Vinci Systems, Inc.

Designated Asset Sales                  The sale of all or substantially all of
                                        the equity or assets of Itronix and da
                                        Vinci.

Debtor Affiliate Claim                  Any Claim, whether secured or unsecured,
                                        of a Debtor against another Debtor.

Debtors Collectively, Acterna Corporation, Acterna LLC, Acterna WG International Holdings LLC, TTC International Holdings LLC, Acterna Business Trust, da Vinci Systems, Inc., Itronix Corporation, and TTC Federal Systems, Inc.

DIP Agreement                           The Revolving Credit Agreement, dated as
                                        of May 6, 2003 (as may be amended,
                                        modified or supplemented from time to
                                        time), as approved by orders of the
                                        Bankruptcy Court, dated May 6, 2003 and
                                        June 19, 2003, among Acterna LLC, as
                                        Borrower, and the other Debtors, as
                                        guarantors, the lenders from time to
                                        time party thereto, JPMorgan Chase Bank, as administrative agent, J.P. Morgan
                                        Securities Inc., as Lead Arranger and
                                        General Electric Capital Corporation, as
                                        Syndication Agent and all Loan Documents
                                        (as defined therein).

DIP Claims                              All Claims arising under the DIP
                                        Agreement.

Disclosure Statement                    This document together with the annexed
                                        exhibits and schedules.

Effective Date                          A Business Day selected by the Debtors
                                        and the Administrative Agent on which
                                        the conditions to the effectiveness of
                                        the Plan specified in Article IX of the
                                        Plan have been satisfied or waived.

Employee Equity                         The stock, options and/or similar
                                        incentive awards issued pursuant to the
                                        New Management Incentive Plan.

General Unsecured Claim                 Any prepetition Claim against any of the
                                        Debtors that is not an Other Secured
                                        Claim, Administrative Expense Claim,
                                        Priority Tax Claim, Priority Non-Tax
                                        Claim, Subordinated Notes Claim,
                                        Convertible Notes Claim, Securities
                                        Litigation Claim, Intercompany Claim, or
                                        Senior Lender Claim.

German L/C Participant                  Holders of Senior Lender Claims that
                                        also hold a German L/C Participation
                                        Commitment (as defined in the Bank
                                        Credit Agreement) and that has a Claim
                                        against the Debtors for unpaid
                                        reimbursement obligations arising in
                                        connection with drawings under the
                                        German L/C (as defined in the Bank
                                        Credit Agreement).

Indenture Trustee                       U.S. Bancorp Piper Jaffray, Inc., as
                                        indenture trustee under the Subordinated
                                        Notes Indenture, and any successor
                                        indenture trustee that may be appointed.

Intercompany Claim                      Any Debtor Affiliate Claim and
                                        Non-Debtor Affiliate Claim.

Itronix                                 Itronix Corporation.

New Common Stock                        The Acterna Common Stock if the
                                        Restructuring Transactions are not
                                        implemented and, if the Restructuring
                                        Transactions are implemented, both the
                                        Acterna Common Stock and the Newco
                                        Common Stock.

New Management Incentive
Plan                                    The management incentive plan of the
                                        Debtors. See Plan Supplement.

New Secured Term Notes                  The secured term notes authorized and to
                                        be issued by Reorganized Acterna LLC in
                                        the principal amount of $75,000,000.

New Warrants                            The three year warrants, if any, to
                                        purchase an aggregate of 5.0% of the
                                        shares of Acterna Common Stock (or, if
                                        the Restructuring Transactions are
                                        implemented, Newco Common Stock). See
                                        Section VI.B.2.

Newco At the Debtors' and the Administrative Agent's discretion, a Delaware corporation to be formed on or before the Effective Date in the event the Debtors and the Senior Lenders desire to implement the Restructuring
                                        Transactions.

Newco Common Stock                      The shares of common stock of Newco.

Non-Debtor Affiliate Claim              Any Claim, whether secured or unsecured,
                                        of a Non-Debtor Affiliate against a
                                        Debtor.

Non-Debtor Affiliates                   Each and every legal entity owned by the
                                        Debtors, either directly or indirectly,
                                        including, Acterna World Holdings GmbH
                                        (Germany), Acterna Communications GmbH
                                        (Germany), Acterna International GmbH
                                        (Germany), Acterna Optical SA (France),
                                        Acterna Investments Limited (Guernsey),
                                        Dynatech Holdings, Ltd. (Guernsey), TTC
                                        Telecommunications SARL (France),
                                        Acterna Export Incorporated (Barbados),
                                        Acterna R & D Japan, Inc. (Japan), da
                                        Vinci Technologies Pte Ltd. (Singapore),
                                        Applied Digital Access Canada Holding
                                        Company, Inc. (Canada), Applied Digital
                                        Access Canada, Inc. (Acterna), Wandel &
                                        Goltermann Tech. Canada (Canada),
                                        Acterna ABC S.A. (France), Acterna
                                        Argentina SA (Argentina), Acterna Asia
                                        Pacific PTY Ltd. (Australia), Acterna
                                        Benelux BV (Netherlands), Acterna Canada
                                        Ltd. (Canada), Acterna de Brasil Ltda &
                                        Cia (Brazil), Acterna de Mexico SA de CV
                                        (Mexico), Acterna Enigen GmbH (Germany),
                                        Acterna Deutscheland GmbH (Germany),
                                        Acterna Espana S.A. (Spain), Acterna
                                        France SARL (France), Acterna Japan K.K.
                                        (Japan), Acterna Malaysia Sdn Bhd
                                        (Malaysia), Acterna Nordic AB (Sweden),
                                        Acterna Schweiz AG (Switzerland),
                                        Acterna Zurich AG (Switzerland), Wandel
                                        & Goltermann Vertriebs GmbH (Austria),


                                       2
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                                        Wandel & Goltermann Investments Pty Ltd.
                                        (Australia), Acterna India Pvt. Ltd.
                                        (India), Wandel & Goltermann Management
                                        Ltd. (England), Acterna Plymouth Ltd.
                                        (England), Acterna U.K. Ltd. (England),
                                        Acterna Italia SRL (Italy), Wandel &
                                        Goltermann Telektronik BV (Netherlands),
                                        Acterna Hong Kong Ltd. (Hong Kong),
                                        Acterna Korea Ltd. (Korea), Acterna
                                        Austria GmbH (Austria), Wavetek Wandel
                                        Goltermann (Russian Federation), Wavetek
                                        Wandel Goltermann Canada, Inc. (Canada),
                                        Wavetek Wandel Goltermann Polska
                                        Sp.z.o.o. (Poland), WGB Electronica de
                                        Precisao Ltd. (Brazil).

Other Secured Claim                     Any Secured Claim, as defined in the
                                        Plan, not constituting a Senior Lender
                                        Claim or a Convertible Notes Claim.

Petition Date                           May 6, 2003.

Plan The Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, annexed as Exhibit A to this Disclosure Statement.

Plan Securities                         The New Common Stock and the New
                                        Warrants, if any.

Plan Supplement                         The supplement to the Plan to be filed
                                        within 5 days of the Voting Deadline.

Priority Non-Tax Claim                  Any Claim entitled to priority under the
                                        Bankruptcy Code, other than an
                                        Administrative Expense Claim or a
                                        Priority Tax Claim.

Priority Tax Claim                      Any Claim of a governmental unit of the
                                        kind entitled to priority in payment
                                        under the Bankruptcy Code.

Ratable Proportion                      The ratio (expressed as a percentage) of
                                        the amount of an Allowed Claim in a
                                        Class to the aggregate amount of all
                                        Allowed Claims in the same Class.


Reorganized Acterna                     Acterna Corporation as reorganized as of
                                        the Effective Date in accordance with
                                        the Plan.

Reorganized Acterna LLC                 Acterna LLC as reorganized as of the
                                        Effective Date in accordance with the
                                        Plan.

Reorganized Debtors                     The Debtors, and any successor thereto
                                        by merger, consolidation or otherwise
                                        (including, but not limited to, Newco),
                                        on and after the Effective Date.

Reorganized Subsidiaries                All of the direct and indirect domestic
                                        subsidiaries of Acterna Corporation that are debtors-in-possession in these chapter 11 cases, on and after the Effective Date.


Restructured German Term
Debt and Restructured
German Term Debt Guranty                The debt authorized to be restructured
                                        by Acterna International GmbH, a
                                        Non-Debtor Affiliate of Restructured
                                        German Term Debt Acterna Corporation and subject to the Restructuring German Term
                                        Debt Guaranty, in the principal Guaranty amount of (euro)82,498,945.20.

Restructuring Transactions              Those transactions described in Section
                                        5.12 of the Plan.

Securities Litigation Claims            Any Claim against any of the Debtors,
                                        whether or not the subject of an
                                        existing lawsuit, arising from
                                        rescission of a purchase or sale of
                                        shares or notes of any of the Debtors,
                                        for damages arising from the purchase or sale of any such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of any such Claim.

Senior Lender Claim                     All Claims of the Senior Lenders against
                                        the Debtors arising under the Bank
                                        Credit Agreement.

Senior Lenders                          The agents, lenders and letter of credit
                                        issuing banks that are from time to time parties to the Bank Credit Agreement.

Subordinated Notes Claim                A Claim against Acterna LLC, as
                                        borrower, and Acterna Corporation, as
                                        guarantor, as applicable, arising under
                                        the Subordinated Notes Indenture.

Subordinated Notes Indenture            The trust indenture, dated as of May 21,
                                        1998, between Acterna LLC, as issuer of
                                        the Subordinated Notes, and the
                                        Indenture Trustee, and all of the
                                        documents and instruments relating
                                        thereto, as amended, supplemented,
                                        modified or restated as of the Petition
                                        Date.
--------------------------------------------------------------------------------

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                                I. INTRODUCTION

           Acterna Corporation, Acterna LLC, Acterna Business Trust, da Vinci Systems, Inc., Itronix Corporation, TTC Federal Systems, Inc., Acterna WG International Holdings LLC, and TTC International Holdings, Inc., as Debtors, submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code to the holders of Claims against and equity interests in the Debtors in connection with (i) the solicitation of acceptances of the Debtors' Plan, dated August 1, 2003, filed by the Debtors with the Bankruptcy Court and (ii) the Confirmation Hearing scheduled on September 25, 2003. Unless otherwise defined herein, all capitalized terms contained herein shall have the meanings ascribed to them in the Plan.

           Attached as Exhibits to this Disclosure Statement are copies of the following documents:

          o    The Plan (Exhibit A);

          o Order of the Bankruptcy Court dated August 26, 2003 (the "Disclosure Statement Order"), among other things, approving this Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

          o Acterna Corporation's Audited Consolidated Financial Statements for the fiscal year ended March 31, 2003 (Exhibit C);

          o Acterna Corporation's Unaudited Consolidated Financial Information for the fiscal quarter ended June 30, 2003 (Exhibit
               D);

          o    Liquidation Analysis (Exhibit E); and

          o    Letter from the Creditors' Committee Supporting the Plan (Exhibit
               F).

           In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims that the Debtors believe may be entitled to vote to accept or reject the Plan.

           On August 26, 2003, after notice and a hearing, the Bankruptcy Court signed the Disclosure Statement Order approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors' creditors to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

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
           The Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim entitled to vote on the Plan should read this Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballot in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code. The Debtors believe that the Plan provides the best overall mechanism to maximize the value of the Debtors. The Plan has the support of certain of the Debtors' key lenders and, as set forth in the letter annexed hereto as Exhibit F, the Creditors' Committee.

                      A. HOLDERS OF CLAIMS ENTITLED TO VOTE

           Pursuant to the provisions of the Bankruptcy Code, only holders of allowed Claims or equity interests in classes of Claims or equity interests that are impaired and that are not deemed to have rejected a proposed chapter 11 plan are entitled to vote to accept or reject such plan. Classes of Claims or equity interests in which the holders of Claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. Classes of Claims or equity interests in which the holders of Claims or equity interests will receive no recovery under a chapter 11 plan are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan. For a detailed description of the treatment of Claims and Equity Interests under the Plan, see Article VI of this Disclosure Statement.

           Classes C (Senior Lender Claims), D (General Unsecured Claims), E (Convertible Notes Claims), F (Subordinated Notes Claims), H (Securities Litigation Claims), and I (Equity Interests) of the Plan are impaired. Holders of Allowed Claims in Classes C (Senior Lender Claims), D (General Unsecured Claims), E (Convertible Notes Claims) and F (Subordinated Notes Claims) may receive distributions under the Plan. As a result, holders of Claims in Classes C (Senior Lender Claims), D (General Unsecured Claims), E (Convertible Notes Claims) and F (Subordinated Notes Claims) are entitled to vote to accept or reject the Plan. Class H (Securities Litigation Claims) and Class I (Equity Interests) of the Plan, consisting of Securities Litigation Claims and Equity Interests, respectively, will not receive any distributions under the Plan. As a result, holders of Claims and Equity Interests in these Classes are conclusively presumed to have rejected the Plan. Classes A (Priority Non-Tax Claims), B (Other Secured Claims) and G (Intercompany Claims) of the Plan are unimpaired. As a result, holders of Claims in those Classes are conclusively presumed to have accepted the Plan.

           The Bankruptcy Code defines "acceptance" of a plan by a class of Claims as acceptance by creditors in that class that hold at least two thirds in dollar amount and more than one half in number of the Claims that cast ballots for acceptance or rejection of a proposed chapter 11 plan. For a more detailed description of the requirements for confirmation of the Plan, see Section VII.C of this Disclosure Statement.

           If a Class of Claims entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code or both. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the nonacceptance of a plan by one or more impaired classes of Claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section VII.C.2 of this Disclosure Statement.

           With respect to those Classes of Claims and Equity Interests that are deemed to have rejected the Plan, i.e., Class H (Securities ---- Litigation Claims) and Class I (Equity Interests), the Debtors shall request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code.

                              B. VOTING PROCEDURES

           If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. Please vote and return your Ballot(s) to:

                -------------------------------------------------
                 FOR VOTING CLASSES C (SENIOR LENDER CLAIMS), D
                (GENERAL UNSECURED CLAIMS), E (CONVERTIBLE NOTES
                   CLAIMS) AND F (SUBORDINATED NOTES CLAIMS):

                              ACTERNA CORPORATION
                          c/o Bankruptcy Services LLC
                         757 Third Avenue, Third Floor
                               New York, NY 10017
                             Attn: Cassandra Murray
                -------------------------------------------------

           DO NOT RETURN ANY NOTES OR SECURITIES WITH YOUR BALLOT.

           TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY NO LATER THAN 4:00 P.M., EASTERN TIME, ON -------- SEPTEMBER 22, 2003. ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

           Pursuant to the Disclosure Statement Order, the Bankruptcy Court set August 26, 2003 as the record date for voting on the Plan. Accordingly, only holders of record as of August 26, 2003 that otherwise are entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

           If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning this Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Ms. Cassandra Murray of Bankruptcy Services LLC at (646) 282-2500.

                            C. CONFIRMATION HEARING

           Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on September 25, 2003, commencing at 10:00 a.m. Eastern Time, before the Honorable Burton R. Lifland, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, New York, New York 10004, or such other location as the Bankruptcy Court directs. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received by no later than September 15, 2003, at 4:00 p.m. Eastern Time, in the manner described below in Section VII.B of this Disclosure Statement. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

           THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF. HOLDERS OF CLAIMS ENTITLED TO VOTE SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT, IN ITS ENTIRETY, INCLUDING THE PLAN, PRIOR TO VOTING ON THE PLAN.

           FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND EQUITY INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT THE PLAN ITSELF QUALIFIES ALL SUMMARIES. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE, OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR EQUITY INTERESTS. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD LOOKING AND CONTAIN ESTIMATES AND

ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. ALL HOLDERS OF CLAIMS SHOULD CAREFULLY READ AND CONSIDER FULLY THE RISK FACTORS SET FORTH IN ARTICLE XI OF THIS DISCLOSURE STATEMENT.

           SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT AND TO ALL OF THE PROVISIONS OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH AGREEMENT.

           THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THEM TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS, THEIR CREDITORS AND ALL PARTIES IN INTEREST.

                            II. OVERVIEW OF THE PLAN

           The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan:

                     SUMMARY OF CLASSIFICATION AND TREATMENT
                  OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN


Class                Type of Claim or               Treatment                                                            Estimated
-----                Equity Interest                ---------                                                            Recovery
                     ---------------                                                                                     --------

--                   Administrative                 Unimpaired; paid in full, in Cash, or in accordance with the           100%
                     Expense Claims                 terms and conditions of transactions or agreements relating to obligations incurred in the ordinary course of business during the pendency of these Chapter 11 Cases or assumed by the
                                                    Debtors.

--                   Priority Tax Claims            Unimpaired; except to the extent paid prior to Effective Date          100%
                                                    or the holder agrees to a different treatment, at the option of the Reorganized Debtors either (i) paid in full, in Cash, or
                                                    (ii) paid over a six year period from the date of assessment as provided in section 1129(a)(9)(C) of the Bankruptcy Code with interest payable at a rate of 5.0% per annum or as otherwise established by the Bankruptcy Court, provided, however, that, unless an Allowed Priority Tax Claim is of a kind that is
                                                    supported by the personal liability of an employee or a former employee of the Debtors, the Debtors must obtain the consent of the Administrative Agent to elect option (i).


                                       8

A                    Priority Non-Tax Claims        Unimpaired; except to the extent paid prior to Effective Date          100%
                                                    or agrees to a different treatment, paid in full, in Cash.

B                    Other Secured Claims           Unimpaired; except to the extent paid prior to Effective Date          100%
                                                    or the holder agrees to a different treatment, at the option of the Reorganized Debtors either (i) reinstated by curing all outstanding defaults, with all legal, equitable and contractual rights remaining unaltered, (ii) paid in full, in Cash, plus interest required to be paid pursuant to section 506(b) of the
                                                    Bankruptcy Code, or (iii) fully and completely satisfied by delivery or retention of the Collateral securing the Other
                                                    Secured Claims and payment of interest required to be paid pursuant to section 506(b) of the Bankruptcy Code.

C                    Senior Lender Claims (1)       Impaired; distribution of a Ratable Proportion of (i) 100% of           41% (2)
                                                    the shares of the New Common Stock, subject to dilution by


-----------------------------------
(1) The Senior Lender Claims shall be deemed Allowed Claims in the aggregate amount not less than $701,717,408 plus interest fees and expenses therein.

(2) The estimated recoveries for holders of Senior Lender Claims are based upon the current estimates of the (i) mid-point value of the New Common Stock
($93,425,000), (ii) the principal amount of the New Secured Term Notes projected to be outstanding on the Effective Date ($75,000,000), (iii) the principal amount of the Restructured German Term Debt projected to be outstanding on the Effective Date (approximately $91,572,000), and (iv) the principal amount of Non-Debtor Affiliate secured debt projected to be outstanding on the Effective
Date (approximately $20,003,000). The estimated recoveries also include
$24,392,000 in Cash, which represents the portion of Cash proceeds projected to be generated from the divestitures of the Itronix and da Vinci business units that, subject to the consummation of such divestitures, is projected to be distributed to the Senior Lenders pursuant to the Plan. See Article X of this Disclosure Statement. To the extent that the actual values of the New Common
Stock, the New Secured Term Notes and the Restructured German Term Debt vary from the amounts set forth herein, the recoveries of holders of Senior Lender
Claims may be higher or lower.


                                       9

                                                    Management Incentive Plan; (ii) $75,000,000 in principal amount of the New Secured Term Notes; (iii) any excess cash available on the Effective Date, and (iv) net cash proceeds from
                                                    Designated Asset Sales.  In addition, each German L/C
                                                    Participant shall receive its Ratable Proportion of the
                                                    Restructured German Term Debt.

D                    General Unsecured Claims (3)   Impaired; distribution of a Ratable Proportion of the lesser of   Approx-imately
                                                    $5,000,000 and 10% of the aggregate Allowed General Unsecured           10%
                                                    Claims, provided, however, that in no event shall the
                                                    distribution to holders of Allowed Claims in Class D be less than $3,500,000.

E                    Convertible Notes Claims (4)   Impaired; with the agreement and consent of CD&R, the holders           N/M
                                                    of Allowed Claims in Class E shall receive no distribution on account of such Claims.

F                    Subordinated Notes Claims (5)  Impaired; if holders of Allowed Claims in Class F vote to               N/M (6)
                                                    accept the Plan by the requisite statutory majorities set forth in section 1126(c) of the Bankruptcy Code,
                                                    such holders will receive a Ratable Proportion of the New
                                                    Warrants.  If the releases set forth in Section 5.11 of the
                                                    Plan and the exculpation in Section 10.6 of the Plan are
                                                    approved, CD&R will waive in its entirety, its right to receive

-------------------------------
(3) The estimated recoveries for holders of Allowed General Unsecured Claims are based upon the estimate of the aggregate Allowed General Unsecured Claims being equal to between $30,000,000 and $35,000,000, which is the aggregate amounts set forth in the Debtors' Schedules of Assets and Liabilities, dated June 24, 2003.

(4) The Convertible Notes Claims shall be deemed Allowed Claims solely for purposes of the Plan in the aggregate amount of $89,252,818. Allowance of the Convertible Notes Claims is subject to confirmation of the Plan.

(5) The Subordinated Notes Claims shall be deemed Allowed Claims solely for purposes of the Plan in the aggregate amount of $176,479,264. Allowance of the Subordinated Notes Claims is subject to confirmation of the Plan.

(6) The Debtors estimate that the New Warrants will have nominal economic value.


                                       10

                                                    any recovery as a holder of a Class E or Class F Claim and assign such right of distribution so as to allow the
                                                    distribution which would have been otherwise provided to CD&R to be provided to the other holders of the Subordinated Notes
                                                    Claims.

G                    Intercompany Claims (7)        Unimpaired; the legal, equitable, and contractual rights of       100%
                                                    holders of Intercompany Claims are unaltered by the Plan,
                                                    unless such Intercompany Claims are canceled, or subordinated, at the option of the Debtors.

H                    Securities Litigation Claims   Impaired; no distribution.                                        0%

I                    Equity Interests               Impaired; no distribution.                                        0%



                            III. GENERAL INFORMATION

                           A. OVERVIEW OF CHAPTER 11

           Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and its equity interest holders. In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor's assets.

           The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the commencement date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession."

           The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying Claims against and equity interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court binds the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the order approving confirmation of a chapter 11 plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.


--------------------------
(7) The Debtors' books and records reflect Intercompany Claims in the aggregate amount of $236,870,460.

           Certain holders of allowed Claims against and interests in a debtor are permitted to vote to accept or reject the plan. Prior to soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding the plan.

                     B. DESCRIPTION AND HISTORY OF BUSINESS

           Acterna Corporation is the ultimate parent corporation of the Subsidiary Debtors and the Non-Debtor Affiliates. The Debtors were formed in 1959 and are a global communications equipment company focused on network technology solutions. The Debtors' operations are conducted by wholly-owned subsidiaries located principally in the United States and Europe with other operations, primarily sales offices, located in Asia and Latin America. The Debtors operate through three principal business segments: (i) Communications Test; (ii) industrial computing and communications businesses through Itronix; and (iii) digital color correction systems businesses through da Vinci.

           1. Communications Test.

           The Debtors operate the world's second largest communications test and management company. In 2000, the Debtors established their current market position through the merger of a former subsidiary of Acterna Corporation, TTC, LLC -- at the time, the third largest communications test company in the world -- and Wavetek Wandel Golterman ("WWG") -- at the time, the world's second largest communications test company.

           The Debtors, through their Communications Test business segment, develop, manufacture, and market a broad range of instruments, systems, software, and services around the globe, through their direct sales force in thirty-one (31) countries and their representation in one hundred sixty-four
(164) countries. The Debtors own more than fifty (50) patents in communications test technology. Communications service providers, equipment manufacturers, and service users utilize the Debtors' Communications Test equipment and services to more cost-effectively develop, manufacture, deploy, and manage advanced communications networks. The Debtors enjoy market leadership in providing communications test solutions for access/metro and cable networks, and are among the leaders in the optical transport market.

           The Debtors provide services to communications service providers around the world, including companies such as Verizon, AT&T Corp., SBC Communications, Inc., Deutsche Telekom, France Telecom, and British Telecom. These companies, and others, rely on the Debtors' products and services to configure, test and manage network elements and the traffic that runs across their individual networks. Communications equipment manufacturers, such as Cisco

Systems, Inc., Alcatel, Siemens AG, Lucent Telecommunications, Inc., Nortel Networks Corporation, and others, depend on the Debtors to develop new products and to verify the proper functioning of their products during final assembly and qualifications testing. Finally, service users rely on these products to ensure the proper functioning of their communications networks.

           2. Communications Test International Operations.

           As stated above, the Debtors, through their Communications Test business segment, maintain a direct sales force in thirty-one (31) countries and representation in one hundred sixty-four (164) countries throughout the world. Specifically, Communications Test maintains manufacturing facilities and sales subdivisions or branches in North America and Europe, and sales subdivisions in Latin America and Asia and have distribution agreements in other countries where sales volume does not warrant a direct sales organization. After the acquisition of WWG in May 2000, Communication Test's foreign sales (including exports from North America directly to foreign customers) grew from 12% of consolidated sales in FY 2000 to 39% and 42% of consolidated net sales in FY 2001 and FY 2002, respectively. The countries in which Communication Test's main foreign operations are located are set forth in the table below:


-------------------------------------------- -------------------------------------------- ------------------------------------------
               NORTH AMERICA
             AND LATIN AMERICA                              ASIA PACIFIC                                   EUROPE
-------------------------------------------- -------------------------------------------- --------------------- --------------------
               United States                                    Japan                           Germany               Austria
                  Canada                                      Hong Kong                           U.K.                Russia
                  Mexico                                     South Korea                         France               Sweden
                  Brazil                                        China                            Italy              Switzerland
                                                               Taiwan                            Spain
                                                              Australia
                                                                India
-------------------------------------------- -------------------------------------------- --------------------- --------------------


           Separate legal entities own the foreign operations of each of the Debtors' three business lines, although certain international functions, such as foreign cash management, are largely controlled centrally through Communication Test's operations in Germany. Acterna International GmbH (Germany), a non-Debtor indirect subsidiary of Acterna Corporation, owns the primary foreign subsidiaries in the Communications Test business; Dynatech Corporation Ltd. (England), a non-Debtor indirect subsidiary of Acterna Corporation, owns the Itronix foreign subsidiaries; and TTC International Holdings, Inc., one of the Debtors, owns the da Vinci foreign subsidiary. A summary of the Debtors' organizational structure is set forth below.


                              -------------------
                              Acterna Corporation
                              -------------------
                                      | 100%
                                      |
                              -------------------
                                 Acterna LLC
                              -------------------
                                      |
                                      |
       ------------------------------------------------------------
       100%                100%                        100%
-----------------   ------------------------    ------------------       ---------------------
Acterna World       Acterna WG International    TTC International   100%      Acterna
Holdings GmbH       Holdings LLC                Holdings, Inc.      ---     Business Trust
-----------------   ------------------------    ------------------       ---------------------
      |              6%               |         |  |     |   100%
      |              |                | 2%      |  | -------------       ---------------------
      |       94%    |                |         |  |   da Vinci     100%     da Vinci
----------------------                |         |  |  subsidiary    ---     Systems, Inc.
Acterna International                 | ________|<_| -------------       ---------------------
     GmbH                             |           |  98%
----------------------                |           ----------------       --------------------
      |               |               |             Dynatech        100%      Itronix
      |               ------|         |           Corporation Ltd   ---     Corporation
      |                     |         |          -----------------       ---------------------
      |         100%        |         |                  |    100%
---------------------       |         |          -----------------       ---------------------
      Foreign               |         | 14.5%      Itronix          100%     TTC Federal
   Communications           | 85.5%   |           Subsidiaries      ---     Systems, Inc.
 Test Subsidiaries          |         |          -----------------       ---------------------
---------------------     -----------------------
                          TTC Telecommunications
                          France SARL
                          (France)
                          -----------------------
                                   |
                                   |       100%
                          -----------------------
                              Acterna IPMS
                              SAS  (France)
                          -----------------------


           3. Acterna IPMS SAS (France).

           Acterna IPMS SAS (France) ("IPMS") is a research and development company that is wholly owned by TTC Telecommunications France SARL, a non-Debtor Affiliate of Acterna Corporation which develops, manufactures, and markets a broad range of instruments, systems, software, and services in Europe. IPMS designs and manufactures hardware systems and probes for deployment in central offices, remote terminals and customer's premises throughout Europe and Asia. IPMS has its own manufacturing capabilities and a limited sales force. If the Restructuring Transactions are implemented, IPMS intends to enter into arms' length agreements with the Reorganized Debtors in order to assist in marketing its products and systems after the Effective Date.

           IPMS' product line can be divided into two separate categories. The first product line focuses on an in line system that collects performance monitoring data. The performance monitoring systems are mature products and deployed by private line and cellular service providers. The second product line is an adjunct test head used for testing high speed internet services. The test head is a newly released product and represents significant growth opportunities providing services in Europe for companies such as British Telecom.

           4. Itronix.

           Itronix, headquartered in Spokane, Washington, is a leading global provider of mobile, wireless ruggedized computing solutions, including laptop and handheld computing devices. Ruggedized devices are devices that are specially strengthened for better resistance to wear, stress and abuse. Business and governmental units, including those responsible for providing public safety, telecommunications companies, and the military, use ruggedized devices regularly. Itronix also provides a wide range of support services including long-term maintenance contracts, implementation support, product installation, and asset management.

           Itronix offers a broad product and service line, including computing devices across the full continuum of semi-rugged to fully-rugged configurations. Itronix products and services are sold worldwide through its direct sales force as well as resellers and manufacturers representatives.

           5. da Vinci.

           da Vinci manufactures and sells digital color correction systems. Video post-production and commercial production facilities use these systems to correct and enhance color saturation levels as video images are transferred from film to video tape for editing and distribution. da Vinci sells its systems worldwide through its direct sales force in the United States, and in Europe and Asia via marketing representatives, as well as in conjunction with manufacturers of related products. da Vinci sells its products primarily to post-production and video production professionals and producers of content for standard and high-definition television markets.

                             C. MARKET INFORMATION

           Acterna Corporation is a reporting company under Section 12(g) of the Securities and Exchange Act of 1934, with its common stock currently listed on the Over-the-Counter Bulletin Board (ticket symbol "ACTR.OB"). On February 3, 2003, the common stock of Acterna was delisted from the NASDAQ SmallCap Market ("NASDAQ"), where it previously traded under the ticker symbol "ACTR." As of March 31, 2003, there were 192,259,985 shares of Acterna Corporation's common stock outstanding. All Equity Interests in Acterna Corporation, including all shares of Acterna Corporation's common stock, will be cancelled on the Effective Date pursuant to the Plan.

                            IV. EVENTS PRECEDING THE
                      COMMENCEMENT OF THE CHAPTER 11 CASES

               A. THE CD&R ACQUISITION AND THE SUBORDINATED NOTES

           On December 19, 1997, the Board of Directors of Acterna Corporation approved a management-led recapitalization by CD&R, by way of merger, pursuant to the Agreement and Plan of Merger, dated as of December 20, 1997, between Acterna Corporation and CD&R.

           On May 21, 1998, CD&R completed the $848 million management-led recapitalization of Acterna Corporation. As of March 31, 2002, CD&R held approximately 80.1% of the outstanding shares of common stock of Acterna Corporation.

           In connection with the acquisition, Acterna LLC issued $275 million in principal amount of the Subordinated Notes pursuant to the Subordinated Notes Indenture. The Subordinated Notes are guaranteed by Acterna Corporation.

                              B. THE TENDER OFFERS

           In June 2002, the Debtors determined to reduce the outstanding obligations under the Subordinated Notes by tendering for the Subordinated Notes at a discount. Specifically, on June 24, 2002, Acterna LLC, along with CD&R VI (Barbados), Ltd., a wholly-owned subsidiary of CD&R Fund VI, commenced cash tender offers, as amended, for up to $155 million in principal amount (56% of aggregate principal amount), on a combined basis, of its outstanding Subordinated Notes (the "Tender Offers"). The Tender Offers provided for cash consideration of $220 in exchange for each $1,000 principal amount of Subordinated Notes tendered. These combined Tender Offers expired on August 12, 2002, and, while not fully subscribed, resulted in the purchase and retirement of Subordinated Notes having an aggregate principal value of $106.3 million (39% of aggregate principal amount) by Acterna LLC and the purchase of Subordinated Notes having an aggregate principal value of $43.0 million (16% of aggregate principal amount) by CD&R Barbados. In connection with these combined Tender Offers, Acterna LLC granted CD&R Barbados the right (which CD&R Barbados agreed to exercise only at the request of the administration agent under the Bank Credit Facility (defined below)) to invest all future cash interest received, on an after tax basis, on the Subordinated Notes held by CD&R Barbados, in new senior secured convertible notes of Acterna LLC. The new notes issued upon such reinvestment have terms substantially similar to the Convertible Notes (defined below) with an additional adjustable interest rate to be determined every six months. During December 2002, in connection with an interest payment on the Subordinated Notes by Acterna LLC, CD&R Barbados exercised the right to reinvest $2.8 million of its after-tax interest proceeds in newly issued Convertible Notes outstanding.

                               C. DEBT FINANCING

           In May 2000, in order to finance the acquisition of WWG, and to provide additional working capital, the Debtors entered into the Bank Credit Agreement. The Bank Credit Agreement originally consisted of approximately $585.0 million in term loans (the "Term Loan Facility"), a revolving credit facility of $175.0 million, including availability of approximately $35.0 million in letters of credit (the "Revolving Credit Facility"), approximately
(euro)108.375 million in an additional term loan (the "German Term Loan Facility") pursuant to which a letter of credit in the face amount of
(euro)110,000,000 was issued as collateral for the German Term Loan. The Term Loan Facility, the Revolving Credit Facility, the German Term Loan Facility and the German L/C Facility, are collectively referred to herein as the "Bank Credit Facility". The borrower under the Term Loan Facility and the Revolving Credit Facility is Acterna LLC. Acterna International GmbH, a Non-Debtor Affiliate, is the borrower under the German Term Loan and the primary obligor under the German L/C.

           The obligations under the Bank Credit Agreement are guaranteed by each of the Debtors and are (other than the German Term Loan, but including the reimbursement obligation under the German L/C) secured by liens on substantially all of the assets of Acterna LLC and the Credit Agreement Guarantors, including
(i) cash, (ii) accounts receivable, (iii) inventory, (iv) 100% of the equity of Acterna LLC, Acterna Business Trust, da Vinci Systems, Inc., Itronix Corporation, and TTC Federal Systems, Inc., (v) 65% of the equity of certain other subsidiaries of Acterna Corporation, including Acterna World Holdings GmbH (Germany), Acterna WG International Holdings LLC, TTC International Holdings, Inc., and Applied Digital Access Canada Holding Company, Inc. (Canada), (vi) chattel paper, (vii) contracts, (viii) documents, (ix) equipment, (x) general intangibles, (xi) instruments, (xii) intellectual property, (xiii) all books and records pertaining to the foregoing, and (xiv) all proceeds and products of the foregoing.

           Since 2001, the Debtors have actively engaged in negotiations with the Senior Lenders in order to remain in compliance with the covenants set forth in the Bank Credit Agreement. These negotiations have led to two modifications to the Bank Credit Agreement.

           On December 27, 2001, in order to remain in compliance with the Bank Credit Facility and obtain a waiver of potential covenant defaults, CD&R Fund VI invested an additional $75 million in the Debtors in the form of Convertible Notes, which are described below.

           In addition, during July 2002, the Debtors reached agreement with the Senior Lenders regarding a second amendment to the Bank Credit Facility. Under these amendments, which became effective on August 7, 2002, the Senior Lenders, among other things, agreed to certain changes to financial covenants in the Revolving Credit Facility. As part of this agreement, the minimum cumulative EBITDA covenants were modified and the sale of Airshow, Inc. was permitted (as described below). In addition, the Senior Lenders permitted the Debtors to use up to $24 million to purchase a portion of the Subordinated Notes pursuant to the Tender Offers, as described above.

                            D. THE CONVERTIBLE NOTES

           On January 15, 2002, and in furtherance of the first amendment of the Bank Credit Facility described above, Acterna LLC issued to CD&R Fund VI $75 million in principal amount of Convertible Notes pursuant to that certain Investment Agreement, dated as of January 15, 2002, between and among Acterna Corporation, Acterna LLC and CD&R Fund VI. The Convertible Notes bear interest at the rate of 12% per annum. Interest on the Convertible Notes is payable semi-annually in arrears on the last day each of March and September, with interest payments having commenced on March 31, 2002. At the option of Acterna LLC, interest on the Convertible Notes is payable in cash or in-kind by the issuance of additional Convertible Notes. Due to limitations imposed under the Bank Credit Facility, Acterna LLC has paid interest on the Convertible Notes in-kind by issuing additional Convertible Notes. The Convertible Notes are secured by a second lien on all of the assets of Acterna Corporation and its subsidiaries that secure the Bank Credit Facility, and are guaranteed by Acterna Corporation and each of its domestic subsidiaries that have guaranteed the Bank Credit Facility.

                          E. FINANCIAL PERFORMANCE AND
                        PREPETITION RESTRUCTURING EFFORTS

           The Debtors have experienced and continue to experience financial difficulties due primarily to the dramatic downturn in the communications industry and the decline in network expansion activity and capital spending generally by the Debtors' communication and networking customers. The economic downturn has impaired the Debtors' large communication and networking customer base and has resulted in diminished product demand, excess manufacturing capacity and erosion of average selling prices. The Debtors' revenue has decreased dramatically from approximately $1.29 billion in FY 2001 to approximately $680 million in FY 2003.

           In response to the continuing decline in product demand, commencing in 2001, the Debtors (i) initiated aggressive cost reduction and head count reduction programs aimed at aligning their ongoing operating costs with their expected revenues, (ii) sought to divest unprofitable and/or non-core business units and utilize net proceeds to pay down long-term debt, (iii) obtained waivers from the Senior Lenders to remain in compliance with the Bank Credit Facility, and (iv) received additional capital from CD&R, the Debtors' equity sponsor. Additionally, in their efforts to restructure their operations and their long-term debt, the Debtors engaged legal and financial advisors experienced in restructurings and have appointed John Dubel of AP Services, LLC (an affiliate of AlixPartners LLC), as chief restructuring officer to augment their management team.

                          F. COST CUTTING INITIATIVES

           Since March 2001, the Debtors have implemented nine rounds of cost cutting initiatives and have recently initiated their tenth work force reduction. The Debtors' cost cutting initiatives have primarily focused on consolidating operations, closing excess manufacturing and other facilities, reducing the size of the work force and outsourcing the manufacture of certain of its product lines. The Debtors have also enacted certain benefit reductions for existing employees. From March 2001 through April 2003, the Debtors (excluding certain divestitures) have reduced their workforce by approximately 3,000 employees (54%) and have announced annualized cost savings of approximately $340 million.

                    G. SIGNIFICANT PREPETITION DIVESTITURES

           1. Airshow, Inc.

           On June 13, 2002, Acterna signed a definitive agreement to sell its wholly- owned subsidiary, Airshow, Inc., to Rockwell Collins, Inc. for $160 million. On August 9, 2002, the Airshow sale was consummated. The Airshow business was a non-core business that provided inflight video information systems and services for passengers of private and commercial aircraft. The Debtors used the net proceeds from the sale of Airshow to repay $128.5 million of outstanding debt under the Bank Credit Facility. Concurrent with the sale of Airshow, the Debtors completed the Tender Offers for the Subordinated Notes, described above.

           2. Zurich Wireless Systems.

           On March 20, 2003, Acterna LLC entered into a purchase and sale agreement with Noser Services AG for the sale of certain of Acterna LLC's wireless assets. The transaction was closed on March 31, 2003. To induce Noser Services to assume liabilities and obligations to certain customers, Acterna LLC paid Noser Services approximately $4.3 million. Acterna LLC retained certain customer contracts and accounts receivable which Acterna LLC will collect from customers based on the ongoing performance of Noser Services. As a result of this divestiture, Acterna LLC expects to achieve cost savings of approximately $4.0 million in FY 2004 as compared to a controlled shutdown of these assets.

           3. Wiltek Communications GmbH.

           On March 31, 2003, the Debtors completed the disposition of certain assets of their Communications Test wireless business via the sale of the Debtors' interest in voting rights of Wiltek Communications GmbH to Investcorp. Investcorp paid $4.9 million for such interest, which amount represented repayment of a loan previously provided by the Debtors to Wiltek, settlement of outstanding accounts receivable and payment of the final installments on the original sale of the assets to Wiltek by the Debtors.

           4. Status Monitoring and Performance.

           On February 13, 2003, Acterna entered into a purchase and sale agreement with Tollgrade Communications for its Status Monitoring and Performance assets for a total purchase price of $16.7 million, subject to a contingent payment obligation based upon the achievement of certain performance obligations.

           5. Computer Medical Systems, Inc.

           On March 7, 1997, Acterna sold all of the assets of Computerized Medical Systems, Inc. to CMSI Holdings Corp. ("CMSI"). These assets are comprised of business developing, marketing, and computerized planning systems serving the field of radiation oncology. Acterna owns 6,300 preferred shares of CMSI with a due date/payment date of March 31, 2004. Acterna is currently in discussions with CMSI about the redemption of these shares.

                           H. TERM SHEET NEGOTIATIONS

           Prior to the commencement of these Chapter 11 Cases, the Debtors concluded that all parties in interest would be best served by a pre-negotiated chapter 11 case that would permit the Debtors to emerge expeditiously from chapter 11 with minimal additional disruption to operations. As a result, the Debtors and their professionals engaged in extensive negotiations with the steering committee for the Senior Lenders regarding the terms of a pre-negotiated plan of reorganization.

           On or about May 5, 2003, following these negotiations, the Debtors and certain key Senior Lenders reached an agreement on a term sheet regarding, among other things, the treatment of the Senior Lender Claims in these Chapter 11 Cases and the proposed capital structure of the Debtors upon emergence from chapter 11. The term sheet, which provides the foundation for the Plan, provided for, among other things:

          o a recovery to the Senior Lenders of (i) 100% of the equity of Reorganized Acterna, subject to dilution by (x) shares issued in connection with warrants to be issued to CD&R in respect of the Convertible Notes and to the holders of the Subordinated Notes, and (y) equity securities to be issued in connection with a post-Effective Date management incentive plan; (ii) a $75,000,000 secured note, with interest principally payable in kind; (iii) any excess cash available on the Effective Date; and (iv) net cash proceeds from Designated Asset Sales. Additionally, each German L/C Participant shall receive its Ratable Proportion of the Restructured German Term Debt.

          o a recovery to holders of the Convertible Notes and the holders of the Subordinated Notes of two year warrants for each Class to purchase 2.5% of the new common stock of Reorganized Acterna (subject to dilution by any equity securities to be issued in connection with a post-Effective Date management incentive plan).

          o a recovery to general unsecured creditors of their pro rata share of the lesser of $5,000,000 and 10% of the allowed amount of general unsecured Claims.

                           V. THE REORGANIZATION CASE

                    A. COMMENCEMENT OF THE CHAPTER 11 CASES

           The Chapter 11 Cases were commenced on May 6, 2003. The Debtors continues to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

                   B. ADMINISTRATION OF THE CHAPTER 11 CASES

           1. First Day Orders.

           On the Petition Date, the Debtors obtained a series of orders from the Bankruptcy Court designed to minimize any disruption of business operations and to facilitate their reorganization.

          o Case Administration Orders. These orders: (i) authorized the joint administration of the chapter 11 cases, (ii) established notice procedures, (iii) established procedures for interim compensation for professionals, (iv) granted an extension of the time to file the Debtors' schedules and statements, and (v) authorized the mailing of initial notices and all other mailings directly to parties in interest and the filing of a list of creditors without claim amounts in lieu of a matrix.

          o Payments on Account of Certain Prepetition Claims. The Bankruptcy Court authorized the payment of prepetition: (i) wages, compensation, and employee benefits, (ii) sales and use taxes,
               (iii) claims of common carriers and warehousemen, (iv) custom duties and customs broker charges, (v) claims of critical trade vendors, and (vi) claims of foreign creditors.

          o Business Operations. The Bankruptcy Court authorized the Debtors to: (i) continue certain customer service programs, (ii) continue prepetition premium obligations under workers' compensation insurance and all other insurance policies, (iii) maintain existing bank accounts and business forms, (iv) continue their centralized cash management system, including the ability to fund the Non-Debtor Affiliates, (v) provide adequate assurance to utility companies including the payment of certain prepetition claims, and (vi) grant administrative expense status to undisputed obligations arising from the postpetition delivery of goods ordered in the prepetition period and make payment of such claims in the ordinary course of business.

          o Bankruptcy Matters. The Bankruptcy Court authorized the Debtors to: (i) reject 19 unexpired leases of nonresidential real property, and (ii) obtain postpetition financing in the amount of $30 million under the DIP Agreement on a secured and superpriority basis.

           2. Debtor in Possession Financing.

           On the Petition Date, the Debtors obtained an interim order from the Bankruptcy Court authorizing the Debtors (through borrowings from Acterna LLC) to borrow up to $30,000,000 under the DIP Credit Facility provided by the DIP Lenders. The Bankruptcy Court entered a final order approving the DIP Credit Facility on June 19, 2003.

           The DIP Agreement is the Revolving Credit Agreement, dated as of May 5, 2003, among Acterna LLC and each of its subsidiaries named therein, the lenders thereto, JPMorgan Chase Bank, as Lenders' Agent (as defined in the DIP Agreement). The Debtors entered into the DIP Agreement in order to ensure that they had the necessary liquidity to fund their operations during the Chapter 11 Cases.

           The lenders under the DIP Agreement agreed to provide credit, subject to a borrowing base limit, of up to $30 million (including a $10 million letter of credit sublimit). In the absence of the sale of Itronix and/or da Vinci, the borrowing base under the DIP Agreement is approximately $15 million. Borrowings under the DIP Agreement initially bear interest at (i) 3.00% plus the alternate base rate, payable monthly in arrears; or (ii) 4.00% plus the adjusted LIBOR rate, which rates will be reduced to (x) 1.00% plus the alternate base rate or
(y) 2.00% plus the adjusted LIBOR if certain asset sale proceeds are obtained and funded into an asset sale proceeds account. The DIP Agreement terminates on the earliest of May 6, 2004 and the Effective Date of the Plan.

           The obligations under the DIP Agreement are secured by a first priority senior priming lien on substantially all assets of the Debtors. Moreover, the obligations under the DIP Agreement are entitled to superpriority status. That is, they are to be paid before any other unsecured obligations of the Debtors, including administrative expenses and other Claims entitled to priority under the Bankruptcy Code.

           As of the date hereof, no amounts are outstanding and no letters of credit have been issued under the DIP Agreement.

           3. Key Employee Retention Plan.

           On July 22, 2003, the Bankruptcy Court approved the Debtors' employee retention policy for key employees. The retention policy was designed to encourage key employees and key executives to remain with the Debtors by providing them with additional compensation of approximately $2.7 million. This retention program supplements the prepetition retention program, pursuant to which the Debtors made prepetition retention payments aggregating approximately $2.8 million to certain key employees on December 15, 2002 and April 15, 2003, respectively. The Bankruptcy Court also approved the continuation and modification of the Debtors' severance policy.

           4. Assets Sales During the Chapter 11 Cases.

           a. Airaudit

           On May 28, 2003, the Debtors entered into a purchase agreement to sell certain of the assets of a non-core wireless business to Casabyte, Inc. for $600,000, plus the assumption of certain liabilities. On July 15, 2003, the Bankruptcy Court approved the sale to Casabyte, Inc.

           b. Itronix and da Vinci

           It is the Debtors' intention to divest Itronix and/or da Vinci during the course of the Chapter 11 Cases or after the Effective Date if an offer that maximizes the value of the assets is received. It is a condition precedent to the effectiveness of the Plan that the Debtors have sufficient liquidity on the Effective Date, either through availability under the Exit Facility, or through retention of the proceeds of asset dispositions, to operate as a feasible going concern.

           5. Restructuring of International Operations.

           Following the commencement of these Chapter 11 Cases, the Debtors were forced to respond to the risk of possible insolvency in some of their international entities due to possible insufficient liquidity. Many countries outside of the United States do not permit conventional reorganizations as authorized by the Bankruptcy Code. Rather, these countries may compel liquidation of an insolvent company, impose personal liability on directors and officers of insolvent entities that continue to conduct business, and pursue other remedies that jeopardize a company's ability to function.

           Therefore, during the Chapter 11 Cases, the Debtors implemented initiatives designed to restructure their international operations and conserve cash resources, including the implementation of strict control on the use of cash, accelerated collections of outstanding receivables in each country, weekly monitoring of cash receipts and disbursements and elimination of requirements for cash collateral where possible, leading to improved liquidity in the Non-Debtor Affiliates. The Debtors developed and implemented a plan to reduce redundant operating centers, close unprofitable sales offices and sell underutilized assets leading to reductions in operating costs and expenses on a going forward basis. These actions improved the competitiveness of the international operations.

                            C. CREDITORS' COMMITTEE

           On May 20, 2003, the United States Trustee, pursuant to section 1102(a)(1) of the Bankruptcy Code, appointed a five-member Creditors' Committee to represent the interests of unsecured creditors of the Debtors. The members of, and the attorneys and financial advisors retained by, the Creditors' Committee are set forth below:


------------------------------------------------------------------------------------------------------------------------------------
                          Creditors' Committee Members
------------------------------------------------------------------- ----------------------------------------------------------------
IMCO, Inc.                                                          Benchmark Electronics, Inc.
858 North Lenola Road                                               3000 Technology Drive
Moorestown, New Jersey  08057                                       Angleton, Texas  88517
Attn: Jason Fuller, Controller                                      Attn: Anh U. Tran, Esq., Corporate Counsel
(856) 235-7540                                                      (979) 848-5247
------------------------------------------------------------------- ----------------------------------------------------------------
US Bank, National Association                                       Witmer Asset Management
One Federal Street, Third Floor                                     237 Park Avenue, Suite 800
Boston, Massachusetts  02110                                        New York, New York  10017
                                                                    Attn: Meryl Witmer, General Partner
Attn: Robert Butzier, Vice President                                (212) 692-3667
(617) 603-6430
------------------------------------------------------------------- ----------------------------------------------------------------
First Campus, L.P.
c/o Guardian Realty Management, Inc.
702 Russell Avenue, Suite 400
Gaithersburg, Maryland  20877
Attn: William Carbaugh, Esq., Counsel
(301) 417-6173
------------------------------------------------------------------------------------------------------------------------------------
                       Creditors' Committee Professionals
------------------------------------------------------------------- ----------------------------------------------------------------
Blank Rome LLP                                                      Ernst & Young Corporate Finance LLC
405 Lexington Avenue                                                5 Times Square
New York, New York  10174                                           New York, New York  10036-6530
------------------------------------------------------------------- ----------------------------------------------------------------


           Since its formation, the Debtors have consulted with the Creditors' Committee concerning the administration of the Chapter 11 Cases. The Debtors have kept the Creditors' Committee informed with respect to their operations and have sought the concurrence of the Creditors' Committee for actions and transactions outside of the ordinary course of the Debtors' business, including the Plan.

                         D. BAR DATE AND CLAIMS PROCESS

           On June 24, 2003, the Debtors filed their Schedules of Assets and Liabilities and on July 21, 2003, the Debtors filed their Statements of Financial Affairs.

           Bar Date.

           By order dated June 24, 2003, pursuant to Bankruptcy Rule 3003(c)(3), the Bankruptcy Court fixed July 31, 2003 as the date by which proofs of Claim were required to be filed in the Chapter 11 Cases, except as otherwise provided for in this bar date order. In accordance with this order, on or about June 25, 2003, a proof of claim form, a notice regarding the scheduling of each Claim and a notice regarding the bar date and the bar date order were mailed to all creditors listed on the Debtors' schedules. A proof of claim form, a notice regarding the bar date and the bar date order were also mailed, in accordance with the bar date order, to, among others, the members of the Creditors' Committee and all persons and entities requesting notice pursuant to Bankruptcy Rule 2002 as of the entry of the bar date order.

                         VI. THE PLAN OF REORGANIZATION

           Pursuant to the Plan, the holders of Senior Lender Claims, which aggregate no less than $701,717,408, plus interest, fees and expenses thereon, will receive on the Effective Date, in exchange for such Claims, (i) 100% of the shares of the New Common Stock, subject to dilution by (a) any shares issued in connection with the New Warrants, and (b) Employee Equity to be issued in connection with the New Management Incentive Plan; and (ii) $75,000,000 in principal amount of the New Secured Term Notes. Any excess cash available on the Effective Date shall be distributed ratably to holders of Senior Lender Claims. In the event that the Debtors or the Reorganized Debtors receive net cash proceeds from Designated Asset Sales at any time before or after the Effective Date, Acterna LLC shall pay in Cash to the holders of Senior Lender Claims in an amount equal to a portion of the net cash proceeds to be determined by the Debtors and the Administrative Agent. Such amount shall be distributed to the holders of Senior Lender Claims in proportion to the principal amount of the respective Commitments (as defined in the Bank Credit Agreement) as of the Effective Date (without giving effect to any distributions hereunder). Distributions shall be made on the Effective Date, in the event that the net cash proceeds are received on or prior to the Effective Date, and not later than one Business Day after such net cash proceeds are received by the Reorganized Debtors in the event that the net cash proceeds are received after the Effective Date. The right of holders of Senior Lender Claims to receive Cash payments after the Effective Date on account of Designated Asset Sales is referred to herein as the "Contingent Payment Right." Any amounts received by the German L/C Participants shall be applied to reduce, dollar-for-dollar, principal outstanding amounts under the Restructured German Term Debt. Any amounts received by the holders of the Senior Lender Claims (excluding amounts received on account of Claims of the German L/C Participants) shall constitute a distribution to such holders on account of their Senior Lender Claims. For the purposes of these distributions, net cash shall mean the cash proceeds of such sale after the payment of or reservation for expenses that are directly related to the transaction of sale.

           Reorganized Acterna LLC and Newco, if the Restructuring Transactions are implemented, will cause each letter of credit that is not expired, terminated, replaced, or fully drawn on or before the Effective Date, to be replaced or cash collateralized at 105% of the face amount of each letter of credit on the Effective Date.

           In addition, each holder of Senior Lender Claims shall be entitled to retain all amounts paid to it or on its behalf as adequate protection or otherwise. On or after the Confirmation Date, the Reorganized Debtors will continue to honor the obligations set forth in Section 17.5 of the Bank Credit Agreement (Payment of Expenses and Taxes) including without limitation payment of professional fees and expenses of the holders of Senior Lender Claims with respect to matters related to the Plan or the Chapter 11 Cases.

           The holders of Allowed Claims in Class D (General Unsecured Claims) will receive their Ratable Proportion of the lesser of $5,000,000 and 10% of the aggregate Allowed General Unsecured Claims, provided, however, that in no event shall the amount distributed in Class D be less than $3,500,000. With the agreement and consent of CD&R, the holders of Allowed Claims in Class E (Convertible Notes Claims) shall receive no distribution on account of such Claims. If the holders of Allowed Claims in Class F (Subordinated Notes Claims) accept the Plan by the requisite majorities set forth in section 1126(c) of the Bankruptcy Code, such holders will receive their Ratable Proportion of the New Warrants. If the releases set forth in Section 5.11 of the Plan and the exculpation in Section 10.6 of the Plan are approved, CD&R will waive in its entirety, its right to receive any recovery as a holder of a Class E or Class F Claim and assign such right of distribution so as to allow the distribution which would have been otherwise provided to CD&R to be provided to the other holders of the Subordinated Notes. However, if Class F does not vote to accept the Plan by the requisite statutory majorities, the holders of Subordinated Notes Claims shall not receive any distributions on account of such Claims. All other pre-Petition Date creditors of the Debtors, including, without limitation, the holders of Securities Litigation Claims and all holders of Equity Interests in Acterna Corporation, will receive no recovery under the Plan. In addition, each German L/C Participant shall receive its Ratable Proportion of the Restructured German Term Debt.

           The Plan provides for the payment of all fees due and owing to the United States Trustee.

           The financial restructuring contemplated under the Plan will reduce the Debtors' outstanding debt obligations to levels more consistent with their business operations and projected financial performance. The financial restructuring contemplated under the Plan will enhance the Debtors' ability to effectively compete and maintain critical relationships with their suppliers and retail vendors.

           The Plan is annexed hereto as Exhibit A and forms a part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by reference to the provisions of the Plan.

                       A. CLASSIFICATION AND TREATMENT OF
                           CLAIMS AND EQUITY INTERESTS

           The Plan classifies Claims and Equity Interests separately and provides different treatment for different Classes of Claims and Equity Interests in accordance with the provisions of the Bankruptcy Code. As described more fully below, the Plan provides, separately for each Class, that holders of certain Claims will receive various amounts and types of consideration, thereby giving effect to the different rights of holders of Claims and Equity Interests in each Class.

           1. Administrative Expense Claims

           Administrative Expense Claims are Claims constituting a cost or expense of administration of the Chapter 11 Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Such Claims include all actual and necessary costs and expenses of preserving the estate of the Debtors, all actual and necessary costs and expenses of operating the business of the Debtors in Possession, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of its business, all cure amounts owed in respect of leases and contracts assumed by the Debtors in Possession, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estate of the Debtor under section 1930 of chapter 123 of title 28 of the United States Code.

           On the Effective Date, all DIP Claims under or evidenced by the DIP Agreement shall be an Allowed Administrative Expense Claim and shall be paid in Cash in an amount equal to the amount of such DIP Claims, or in the case of outstanding letters of credit will either be replaced or cash collateralized at 105% of the face amount in accordance with the provisions of the DIP Agreement.

           Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

           2. Compensation and Reimbursement Claims

           Compensation and reimbursement Claims are Administrative Expense Claims for the compensation of professionals and reimbursement of expenses incurred by such professionals pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4) and 503(b)(5) of the Bankruptcy Code. All payments to professionals for Compensation and Reimbursement Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

           Pursuant to the Plan, each holder of a Compensation and Reimbursement Claim shall (a) file its final application for the allowance of compensation for services rendered and reimbursement of expenses incurred by no later than the date that is 60 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (b) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the Bankruptcy Court
(i) on the date such Compensation and Reimbursement Claim becomes an Allowed Claim, or as soon thereafter as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of a Compensation and Reimbursement Claim and the Reorganized Debtors. Pursuant to Section 2.3 of the Plan, professionals may obtain the interim payment of professional fees pending the filing of a final fee application.

           3. Priority Tax Claims

           Priority Tax Claims are Claims for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

           Pursuant to the Plan, except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of Reorganized Acterna, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 5.0%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim with deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, provided, however, that, unless an Allowed Priority Tax Claim is of a kind that is supported by the personal liability of an employee or a former employee of the Debtors, the Debtors must obtain the consent of the Administrative Agent to elect option (a).

           4. Class A - Priority Non-Tax Claims (Subclasses A1-A8)

           Priority Non-Tax Claims are Claims that are entitled to priority in accordance with section 507(a) of the Bankruptcy Code (other than Administrative Expense Claims and Priority Tax Claims). Such Claims include unpaid Claims for
(a) accrued employee compensation earned within ninety (90) days prior to commencement of the Chapter 11 Cases to the extent of $4,650 per employee and
(b) contributions to employee benefit plans arising from services rendered within 180 days prior to the commencement of the Chapter 11 Cases, but only for each such plan to the extent of (i) the number of employees covered by such plan multiplied by $4,650, less (ii) the aggregate amount paid to such employees from the estate for wages, salaries or commissions during the ninety (90) days prior to the Petition Date.

           Pursuant to the Plan, except to the extent that a holder of an Priority Non-Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of Priority Non-Tax Claims, if any exist, will be paid in full, in Cash, on the later of the Effective Date and the date its Priority Non-Tax Claim becomes an Allowed Claim, or as soon thereafter as is practicable. The Debtors estimate that the total amount of Allowed Priority Tax Claims is between $0 and $210,000.

           5. Class B - Other Secured Claims (Subclasses B1-B8)

           Other Secured Claims consist of all Secured Claims other than Senior Lender Claims and Intercompany Claims that are Secured Claims. The Debtors believe that the Other Secured Claims will include, among other Claims, Claims relating to capitalized leases, mechanics' and materialmen's liens and secured tax Claims.

           Pursuant to the Plan, except to the extent that a holder of an Allowed Other Secured Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, at the option of the Reorganized Debtors, each holder of an Allowed Other Secured Claim shall be (a) reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, (b) receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable or (c) receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable. The Debtors estimate that the total amount of Allowed Other Secured Claims is $50,000.

           6. Class C - Senior Lender Claims (Subclasses C1(a) and (b)-C8(a) and
(b))

           The Secured Bank Claims consist of all Claims of the Senior Lenders arising under the Bank Credit Agreement. Class C consists of two subclasses, the Senior Lenders and a subset of the Senior Lenders, the German L/C Participants. Pursuant to the Plan, the Senior Lender Claims (inclusive of the Claims of the German L/C Participants) are deemed Allowed Claims in the aggregate amount of not less than $701,717,408 (8), plus interest, fees and expenses thereon, and the Senior Lender Claims (inclusive of the Claims of the German L/C Participants) shall not be subject to setoff, counterclaim, recoupment, reduction or offset. Pursuant to the Plan, on the Effective Date, each holder of a Senior Lender Claim (exclusive of the Claims of the German L/C Participant) shall receive its Ratable Proportion of (i) 100% of the shares of the New Common Stock, subject to dilution by (a) any shares issued in connection with the New Warrants, if any, and (b) Employee Equity to be issued in connection with New Management Incentive Plan; (ii) $75,000,000 in principal amount of the New Secured Term Notes; and (iii) its Ratable Proportion of any excess cash available on the Effective Date.

           In the event that the Debtors or the Reorganized Debtors receive net cash proceeds from Designated Asset Sales at any time before or after the Effective Date, Acterna LLC or Reorganized Acterna LLC shall pay in Cash to the holders of Senior Lender Claims in an amount equal to a portion of the net cash proceeds to be determined by the Debtors and the Administrative Agent. Such amount shall be distributed to the holders of Senior Lender Claims in proportion to the principal amount of the respective Commitments (as defined in the Bank Credit Agreement) as of the Effective Date (without giving effect to any distributions hereunder). Distributions will be made on the Effective Date, in the event that the net cash proceeds are received on or prior to the Effective Date, and no later than one Business Day after such net cash proceeds are received by the Reorganized Debtors in the event that the net cash proceeds are received after the Effective Date. The right of holders of Senior Lender Claims (other than the German L/C Participants) to receive Cash payments after the Effective Date on account of Designated Asset Sales is referred to herein as the "Contingent Payment Right." Any amounts received by the German L/C Participants shall be applied to reduce, dollar-for-dollar, principal outstanding amounts under the Restructured German Term Debt. Any amounts received by the holders of the Senior Lender Claims (excluding amounts received on account of Claims of the German L/C Participants) shall constitute a distribution to such holders on account of their Senior Lender Claims. For the purposes of these distributions, net cash shall mean the cash proceeds of such sale after the payment of or reservation for expenses that are directly related to the transaction of sale.

           Reorganized Acterna LLC and Newco, if the Restructuring Transactions are implemented, will cause each letter of credit that is not expired, terminated, replaced, or fully drawn on or before the Effective Date, to be replaced or cash collateralized at 105% of the face amount of each letter of credit on the Effective Date.

---------------------
(8) This amount includes Claims of the German L/C Participants in a principal amount of not less than (euro)82,498,945 converted at an exchange rate of 1.15 and stated above as not less than $94,873,787.

           On the Effective Date, each German L/C Participant shall receive (i) its Ratable Proportion of any excess cash available on the Effective Date, and
(ii) its Ratable Proportion of the Restructured German Term Debt. The Restructured Term Debt Guaranty shall remain unimpaired and, notwithstanding anything herein or in the Confirmation Order to the contrary, the guaranty obligations of each Debtor and each Reorganized Debtor, as set forth in the Bank Credit Agreement and the Restructured German Term Documents, shall remain in full force and effect at all times from and after the Effective Date. The Restructured German Term Debt may be secured by collateral to be agreed upon between the Administrative Agent and the Debtors.

           In addition, each holder of Senior Lender Claims (inclusive of the Claims of the German L/C Participants) shall be entitled to retain all amounts paid to it or on its behalf as adequate protection or otherwise. On or after the Effective Date, the Reorganized Debtors will continue to honor the obligations set forth in Section 17.5 of the Bank Credit Agreement (Payment of Expenses and Taxes) including without limitation payment of professional fees and expenses of the holders of Senior Lender Claims with respect to matters related to the Plan or the Chapter 11 Cases.

           The terms of the New Secured Term Notes and Restructured German Term Debt are as follows:

                         TERMS OF NEW SECURED TERM NOTES

ISSUER:                       Reorganized Acterna LLC.

GUARANTORS:                   Reorganized Acterna (or Newco, if the
                              Restructuring Transactions are implemented) and the Reorganized Subsidiaries. Reorganized Acterna shall not be a guarantor if the Restructuring
                              Transactions are implemented.

PRINCIPAL AMOUNT:             $75,000,000.

AGENT:                        JPMorgan Chase Bank.

MATURITY:                     Five (5) years after the Effective Date.

INTEREST RATE:                12.00%, to accrue and compound monthly (2% paid
                              currently in Cash, 10% accrued and payable at maturity).

EXCESS CASH FLOW:             On an annual basis, 50% of excess cash flow, if
                              any, from domestic operations shall be applied as a mandatory prepayment.

COVENANTS:                    Financial covenants to include: minimum EBITDA,
                              total leverage ratio and interest coverage.
                              Covenants shall also include baskets for asset sales, permitted liens and other standard covenants, to be negotiated.

REPORTING:                    Standard monthly reporting, quarterly delivery of
                              twenty six (26) week rolling cash flow statement.

RANKING: Pari passu with the obligations of the guarantors under the Restructured German Term Debt.

COLLATERAL:                   In the event that an Exit Facility is in effect on
                              the Effective Date, a second priority lien on and security interest in substantially all of the Debtors' assets, including, without limitation, a pledge of (i) 100% of the equity interests of the Reorganized Debtors, and (ii) not more than 66% of the equity interest of any foreign subsidiaries.
                              In the event that no Exit Facility is in effect on the Effective Date, a first priority lien on and security interest in substantially all of the Debtors' assets.

GOVERNING LAW:                State of New York


                     TERMS OF RESTRUCTURED GERMAN TERM DEBT

ISSUER: Acterna International GmbH or a new entity to be determined with the consent of the Senior Lenders (the "German Borrower").

GUARANTORS:                   Reorganized Acterna (or Newco, if the
                              Restructuring Transactions are implemented) and the Reorganized Subsidiaries. Reorganized Acterna shall not be a guarantor if the Restructuring
                              Transactions are implemented.

PRINCIPAL AMOUNT:             (euro)82,498,945, plus accrued and unpaid interest
                              to the Effective Date on the reimbursement obligations of the German Borrower in respect of the German L/C.

AGENT:                        JPMorgan Chase Bank.

LENDERS:                      Each German L/C Participant on the Effective Date.

MATURITY:                     Coterminous with maturity of the New Secured Term
                              Notes, i.e., five (5) years after the Effective
                              Date.

AMORTIZATION:                 Bullet amortization on the fifth anniversary of
                              the Effective Date.

EXCESS CASH FLOW:             On an annual basis, 50% of excess cash flow, if
                              any, from the German Borrower's operations shall be applied as a mandatory prepayment.

INTEREST RATE:                From the Effective Date through 3/31/05: LIBOR
                              plus 2.00%

                              From 4/1/05 through 3/31/06: LIBOR plus 2.50%

                              From 4/1/06 through 9/30/06: LIBOR plus 3.00%

                              From 10/1/06 through 3/31/07: LIBOR plus 3.50%

                              From 4/1/07 through Maturity Date: LIBOR plus
                              4.50%.

COVENANTS:                    Covenants for international operations to be
                              agreed upon by the Administrative Agent and the Debtors.

REPORTING:                    To be determined.

RANKING: Pari passu with the obligations of the guarantors under the New Secured Term Notes.

                              Senior unsecured obligation of German Borrower.


COLLATERAL:                   Second priority lien on and security interest in
                              all of the Debtors' assets, including, without limitation, up to 100% of the equity interest of any first tier subsidiaries of the Reorganized
                              Debtors, provided, however, that in the event the Debtors do not enter into an Exit Facility, the lien on all of the Debtors' assets shall be first priority. Additional collateral to be agreed upon by the Debtors and the Administrative Agent.

GOVERNING LAW:                State of New York.

           7. Class D - General Unsecured Claims (Subclasses D1-D8)

           The General Unsecured Claims consist of all Claims other than Secured Claims, Administrative Expense Claims, Priority Tax Claims, Priority Non-Tax Claims, Subordinated Notes Claims, Securities Litigation Claims, and Intercompany Claims. General Unsecured Claims include, without limitation, (a) Claims arising from the rejection of leases of nonresidential real property and executory contracts, (b) Claims relating to personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims asserted against the Debtors, and (c) Claims, if any, of the Debtor's vendors, suppliers and service providers. The Debtors estimate that the total amount of Allowed General unsecured Claims will be between $30,000,000 and $35,000,000.

           Each holder of an Allowed General Unsecured Claim shall receive its Ratable Proportion of the lesser of $5,000,000 and 10% of the aggregate Allowed General Unsecured Claims, provided, however, that Class D shall receive a distribution of no less than $3,500,000.

           8. Class E - Convertible Notes Claims (Subclasses E1-E8)

           The Convertible Notes Claims consist of all Claims arising under the Investment Agreement, as supplemented, by an additional note executed on December 4, 2002, issued by Acterna LLC and CD&R VI (Barbados), Ltd. Pursuant to the Plan, the Convertible Notes Claims shall be deemed Allowed Claims solely for purposes of the Plan in the aggregate amount of $89,252,818.

           With the agreement and consent of CD&R, the holders of Allowed Claims in Class E shall receive no distribution on account of such Claims.

           9. Class F - Subordinated Notes Claims (Subclasses F1-F2)

           The Subordinated Notes Claims consist of all Claims arising under the Subordinated Notes Indenture as of the Petition Date. Pursuant to the Plan, the Subordinated Notes Claims shall be deemed Allowed Claims solely for purposes of the Plan in the aggregate amount of $176,479,264.

           Pursuant to the Plan, if Class F votes to accept the Plan by the requisite majorities set forth in section 1126(c) of the Bankruptcy Code, each holder of an Allowed Subordinated Notes Claim shall receive its Ratable Proportion of the New Warrants. If the releases set forth in Section 5.11 of the Plan and the exculpation in Section 10.6 of the Plan are approved, CD&R will waive in its entirety, its right to receive any recovery as a holder of a Class E or Class F Claim and assign such right of distribution so as to allow the distribution which would have been otherwise provided to CD&R to be provided to the other holders of the Subordinated Notes. If Class F does not vote to accept the Plan by the requisite statutory majorities, the holders of Subordinated Notes Claims shall not receive any distributions on account of such Claims and no New Warrants shall be issued.

           10. Class G - Intercompany Claims (Subclasses G1-G8)

           The Intercompany Claims consist of any Claim, whether secured or unsecured, of an Affiliate. As of the Petition Date, the aggregate amount of Intercompany Claims was approximately $236,870,460.

           The legal, equitable, and contractual rights of holders of Intercompany Claims are unaltered by the Plan, except to the extent determined by the Debtors.

           11. Class H - Securities Litigation Claim (Subclass H1)

           The Securities Litigation Claims consist of any and all Claims and Causes of Action, of any kind whatsoever, known or unknown, asserted or which might have been, or might in the future be, asserted in a direct or other capacity against any of the Debtors arising out of, relating to or in connection with: (a) the purchase, ownership, sale or other decision or action made or taken, or declined, or failed or refused to be made or taken, or otherwise foregone, concerning or relating to the Equity Interests or the Subordinated Notes; (b) the facts, transactions, events, occurrences, acts, representations, disclosures, statements, omissions or failures to act which were alleged or could have been alleged in the pending litigation asserted against the Debtors, whether asserted individually or on behalf of a class of plaintiffs, which generally arise from allegations of alleged acts or omissions of the Debtors or any other persons or entities prior to the Petition Date with respect to or concerning the Equity Interests or the Subordinated Notes, or the purchase, sale or ownership thereof; (c) any other Claims and Causes of Action arising out of, relating to, or in connection with the Equity Interests or the Subordinated Notes that would be subject to and subordinated under section 510(b) of the Bankruptcy Code; and (d) indemnification, reimbursement or contribution Claims against the Debtors with respect to any of the foregoing.

           Pursuant to the Plan and section 510(b) of the Bankruptcy Code, the holders of Securities Litigation Claims shall not receive any distributions on account of such Claims and shall be enjoined from pursuing any Securities Litigation Claims against any of the Debtors, the Debtors in Possession or the Reorganized Debtors.

           12. Class I - Equity Interests (Subclasses I1-I8)

           Equity Interests consist of any share of common stock or other instrument evidencing an ownership interest in the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

           Pursuant to the Plan, holders of Equity Interests shall not receive any distributions on account of such Equity Interests. On the Effective Date, all Equity Interests shall be extinguished.

                   B. SECURITIES TO BE ISSUED UNDER THE PLAN

           1. New Common Stock

           Pursuant to the Plan, on the Effective Date, all Equity Interests will be cancelled, except that Equity Interests in the Reorganized Subsidiaries formerly held by Acterna Corporation or Acterna LLC and their subsidiaries shall be transferred to Newco (or Reorganized Acterna or Reorganized Acterna LLC, if the Restructuring Transactions are not implemented). Pursuant to the Plan, all of the shares of the New Common Stock will be issued to holders of Senior Lender Claims. Such shares shall constitute 100% of the shares of the New Common Stock outstanding as of the Effective Date, subject to dilution by (a) any shares issued in connection with the New Warrants (if any), and (b) Employee Equity to be issued in connection with the New Management Incentive Plan.

           2. New Warrants

           Pursuant to the Plan, New Warrants to purchase up to 5.0% of the Acterna Common Stock (or, if the Restructuring Transactions are implemented, Newco Common Stock) may be issued. Each Warrant shall be exercisable to acquire one share of Acterna Common Stock (or, if the Restructuring Transactions are implemented, Newco Common Stock).

           If holders of Allowed Claims in Class F vote to accept the Plan by the requisite majorities set forth in section 1126(c) of the Bankruptcy Code, each holder of an Allowed Subordinated Notes Claim shall receive its Ratable Proportion of the New Warrants. If the releases set forth in Section 5.11 of the Plan and the exculpation in Section 10.6 of the Plan are approved, CD&R will waive its recovery in this Class. If Class F does not vote to accept the Plan by the requisite statutory majorities, the holders of Subordinated Notes Claims shall not receive any distributions on account of such Claims and no New Warrants shall be issued. The specific terms of the New Warrants and the Registration Rights Agreement shall be included in the Plan Supplement. The Committee has requested that the New Warrants and the Registration Rights Agreement include certain terms and the Debtors, the Administrative Agent and the Committee have agreed to use reasonable efforts to reach mutually agreeable terms for the New Warrants and Registration Rights Agreement.

                             TERMS OF NEW WARRANTS:

NUMBER OF WARRANTS:                     Holders of Allowed Subordinated Notes
                                        Claims may be issued New Warrants to
                                        purchase up to 5.0% of the Acterna
                                        Common Stock (or, if the Restructuring
                                        Transactions are implemented, Newco
                                        Common Stock) on the Effective Date,
                                        subject to dilution by Employee Equity
                                        issued under the New Management
                                        Incentive Plan. Each New Warrant shall
                                        be exercisable to acquire one share of
                                        New Common Stock (or, if the
                                        Restructuring Transactions are
                                        implemented, Newco Common Stock).

HOLDERS OF NEW WARRANTS:                Holders of New Warrants are deemed to be
                                        parties to the Warrant and Registration
                                        Rights Agreement.

TERM: The New Warrants shall be exercisable at any time, or from time to time, for a term commencing on the Initial Exercise Date and until the third anniversary of the Effective Date.

STRIKE PRICE:                           The New Warrants shall have a fair
                                        market value strike price based upon
                                        assumed equity value for the Reorganized
                                        Debtors of approximately
                                        $516,900,000.(9)

ANTIDILUTION PROTECTION:                Customary antidilution provisions.

TRANSFERABILITY:                        The New Warrants will be transferable by
                                        the holders thereof in whole and not in
                                        part. As a result, recipients of New
                                        Warrants under the Plan may not
                                        transfer, assign or encumber less than
                                        all of their respective holdings of New
                                        Warrants. No transfer shall be permitted if, after giving effect to such transfer, the Reorganized Debtors shall become a reporting company under the Securities Exchange Act of 1934.

TERMINATION:                            To the extent not already exercised, the
                                        New Warrants shall terminate in the
                                        event of a sale of substantially all the assets of the Reorganized Debtors or other liquidity event.

           3. Restriction on the Transfer of New Warrants

           It is anticipated that after the issuance of the New Common Stock and New Warrants according to the terms set forth above in Section VI.A, there will be fewer than 300 holders of record of the New Common Stock and New Warrants. The Debtors intend to file a Form 15 certifying the number of holders of the New Common Stock and New Warrants with the Securities and Exchange Commission and seeking to terminate their registration and periodic filing requirements pursuant to the Securities Exchange Act of 1934. The Debtors cannot ensure that a liquid market will develop for the New Common Stock and New Warrants, that the holders of the New Common Stock and New Warrants will be able to sell any of


---------------------------
(9) The assumed equity value represents the amount required to satisfy in full the Senior Lender Claims as of the Petition Date plus accrued interest (at the contract rate applicable under the Bank Credit Facility) from the Petition Date through the Effective Date. The calculation of such value assumes a hypothetical Effective Date of September 30, 2003.

such securities at a particular time if at all or that the prices that holders will receive when they sell will be favorable. Since the New Common Stock and New Warrants will be issued pursuant to an exemption from registration under the Securities Act of 1933 and the Debtors intend to file a certification terminating their periodic filing requirements, there will be no public market for the New Common Stock or New Warrants.

           The New Warrants will be subject to certain transfer restrictions set forth in the New Warrant Agreement. Such transfer restrictions in the New Warrant Agreement will prohibit a holder of New Warrants from transferring any New Warrants to any person not already holding such New Warrants as proposed to be transferred at any time such class has record holders of 450 or more persons. Until the New Warrant Agreement is terminated, the New Warrants will bear an additional legend which will provide in form and substance:

           THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND PROVISIONS OF A WARRANT AGREEMENT DATED AS OF _______, 2003 (AS SUCH AGREEMENT MAY BE SUPPLEMENTED, MODIFIED, AMENDED OR RESTATED FROM TIME TO TIME, THE "NEW WARRANT AGREEMENT") AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED (COLLECTIVELY, "TRANSFERRED") UNLESS AND UNTIL SUCH TRANSFER COMPLIES WITH THE NEW WARRANT AGREEMENT, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

                    C. METHOD OF DISTRIBUTION UNDER THE PLAN

           1. Date and Delivery of Distribution

           Except as otherwise ordered by the Court or provided in the Plan or the Confirmation Order, distributions will be made by Reorganized Acterna or its designee to the holders of Allowed Claims (a) at the addresses set forth on the Schedules unless superseded by proofs of Claims or transfers of Claims pursuant to Bankruptcy Rule 3001, or (b) at the last known addresses of such holders if the Debtors have been notified in writing of a change of address.

           All distributions under the Plan to holders of Senior Lender Claims (Class C) will be made by Reorganized Acterna to the Administrative Agent, which in turn, will make the distributions to holders of such Claims at the addresses last known to the Administrative Agent.

           As of the close of business on the record date, the claims register will be closed and there will not be any further changes in the record holder of any Claim without the consent of the Reorganized Debtors. The Reorganized Debtors may, but in no event shall be obligated to, recognize the transfer of any Claim occurring after the record date. The Reorganized Debtors will be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the claims register as of the close of business of the record date.

           2. Distributions With Respect to Disputed Claims

           No distributions will be made with respect to Disputed Administrative Expenses or Disputed Claims. To the extent that a Disputed Administrative Expense or Disputed Claim is allowed after the Effective Date, the holder thereof will receive the distribution to which the Plan entitles such holder in respect of such Allowed Administrative Expense or Claim. Except as otherwise ordered by the Court or provided in the Plan, each distribution to be made on a specific date will be deemed to have been made on such date if actually made on the later of such date and the date on which such administrative expense claim or equity interest is allowed, or as soon thereafter as practicable.

           3. Distributions With Respect to Holders of Class D Claims.

           a. Distributions as to Class D Claims. The holder of a Class D Claim that is or becomes, in part, an allowed General Unsecured Claim, no later than ten (10) days prior to the Class D Initial Distribution Date will receive a distribution in respect of the allowed portion of such General Unsecured Claim on the Class D Initial Distribution Date.

           b. Distributions Withheld for Disputed Class D Claims. On the Class D Initial Distribution Date and each Subsequent Distribution Date, the Disbursing Agent will reserve from the distributions to be made on such dates to the holders of allowed General Unsecured Claims an amount equal to 100% of the Cash distributions to which holders of disputed General Unsecured Claims would be entitled under the Plan (including the portion of the Cash distribution that relates to Disputed Claims) as of such dates as if such disputed General Unsecured Claims were Allowed Claims in their Disputed Claim amounts.

           c. Property Held by the Disbursing Agent. The Cash that relates to Disputed Class D Claims will be held by the Disbursing Agent. Amounts so held will then be distributed to holders of Disputed General Unsecured Claims pursuant to Section 6.8 of the Plan as disputed General Unsecured Claims are resolved. All amounts held by the Disbursing Agent will be held in a segregated, non-interest bearing account in the name of the Disbursing Agent.

           d. Distributions Upon Allowance of Disputed Class D Claims. The holder of a Disputed Class D Claim that becomes an Allowed Claim subsequent to the Class D Initial Distribution Date will receive a distribution of Cash that would have been made to such holder under Section 6.7 of the Plan if the Disputed Class D Claim had been an Allowed Claim on or prior to the Class D Initial Distribution Date, without any post-Initial Distribution Date interest on such Claims, on the Subsequent Distribution Date that follows the fiscal quarter during which such Disputed Class D Claim becomes an Allowed Claim.

           4. Distributions by the Disbursing Agent

           All distributions under the Plan shall be made the Disbursing Agent. The Disbursing Agent shall not be required to provide any bond, surety or other security for the performance of its duties, unless otherwise ordered by the Bankruptcy Court; and, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond, surety or other security shall be borne by Reorganized Acterna (or Newco if the Restructuring Transactions are implemented).

           5. Distributions on Account of Subordinated Notes Claims

           Distributions to the holders of Subordinated Notes Claims shall be made by the Indenture Trustee. The record date will be the date for determining the holders of Subordinated Notes Claims entitled to receive the distributions, if any, provided under the Plan. As of the close of business on the record date, the Indenture Trustee will have no obligation to recognize any transfer of Subordinated Notes occurring after the record date for purposes of making distributions under the Plan. The Indenture Trustee will be entitled to recognize and deal for all purposes herein with only those holders of record stated on the transfer ledger maintained by the Indenture Trustee or its designee for the Subordinated Notes Claims as of the close of business on the record date.

           As a condition to receiving any distributions under the Plan, each holder of a Subordinated Note must surrender such note to the Indenture Trustee for subsequent surrender to Reorganized Acterna or its designee. Any holder of a Subordinated Note who fails to (a) surrender such note or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Indenture Trustee and Reorganized Acterna and furnish a bond in form, substance, and amount reasonably satisfactory to the Indenture Trustee and Reorganized Acterna before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan.

                   D. TIMING OF DISTRIBUTIONS UNDER THE PLAN

           Except as otherwise provided above, payments and distributions to holders of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Non-Tax Priority Claims, Allowed Other Secured Claims, Allowed General Unsecured Claims (if any), Allowed Convertible Notes Claims (if any) and Allowed Subordinated Notes Claims (if any) that are Allowed Claims on the Effective Date shall be made on the Effective Date, or as soon thereafter as is practicable.

           Payments and distributions to holders of Senior Lender Claims shall be made on the Effective Date.

                      E. TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

           The Bankruptcy Code grants the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the counter party to the agreement may file a Claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage Claims are subject to certain limitations imposed by the Bankruptcy Code.

           Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases set forth in Schedule 8.1 shall be deemed assumed by the Debtors as of the Effective Date, which Schedule shall be included in the Plan Supplement and shall be in form and substance satisfactory to the Administrative Agent. All other executory contracts shall be deemed rejected including any executory contract or unexpired lease (i) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date and (ii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date. The Debtors reserve the right to amend, no later than five (5) days prior to the Confirmation Date, Schedule 8.1 to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto and such amendments shall be in form and substance satisfactory to the Administrative Agent, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, assumed by the Debtors or rejected. The Debtors shall provide notice of any amendments to Schedule 8.1 to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedule 8.1 shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtor has any liability thereunder.

           Pursuant to the Plan, each executory contract and unexpired lease listed or to be listed on Schedule 8.1 that relates to the use or occupancy of real property shall include (i) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedule 8.1 and (ii) executory contracts or unexpired leases appurtenant to the premises listed on Schedule 8.1, including, without limitation, all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements previously has been assumed or assumed and assigned by the Debtors.

           Pursuant to the Plan, subject to and upon the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption and assignment of the executory contracts and unexpired leases assumed and assigned pursuant to the Plan, (ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume, assume and assign or reject the unexpired leases pursuant to the Plan, through the date of entry of an order approving the assumption, assumption and assignment or rejection of such unexpired leases and (iii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 8.1 of the Plan.

           Except as may otherwise be agreed to by the parties, within thirty
(30) days after the Effective Date, the Reorganized Debtors shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed by the Debtors pursuant to the Plan, in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Reorganized Debtors' liability with respect thereto or as may otherwise be agreed to by the parties.

           Claims arising out of the rejection of an executory contract or unexpired lease pursuant to the Plan must be filed with the Bankruptcy Court and served upon the Debtors or, on and after the Effective Date, the Reorganized Debtors, no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order and (iii) notice of an amendment to Schedule 8.1. All such Claims not filed within such time will be forever barred from assertion against the Debtors, their estates, the Reorganized Debtors and their property. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts or unexpired leases shall be treated as General Unsecured Claims under the Plan.

                 F. PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS

           Except as to applications for allowance of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Reorganized Debtors shall, on and after the Effective Date, have the exclusive right to make and file objections to Disputed Administrative Expense Claims and Claims. On and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Administrative Expense Claims and Claims and compromise, settle or otherwise resolve Disputed Administrative Expense Claims and Disputed Claims without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtors and, on and after the Effective Date, The Reorganized Debtors shall file all objections to Administrative Expense Claims that are the subject of proofs of Claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses) and Claims and serve such objections upon the holder of the

Administrative Expense Claim or Claim as to which the objection is made as soon as is practicable, but in no event later than ninety (90) days after the Effective Date or such later date as may be approved by the Bankruptcy Court.

              G. CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN

           The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Article IX of the
Plan:

               (a) The Class of holders of Senior Lender Claims (Class C) shall have voted to accept the Plan by the requisite majorities provided in section 1126(c) of the Bankruptcy Code;

               (b) All exhibits to the Plan, including those contained in the Plan Supplement, shall be in form and substance reasonably acceptable to the Debtors and the Administrative Agent;

               (c) No monetary default or event of default under the DIP Agreement shall have occurred and be continuing;

               (d) The terms of the Restructured German Term Debt and the New Secured Term Notes shall be in form and substance reasonably satisfactory to the Administrative Agent;

               (e) The Debtors and the Administrative Agent shall be satisfied that the Debtors have sufficient liquidity either through availability under the Exit Facility or through proceeds from asset sales;

               (f) The Confirmation Order shall provide for the release of all Claims held by the Debtors against the Senior Lenders and their respective Affiliates and known loan participants;

               (g) The Confirmation Order, in form and substance reasonably acceptable to the Debtors and the Administrative Agent, shall have become a Final Order;

               (h) The Effective Date shall have occurred on or before twenty
          (20) days following the Confirmation Hearing, or such later date as the Debtors and the Administrative Agent may agree;

               (i) All actions, documents and agreements necessary to implement the Plan in form and substance reasonably acceptable to the Debtors and the Administrative Agent shall have been effected or executed;

               (j) The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtors to be necessary to implement the Plan;

               (k) The Administrative Agent shall continue to be satisfied with the composition, and employment terms, of the senior management of Reorganized Acterna or Newco, as the case may be; and

               (l) The terms of the Benefit Plans shall be acceptable to the Administrative Agent.


                  H. IMPLEMENTATION AND EFFECT OF CONFIRMATION
                                   OF THE PLAN

           On the Effective Date, except as otherwise provided in the Plan, the property of the estate of the Debtors shall vest in the Reorganized Debtors. From and after the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire and dispose of property free of any restrictions imposed under the Bankruptcy Code. As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all liens, Claims and interests of holders of Claims and Equity Interests, except as otherwise provided in the Plan. All injunctions and stays provided for in the Chapter 11 Cases under sections 105 and 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

           1. Incurrence of New Indebtedness

           On the Effective Date, subject to the consent of the Administrative Agent, the Reorganized Debtors will be authorized (but not required if sufficient asset sale proceeds are retained) to incur indebtedness under the Exit Facility, having principal terms and conditions no less favorable to the Reorganized Debtors than those set forth in the Plan Supplement. The receipt by the Debtors of satisfactory written commitments to provide the facility, or sufficient liquidity from assets sales, is a condition precedent to effectiveness of the Plan.

           2. The Restructuring Transactions

           On or as of the Effective Date, the distributions provided for under the Plan may be effectuated pursuant to the Restructuring Transactions described in this Article VI, the documentation for which shall be satisfactory to the Debtors and the Senior Lenders. On or before the Confirmation Date, the Debtors and the Senior Lenders may elect to effectuate the following Restructuring Transactions, all of which shall occur in seriatim:

               (a) Newco shall be formed (but no shares of capital stock shall be issued prior to the issuances set forth below);

               (b) TTC, a non-Debtor Affiliate which develops, manufactures, and markets a broad range of instruments, systems, software, and services in Europe, shall sell all the shares of IPMS, a wholly owned subsidiary of TTC and which is the research and development center of TTC, to Acterna for an amount of Cash equal to the fair market value of IPMS;

               (c) On the Effective Date, Acterna shall transfer, or cause to be transferred, to Newco all of its ownership interests in Acterna LLC (the "LLC Interests"), which represents 100% of the ownership of Acterna LLC. The LLC Interests transferred to Newco pursuant to the preceding sentence shall be subject to, and Newco shall assume sole and exclusive responsibility for (a) all Claims, liabilities and obligations of Acterna Corporation incurred after the Petition Date (including, without limitation, any Claims liabilities and obligations incurred pursuant to the Plan) to the extent not paid on or prior to the Effective Date, and (b) any tax liabilities of Acterna Corporation for periods ending on or before the Effective Date to the extent payable after the Effective Date (whether or not relating to the LLC Interests), including, without limitation, any taxes incurred in connection with the transfer of the LLC Interests. Immediately after the Effective Date, the net asset value of Reorganized Acterna will be at least approximately $5 million;

               (d) In consideration for, and in connection with, the transfer of the LLC Interests:

                    (i) Newco shall transfer to Acterna all of the Newco Common
               Stock, New Secured Term Notes, New Warrants, and the Contingent Payment Rights; and

                    (ii) In accordance with Article IV of the Plan, Acterna
               shall distribute (A) to the holders of Senior Lender Claims, all of the New Common Stock, the New Secured Term Notes, and the Contingent Payment Rights and (B) to the holders of Allowed Subordinated Notes Claims, all of the New Warrants.

           Subject to the consent of the Administrative Agent, the Debtors intend to effectuate the Restructuring Transactions described above.

                          I. DISCHARGE AND INJUNCTION

           The rights afforded pursuant to the Plan and the treatment of all Claims and Equity Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors and the Debtors in Possession, or any of their assets or properties. Except as otherwise provided in the Plan, (i) on the Effective Date, all such Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full and (ii) all persons shall be precluded from asserting against the Reorganized Debtors, their successors, or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

           Except as otherwise expressly provided in the Plan, the Confirmation Order or a separate order of the Bankruptcy Court, all entities who have held, hold or may hold Claims against or Equity Interests in the Debtors, are permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors on account of any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest and (v) commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claims and Causes of Action which are extinguished, dismissed or released pursuant to the Plan. Such injunction shall extend to successors of the Debtors, including, without limitation, the Reorganized Debtors and their respective properties and interests in property. Section 10.5 of the Plan does not enjoin, bar or otherwise impair the commencement or prosecution of direct personal Claims against any Person other than the Debtors.

                                   J. VOTING

           1. Voting of Claims

           Each holder of an Allowed Claim in an impaired Class of Claims that is entitled to vote on the Plan pursuant to Article IV of the Plan shall be entitled to vote separately to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

           2. Elimination of Vacant Classes

           Any Class of Claims that is not occupied as of the date of commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily allowed under Bankruptcy Rule 3018 shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

           3. Nonconsensual Confirmation

           If any impaired Class of Claims entitled to vote shall not accept the Plan by the requisite majorities provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan in accordance with Section
12.10 of the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both. With respect to impaired Classes of Claims that are deemed to reject the Plan, the Debtors shall request the Bankruptcy Court to confirm the Plan under section 1129(b) of the Bankruptcy Code.

                   K. SUMMARY OF OTHER PROVISIONS OF THE PLAN

           The following subsections summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

           1. Retiree Benefits

           The Plan provides that, pursuant to section 1114(a) of the Bankruptcy Code, payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Petition Date shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefits, subject to the Debtors' right to amend or modify such benefit plans, funds or programs in accordance with the terms thereof and applicable law. A schedule listing such benefits shall be provided to the Administrative Agent no later than thirty (30) days prior to the deadline for voting on the Plan.

           2. Continuation of Pension Plans and Benefit Plans

           The Debtors sponsor and administer several Benefit Plans, including two pension plans. The Debtors will continue the Benefit Plans subject to the terms of such plans and applicable law, including ERISA. A schedule listing the Benefit Plans shall be provided to the Senior Lenders no later than thirty (30) prior to the deadline for voting on the Plan.

           3. By-laws and Certificates of Incorporation

           The Reorganized Debtors' By-laws and the Reorganized Debtors' Certificates of Incorporation shall contain provisions necessary (a) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificates of incorporation and by laws as permitted by applicable law and (b) to effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtors, the Debtors in Possession or the Reorganized Debtors.

           The proposed forms of Reorganized Debtors' Certificates of Incorporation and the Reorganized Debtors' By-laws will be included in the Plan Supplement.

           4. Amendment or Modification of the Plan

           a. Plan Modifications. The Plan may be amended, modified, or supplemented by the Debtors, with the consent of the Administrative Agent, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise direct. In addition, after the Confirmation Date, so long as such action does not materially adversely affect the treatment of holders of Claims or Equity Interests under the Plan (or, in the case of the Senior Lender Claims, does not affect the treatment for holders of such Claims), the Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan.

           b. Other Amendments. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Equity Interests.

           5. Limited Releases

           Pursuant to the Plan, as of the Effective Date, the Debtors and the Debtors in Possession release all of the Releasees from any and all Causes of Action held, assertable on behalf of or derivative from the Debtors or the Debtors in Possession, in any way relating to the Debtors, the Debtors in Possession, the Chapter 11 Cases, the Plan and the ownership, management and operation of the Debtors. Releasees means all present and former officers and directors of the Debtors who were directors and/or officers, respectively, on or after the Petition Date, and any other Persons who serve or served as members of management of the Debtors on or after the Petition Date, all present and former members of the Creditors' Committee, CD&R, the Administrative Agent, the DIP Agent, all other agents and letter of credit issuing banks under the Bank Credit Agreement and the DIP Agreement, all present and former Senior Lenders and DIP Lenders (and known loan participants), any of the respective Affiliates of each of these parties in interest, all present and former officers and directors and other Persons who serve or served as members of the management of any present or former member of the Creditors' Committee or of any present or former Senior Lender or DIP Lender (and their respective Affiliates), and all advisors, consultants or professionals of or to each Debtor, the Creditors' Committee, the members of the Creditors' Committee, CD&R, the Administrative Agent, the DIP

Agent, all other agents under the Bank Credit Agreement and the DIP Agreement, the Senior Lenders and the DIP Lenders (and their respective Affiliates). The foregoing shall not operate as a waiver of or release from any Causes of Action arising out of any express contractual obligation owing by any former director, officer or employee to the Debtors or any reimbursement obligation of any former director, officer or employee with respect to a loan or advance made by the Debtors to such former director, officer or employee and is not a waiver of or release for any attorneys retained in connection with this Chapter 11 Cases from Claims by their respective clients. Nothing contained herein shall effect a release in favor of any person other than the Debtors with respect to any Causes of Action based on willful misconduct, or gross negligence.

           6. Cancellation of Existing Securities and Agreements

           Pursuant to the Plan, on the Effective Date, the promissory notes, share certificates, bonds and all other instruments or documents evidencing any Claim or Equity Interest (except for Equity Interests in the Reorganized Subsidiaries formerly held by Acterna Corporation or Acterna LLC and their subsidiaries shall be transferred to Newco (or Reorganized Acterna, if the Restructuring Transactions are not implemented)), other than an Other Secured Claim that is reinstated and rendered unimpaired pursuant to Section 4.2 of the Plan, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule, and, except as otherwise set forth in the Plan, the obligations of the Debtors under the agreements, indentures and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged.

           Except as expressly provided for in the Plan, holders of promissory notes, share certificates, bonds and any and all other instruments or documents evidencing any Claim or Equity Interest shall not be required to surrender such instruments pursuant to the Plan.

           7. Revocation or Withdrawal of the Plan

           Subject to the approval of the Administrative Agent, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims by or against the Debtors or any other person or entity or to prejudice in any manner the rights of the Debtors or any person or entity in any further proceedings involving the Debtors.

           8. Termination of the Creditors' Committee

           Pursuant to the Plan, the appointment of the Creditors' Committee shall terminate on the Effective Date.

           9. Claims Preserved

           Except as otherwise provided in the Plan or in a Final Order entered in these Chapter 11 Cases, the Reorganized Debtors shall retain any and all avoidance claims accruing to the Debtors under sections 502(d), 544, 545, 547, 548, 549, 550 and 551 of the Bankruptcy Code and prosecute such claims at the discretion of the Reorganized Debtors.

           During the ninety (90) day period prior to the Petition Date, the Debtors paid approximately $52,591,444 to or for the benefit of creditors pursuant to arrangements with those creditors for goods provided and services performed or to be performed. A portion of those payments may constitute voidable preferences, if determined that the payments were not made in the ordinary course of business. The recipients of those payments may assert other defenses as well.

           10. Effectuating Documents and Further Transactions

           Pursuant to the Plan, each of the Debtors and the Reorganized Debtors are authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

           11. Corporate Action

           Pursuant to the Plan, on the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of the Debtors or the Reorganized Debtors, including, without limitation, (a) the authorization to form Newco and to issue or cause to be issued Newco Common Stock, (b) the authorization to issue or cause to be issued New Common Stock, New Secured Term Notes, and New Warrants, (c) the authorization and effectiveness of the Reorganized Debtors' Certificates of Incorporation, the Reorganized Debtors' By-laws, Registration Rights Agreement, New Secured Loan Documents, Restructured German Term Debt Documents, Exit Facility Documents, Employee Equity and the New Management Incentive Plan, and
(d) the election or appointment, as the case may be, of directors and officers of the Reorganized Debtors pursuant to the Plan, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation or other law of the state in which applicable Reorganized Debtor is formed and established, without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

           12. Exculpation

           Neither the Debtors, the Disbursing Agent, the Creditors' Committee, all present and former holders of the Senior Lender Claims (or their known participants), all present and former DIP Lenders (or their known loan participants), Administrative Agent, the DIP Agent, all other agents and letter of credit issuing banks under the Bank Credit Agreement and DIP Agreement, CD&R, nor any of the respective Affiliates of each of those parties in interest, members, present or former officers, directors, employees, agents or professionals shall have or incur any liability to any holder of any Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, negotiations regarding or concerning the Plan, the confirmation of the Plan, the consummation of the Plan or the administration of the Plan or property to be distributed under the Plan, except for willful misconduct or gross negligence. The Debtors, the Reorganized Debtors, the Disbursing Agent, the Creditors' Committee, all present and former holders of the Senior Lender Claims (or their known participants), all present and former DIP Lenders (or their known loan participants), Administrative Agent, the DIP Agent, all other agents under the Bank Credit Agreement and DIP Agreement, CD&R, nor any of the respective Affiliates of each of those parties in interest, and each of their respective members, officers, directors, employees, advisors, professionals and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

           13. Plan Supplement

           The Reorganized Debtors By-laws, New Management Incentive Plan, Reorganized Debtors Certificate of Incorporation, a term sheet outlining the principal terms of the New Secured Loan Agreement, a term sheet outlining the principal terms of the Restructured German Term Debt Documents, New Warrant Agreement, and Registration Rights Agreement shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least five days prior to the last day upon which holders of Claims may vote to accept or reject the Plan. In the event that there is a stockholders' agreement governing the New Common Stock, the Employee Equity, the New Warrants, and/or the shares, if any, to be issued upon the exercise of the New Warrants, such stockholders' agreement shall also be contained in the Plan Supplement. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.

           14. Retention of Jurisdiction

           Pursuant to the Plan, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

           a. To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

           b. To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on the Confirmation Date.

           c. To ensure that distributions to holders of Allowed Claims are accomplished as provided herein.

           d. To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, Administrative Expense Claim, or Equity Interest.

           e. To hear and determine all actions commenced by the Debtors pursuant to sections 505, 542, 543, 544, 545, 547, 548, 549, 550, and 553 of the
Bankruptcy Code, collection matters related thereto, and settlements thereof.

           f. To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated.

           g. To issue injunctions, enter and implement other orders and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court.

           h. To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof.

           i. To hear and determine all applications of retained professionals under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

           j. To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby or any agreement, instrument, or other document governing or relating to any of the foregoing, other than matters related to the Exit Facility, the New Secured Term Notes and the Restructured German Term Debt.

           k. To take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following consummation.

           l. To determine such other matters and for such other purposes as may be provided in the Confirmation Order.

           m. To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code.

           n. To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

           o. To enter a final decree closing the Chapter 11 Cases.

           p. To recover all assets of the Debtors and property of the Debtors' estates, wherever located.

           q. To resolve any Disputed Claims.

           r. To determine the scope of any discharge of any Debtor under the Plan or the Bankruptcy Code.

           15. Exemption from Transfer Taxes

           Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or issuance of debt or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax. All sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Petition Date, including, without limitation, the sales, if any, by the Debtors of owned property or assets pursuant to section 363(b) of the Bankruptcy Code and the assumptions, assignments and sales, if any, by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, therefore, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax.

           16. Injunction Regarding Worthless Stock Deduction

           Unless otherwise ordered by the Bankruptcy Court, on and after the Confirmation Date, any "fifty percent shareholder" within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, shall be enjoined from claiming a worthless stock deduction with respect to any Equity Interests held by such entity for any taxable year of such shareholder ending prior to the Effective Date.

           17. Post-Effective Date Fees and Expenses

           From and after the Effective Date, Reorganized Acterna (or Newco, if the restructuring Transactions are implemented) shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by

Reorganized Acterna (or Newco, if the restructuring Transactions are implemented), including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

           18. Payment of Statutory Fees

           All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

           19. Severability

           In the event that the Bankruptcy Court determines that any provision in the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the holder or holders of such Claims or Equity Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan.

           20. Binding Effect

           The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests and their respective successors and assigns, including, without limitation, Reorganized Acterna and Newco.

           21. Governing Law

           Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent an exhibit to the Plan provides otherwise, or contract, instrument or other agreement or document entered into in connection with the Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

           22. Withholding and Reporting Requirements

           In connection with the consummation of the Plan, the Debtors or Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

           23. Sections 1125 and 1126 of the Bankruptcy Code

           As of and subject to the occurrence of the Confirmation Date, (i) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, section 1125(a) of the Bankruptcy Code, and any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (ii) the Debtors, the Senior Lenders and the DIP Lenders (and each of their respective affiliates, agents, directors, officers, employees, advisors and attorneys) shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

           24. Allocation of Plan Distributions

           All distributions in respect of Allowed Claims will be allocated first to the portion of such Claims representing interest (as determined for federal income tax purposes), second to the original principal amount of such Claims (as determined for federal income tax purposes), and any excess to the remaining portion of such Claims.

           25. Minimum Distributions

           No payment of Cash less than $75 shall be made by the Disbursing Agent to any holder of a Claim.

           26. Notices

           All notices, requests and demands to or upon the Debtor or, on and after the Effective Date, Reorganized Acterna, to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

           If to the Debtors or the Reorganized Debtors:

           Acterna Corporation
           12410 Milestone Center Drive
           Germantown, Maryland 20876-7100
           Attn:  Richard H. Goshorn, Esq.
           Telephone:  (240) 404-1115
           Facsimile:  (240) 404-1196
           with a copy to:

           Weil, Gotshal & Manges LLP
           767 Fifth Avenue
           New York, New York  10153
           Attn:  Paul M. Basta, Esq.
           Telephone:  (212) 310-8000
           Facsimile:  (212) 310-8007

           If to the Senior Lenders or the DIP Lenders:

           Simpson Thacher & Bartlett LLP
           425 Lexington Avenue
           New York, New York  10017
           Attn:     Peter V. Pantaleo, Esq.
                     Alice Belisle Eaton, Esq.
           Telephone:  (212) 455-2000
           Facsimile:  (212) 455 2502

           If to the Creditors' Committee:

           Blank Rome LLP
           405 Lexington Avenue
           New York, New York  10174
           Attn:  Andrew B. Eckstein, Esq.
           Telephone:  (212) 885-5505
           Facsimile:  (917) 332-3724

                  VII. CONFIRMATION AND CONSUMMATION PROCEDURE

           Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

                            A. SOLICITATION OF VOTES

           In accordance with sections 1126 and 1129 of the Bankruptcy Code, the Claims in Classes C, D, E and F -- Senior Lender Claims, General Unsecured Claims, Convertible Notes Claims and Subordinated Notes Claims -- are impaired, and the holders of Allowed Claims in such Classes are entitled to vote to accept or reject the Plan. Classes H and I -- Securities Litigation Claims and Equity Interests respectively -- are impaired and shall not receive any distributions under the Plan. Accordingly, the holders of Claims or Equity Interests in such Classes are conclusively presumed to have rejected the Plan, and the solicitation of acceptances with respect to such Classes is not required under section 1126(f) of the Bankruptcy Code. Claims in Classes A (Priority Non-Tax Claims), B (Other Secured Claims) and G (Intercompany Claims) are unimpaired. Accordingly, the holders of Allowed Claims in each of such Classes are conclusively presumed to have accepted the Plan, and the solicitation of acceptances with respect to such Classes is not required under section 1126(f) of the Bankruptcy Code.

           As to the classes of Claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two thirds in dollar amount and more than one half in number of the Claims of that class that have timely voted to accept or reject a plan.

           A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

                          B. THE CONFIRMATION HEARING

           The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for September 25, 2003 commencing at 10:00 a.m. Eastern Time, before the Honorable Burton R. Lifland, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, New York, New York 10004, or such other location as the Bankruptcy Court directs. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or the number of shares of common stock of the Debtors held by the objector. Any such objection shall be filed with the Bankruptcy Court, together with proof of service thereof, in accordance with General Order of the United States Bankruptcy Court for the Southern District of New York M-242, which order may be found at www.nysb.uscourts.gov, and served upon the following parties on or before September 15, 2003 at 4:00 p.m. Eastern Time:

                     Acterna Corporation
                     12410 Milestone Center Drive
                     Germantown, Maryland 20876-7100
                     Attn:  Richard H. Goshorn, Esq.
                     Telephone:  (240) 404-1115
                     Facsimile:  (240) 404-1196

                     Weil, Gotshal & Manges LLP
                     767 Fifth Avenue
                     New York, New York  10153
                     Attn:  Paul M. Basta, Esq.
                     Telephone:  (212) 310-8000
                     Facsimile:  (212) 310-8007

                     Simpson Thacher & Bartlett LLP
                     Attorneys for the Senior Lenders
                     425 Lexington Avenue
                     New York, New York  10017
                     Attn:     Peter V. Pantaleo, Esq.
                               Alice Belisle Eaton, Esq.
                     Telephone:  (212) 455-2000
                     Facsimile:  (212) 455 2502

                     Blank Rome LLP
                     Attorneys for the Creditors' Committee
                     405 Lexington Avenue
                     New York, New York  10174
                     Attn:  Andrew B. Eckstein, Esq.
                     Telephone:  (212) 885-5505
                     Facsimile:  (917) 332-3724

                     The Office of the United States Trustee
                     33 Whitehall Street, 21st Floor
                     New York, New York  10004
                     Attn:  Hollie T. Elkins, Esq.

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

                                C. CONFIRMATION

           At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired classes of Claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible and (iii) in the "best interests" of creditors and stockholders that are impaired under the plan.

           1. Acceptance

           Class C (Senior Lender Claims), Class D (General Unsecured Claims), Class E (Convertible Notes Claims), and Class F (Subordinated Notes Claims) are impaired under the Plan and holders of Allowed Claims in such Classes are entitled to vote to accept or reject the Plan. Class H (Securities Litigation Claims) and Class I (Equity Interests) are impaired under the Plan and shall not receive any distributions under the Plan, and, therefore, are conclusively presumed to have voted to reject the Plan. Classes A (Priority Non-Tax Claims), B (Other Secured Claims) and G (Intercompany Claims) of the Plan are unimpaired and, therefore, are conclusively presumed to have voted to accept the Plan.

           With respect to those Classes of Claims and Equity Interests that are deemed to have rejected the Plan, i.e., Class H (Securities ---- Litigation Claims) and Class I (Equity Interests), the Debtors shall request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to amend the Plan in accordance with Section 12.10 of the Plan or seek nonconsensual confirmation of the Plan under section 1129(b) of the Bankruptcy Code or both with respect to any Class of Claims that is entitled to vote to accept or reject the Plan, if such Class rejects the Plan.

           2. Unfair Discrimination and Fair and Equitable Tests

           To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting class. The Bankruptcy Code provides a non exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

          o Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured Claim and receives on account of its secured Claim deferred Cash payments having a present value equal to the amount of its allowed secured Claim,
               (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured Claim or (iii) the property securing the Claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) above.

          o Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed Claim or (ii) the holders of Claims and interests that are junior to the Claims of the dissenting class will not receive any property under the plan.

          o Equity Interests. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

           A plan of reorganization does not "discriminate unfairly" with respect to a nonaccepting class if the value of the Cash and/or securities to be distributed to the nonaccepting class is equal to, or otherwise fair when compared to, the value of the distributions to other classes whose legal rights are the same as those of the nonaccepting class.

           The Debtors believe and will demonstrate at the Confirmation Hearing that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class.

           3. Feasibility

           The Bankruptcy Code permits a plan to be confirmed if it is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared projections of its financial performance for each of the three fiscal years in the period ending March 31, 2007 (the "Projection Period"). These projections, and the assumptions on which they are based, are included in the Projected Financial Information, annexed hereto as Exhibit E. Based upon such projections, the Debtors believe that they will be able to make all payments and distributions required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

           The pro forma financial information and the projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date of the Plan will occur in October 2003.

           The Debtors have prepared these financial projections based upon certain assumptions that they believe to be reasonable under the circumstances. Those assumptions considered to be significant are described in the financial projections, which are annexed hereto as Exhibit E. The financial projections have not been examined or compiled by independent accountants. The Debtors make no representation as to the accuracy of the projections or the Debtors' ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in connection with their evaluation of the Plan.

           4. Best Interests Test

           With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each holder of a Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtor were liquidated under chapter 7 of the Bankruptcy Code. To determine the recovery that holders of Claims and Equity Interests in each impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The Cash amount that would be available for satisfaction of Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors, augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation case. Such Cash amount would be reduced by the costs and expenses of liquidation and by such additional administrative and priority Claims that might result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation.

           The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, Claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Cases. The foregoing types of Claims and other Claims that might arise in a liquidation case or result from the pending Chapter 11 Cases, including any unpaid expenses incurred by the Debtors during the Chapter 11 Cases, such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims.

           To determine if the Plan is in the best interests of each impaired Class, the value of the distributions from the proceeds of a liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the foregoing Claims, must be compared with the value of the property offered to such Classes of Claims under the Plan.

           After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in Claims that would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim with a recovery that is not less than such holder would receive pursuant to the liquidation of the Debtors under chapter 7.

           The Debtors also believe that the value of any distributions to each Class of Allowed Claims in a chapter 7 case, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for two years after the completion of such liquidation in order to resolve Claims and prepare for distributions. In the likely event litigation was necessary to resolve Claims asserted in the chapter 7 case, the delay could be prolonged.

           The Debtors' Liquidation Analysis is annexed hereto as Exhibit E. The information set forth in Exhibit E provides a summary of the liquidation values of the Debtors' assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtor's estate. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis.

           Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the Debtors' management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis also is based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation.

                                D. CONSUMMATION

           The Plan will be consummated on the Effective Date. The Effective Date of the Plan will occur on the first Business Day on which the conditions precedent to the effectiveness of the Plan, as set forth in Section 9.1 of the Plan, have been satisfied or waived pursuant to Section 9.3 of the Plan. For a more detailed discussion of the conditions precedent to the Effective Date of the Plan and the consequences of the failure to meet such conditions, see
Section VI.G.

           The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

           VIII. MANAGEMENT OF REORGANIZED DEBTORS

           A. BOARD OF DIRECTORS AND MANAGEMENT

           1. Newco and Reorganized Acterna Board of Directors

           The initial Board of Directors of Reorganized Acterna (and Newco, if the Restructuring Transactions are implemented) shall consist of seven members. Six members will be selected by the holders of the Senior Lender Claims. The remaining member shall be the Chief Executive Officer of Reorganized Acterna. Each of the members of such initial Board of Directors shall serve a one-year term. After selection of the initial Board of Directors, the holders of the New Common Stock will elect members of the Board of Directors of Reorganized Acterna (and Newco, if the Restructuring Transactions are implemented) in accordance with the applicable Certificate of Incorporation, applicable By-laws and applicable nonbankruptcy law.

           2. Reorganized Subsidiaries Board of Directors

           Subject to the approval of the Administrative Agent, the members of the Boards of Directors of the Reorganized Subsidiaries immediately prior to the Effective Date shall serve as the initial members of the Boards of Directors of such Reorganized Subsidiaries on and after the Effective Date. Each of the members of such initial Boards of Directors shall serve in accordance with the applicable Reorganized Debtors Certificates of Incorporation and applicable Reorganized Debtors By-laws, as the same may be amended from time to time.

           3. Officers of Reorganized Debtors

           Subject to the approval of the Administrative Agent, the officers of the Debtors immediately prior to the Effective Date shall serve as the initial officers of the Reorganized Debtors on and after the Effective Date. Such officers shall serve in accordance with any employment agreement with the Reorganized Debtors and applicable law.

           4. Identity of the Debtors' Executive Management

           Set forth below is the name, age and position of the executive management of the Debtors during the Chapter 11 Cases:

----------------------------------------- --------- --------------------------------------------------------------------------------
NAME                                      AGE       TITLE
----------------------------------------- --------- --------------------------------------------------------------------------------
John Peeler                               48        President and Chief Executive Officer of Acterna Corporation
----------------------------------------- --------- --------------------------------------------------------------------------------
John Dubel                                44        Chief Restructuring Officer of Acterna Corporation
----------------------------------------- --------- --------------------------------------------------------------------------------
Grant Barber                                        Chief Financial Officer of Acterna Corporation
----------------------------------------- --------- --------------------------------------------------------------------------------
Richard H. Goshorn, Esq.                  47        Corporate Vice President, General Counsel and Corporate Secretary of Acterna
                                                    Corporation
----------------------------------------- --------- --------------------------------------------------------------------------------
Tom Turner                                55        President and CEO of Itronix Corporation
----------------------------------------- --------- --------------------------------------------------------------------------------
Michael Arbuthnot                         56        President and CEO of da Vinci Systems, Inc.
----------------------------------------- --------- --------------------------------------------------------------------------------


              B. COMPENSATION OF THE DEBTORS' EXECUTIVE MANAGEMENT

           The following table sets forth all cash compensation paid by the Debtors to executive management of the Debtors, for services rendered in their respective capacities for the fiscal year ended March 31, 2003:


                                                                                                  COMPENSATION
                                                                               -------------------------------------------------
   NAME                          CAPACITY IN WHICH SERVED                      SALARY                 BONUS               OTHER
   -- --                          ------------------------                      ------                 -----               -----
John Peeler               President and CEO of Acterna Corporation            $410,833.44         $325,000.00         $15,600.00

Grant Barber              Chief Financial Officer of Acterna
                          Corporation                                         $220,000.00 (10)          $0.00            $95,000

Michael Arbuthnot         President and CEO of da Vinci Systems,
                          Inc.                                                $170,000.00         $251,500.00              $0.00

Rick Goshorn              Corporate Vice President, General
                          Counsel and Corporate Secretary of
                          Acterna Corporation                                 $263,442.31          $75,000.00         $11,100.00

Tom Turner                President and CEO of Itronix Corporation            $226,442.00         $100,000.00         $12,000.00


                            C. COMPENSATION MATTERS

           1. The New Management Incentive Plan.

           The Debtors and the Administrative Agent have negotiated the principal terms and conditions of compensation and benefits for executive management and the board of directors of Reorganized Acterna (or Newco, if the Restructuring Transactions are implemented) to receive Employee Equity to purchase up to 8.5% of Acterna Common Stock or, if a Restructuring Transaction is implemented, Newco Common Stock. These terms and conditions are subject to finalization. A summary of certain of the principal terms will be included in the Plan Supplement.

           2. Securities Law Compliance.

           Reorganized Acterna (or Newco if the Restructuring Transactions are implemented) is relying on the exemption from the registration requirements of the federal securities laws set forth in section 4(2) of the Securities Act (as defined below) for the offering and issuance of Employee Equity pursuant to the New Management Incentive Plan. As a result, the offering and issuance of Employee Equity pursuant to the New Management Incentive Plan will be made by Reorganized Acterna in compliance with federal securities laws.


------------------------
(10) The amount reflected herein is based on a full year salary. Mr. Barber began working for the Debtors on January 6, 2003 as Corporate Comptroller but has since been promoted to Chief Financial Officer.

          D. CONTINUATION OF EXISTING BENEFIT PLANS AND D&O INSURANCE

           Except as provided in Section 8.1 of the Plan, all Benefit Plans, all directors and officers liability and other insurance and all workers' compensation programs are treated as executory contracts under the Plan and shall, on the Effective Date and subject to the consent of the Administrative Agent be deemed assumed by the Debtors, in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code. A schedule listing the Benefit Plans shall be provided to the Administrative Agent no later than thirty (30) prior to the deadline for voting on the Plan.

                          IX. SECURITIES LAWS MATTERS

                       A. BANKRUPTCY CODE EXEMPTIONS FROM
                            REGISTRATION REQUIREMENTS

           In reliance upon section 1145 of the Bankruptcy Code, the New Common Stock to be issued to holders of Senior Lender Claims, the New Warrants to be issued to holders of Subordinated Notes Claims on the Effective Date will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and equivalent provisions in state securities laws. Section 1145(a) of the Bankruptcy Code generally exempts from such registration the issuance of securities, and, in the case of warrants, also generally exempts the issuance of stock issued upon exercise of such warrants, if the following conditions are satisfied: (i) the securities are issued by a debtor (or its successor) under a plan of reorganization; (ii) the recipients of the securities hold a Claim against, an interest in, or a Claim for an administrative expense against the debtor; and (iii) the securities are issued entirely in exchange for the recipient's Claim against or interest in the debtor, or are issued principally in such exchange and partly for Cash or property. The Debtors believe that the exchange of the Plan Securities for the Senior Lender Claims, the Convertible Notes Claims and the Subordinated Notes Claims (the holders of such Claims, collectively, the "New Security Holders") under the circumstances provided in the Plan will satisfy the requirements of section 1145(a) of the Bankruptcy Code.

           The Plan Securities to be issued to the New Security Holders pursuant to the Plan on the Effective Date will be deemed to have been issued in a public offering under the Securities Act and, therefore, may be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by Section 4(1) thereof, unless the holder is an "underwriter" with respect to such securities, as that term is defined in section 1145(b)(1) of the Bankruptcy Code (a "statutory underwriter"). In addition, such securities generally may be resold by the recipients thereof without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the individual states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under federal securities laws and any relevant state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

           Section 1145(b)(i) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (a) purchases a Claim with a view to distribution of any security to be received in exchange for the Claim, or (b) offers to sell securities issued under a plan for the holders of such securities and under an agreement made in connection with the plan with the consummation of the plan, or with the offer or sale of securities under the plan, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (d) is an issuer of the securities within the meaning of Section 2(11) of the Securities Act.

           The term "issuer" is defined in Section 2(4) of the Securities Act; however, the reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to Section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as defined in Rule 405 under the Securities
Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a "control person" of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor's or its successor's voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the voting securities of a reorganized debtor may be presumed to be a "control person."

           The Debtors believe that the Employee Equity, New Common Stock and options to purchase additional shares of New Common Stock, which will be granted to officers and other senior management of Reorganized Acterna (or Newco, if the Restructuring transactions are implemented) pursuant to the New Management Incentive Plan, under the Plan will be exempt from the registration requirements of the Securities Act, pursuant to section 4(2) of the Securities Act, as transactions by an issuer not involving any public offering, and equivalent exemptions under state securities laws.

           To the extent that persons deemed to be "underwriters" receive Plan Securities pursuant to the Plan (collectively, "Restricted Holders"), resales by Restricted Holders would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Restricted Holders may, however, be able, at a future time and under certain conditions described below, to sell securities without registration pursuant to the resale provisions of Rule 144 and Rule 144A under the Securities Act.

           Under certain circumstances, Restricted Holders who are deemed to be statutory underwriters by virtue of being in a control relationship with the applicable issuer of the Plan Securities ("affiliates") may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144, to the extent available, and in compliance with applicable state and foreign securities laws. Generally, Rule 144 provides that persons who are


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
affiliates of an issuer who resell securities will not be deemed to be underwriters if certain conditions are met. These conditions include the requirement that current public information with respect to the issuer be available, a limitation as to the amount of securities that may he sold in any three-month period, the requirement that the securities be sold in a "brokers transaction" or in a transaction directly with a "market maker" and that notice of the resale be filed with the SEC. The Debtors cannot assure, however, that adequate current public information will exist with respect to any issuer of securities under the Plan and, therefore, that the safe harbor provisions of Rule 144 will be available. Under paragraph (k) of Rule 144, the aforementioned conditions will not limit the resale of restricted securities that are sold for the account of a holder who is not an affiliate of the company at the time of such resale and was not an affiliate of the company during the three- (3-) month period preceding such sale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date and (ii) the date on which such holder acquired his or its securities from Reorganized Acterna or an affiliate of Reorganized Acterna (including Newco).

           Restricted Holders who are not affiliates as described above may resell their securities received pursuant to the Plan in "ordinary trading transactions" made on a national securities exchange or over-the-counter. What constitutes "ordinary trading transactions" within the meaning of section 1145 of the Bankruptcy Code is the subject of interpretive letters by the staff of the SEC. Generally, ordinary trading transactions are those which do not involve
(i) concerted activity by recipients of securities under a plan of reorganization, or by distributors acting on their behalf, in connection with the sale of such securities, (ii) use of informational documents in connection with the sale other than the disclosure statement relating to the plan, any amendments thereto, and reports filed by the issuer with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act"), or (iii) payment of special compensation to brokers or dealers in connection with the sale.

           Rule 144A provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities, if certain other conditions are met (e.g., the availability of information required by paragraph (d)(4) of Rule 144A and certain notice provisions). Under Rule 144A, a "qualified institutional buyer" is defined to include, among other persons, "dealers" registered as such pursuant to Section 15 of the Exchange Act, and entities which purchase securities for their own account or for the account of another qualified institutional buyer and which (in the aggregate) own and invest on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such pursuant to section 6 of the Exchange Act) or quoted in a U.S. automated inter-dealer quotation system.


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
           Pursuant to the Plan, certificates evidencing shares of New Common Stock received by Restricted Holders or holders of ten percent (10%) or more of the outstanding New Common Stock will bear a legend substantially in the form below:

          THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

           Any holder of a certificate evidencing shares of New Common Stock bearing such legend may present such certificate to the transfer agent for the shares of New Common Stock for exchange for one or more new certificates not bearing such legend or for transfer to a new holder without such legend at such time as (a) such securities are sold pursuant to an effective registration statement under the Securities Act or (b) such holder delivers to Reorganized Acterna an opinion of counsel reasonably satisfactory to Reorganized Acterna to the effect that such securities are no longer subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code or (c) such holder delivers to Reorganized Acterna an opinion of counsel reasonably satisfactory to Reorganized Acterna to the effect that such securities are no longer subject to the restrictions pursuant to an exemption under the Securities Act and such securities may be sold without registration under the Securities Act or to the effect that such transfer is exempt from registration under the Securities Act, in which event the certificate issued to the transferee shall not bear such legend.

          IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF SECURITIES MAY BE AN UNDERWRITER OR AN AFFILIATE OF REORGANIZED ACTERNA, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.


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
                       B. REGISTRATIONS RIGHTS AGREEMENT

           The Plan provides that the holders of any shares of Reorganized Acterna (or Newco, if the Restructuring Transactions are implemented), including shares issued upon the exercise of the New Warrants, and the Employee Equity issued under the New Management Incentive Plan, shall be deemed to be parties to the Registration Rights Agreement in the form set forth in the Plan Supplement.

                                  X. VALUATION

           The Debtors have been advised by Miller Buckfire Lewis Ying & Co., LLC ("MBLY") with respect to the estimated enterprise value of the Reorganized Debtors' Communications Test business unit, inclusive of all Communications Test operations conducted by the Debtors and the Non-Debtor Affiliates. Inasmuch as the Debtors currently are marketing and may divest their Itronix and da Vinci business units prior to the Effective Date of the Plan, MBLY's valuation analysis excludes such business units.(11) The Debtors have relied upon MBLY's valuation analysis for the purpose of determining value available for distribution to creditors pursuant to the Plan and to analyze recoveries to creditors thereunder.

           The valuation of the Reorganized Debtors' Communications Test business unit for purposes of the Plan is as of an assumed Effective Date of October 2003 and is based on an enterprise valuation analysis (premised on publicly available information and information provided by the Debtors) prepared by MBLY in July 2003. The enterprise valuation comprises the going concern value of Communications Test. For purposes of MBLY's analysis, consistent with the financial projections prepared by the Debtors, all projected corporate-level expenses are incorporated into the financial projections of Communications Test. Based upon the foregoing assumptions, the enterprise value of Communications Test was assumed for purposes of the Plan by the Debtors, based on advice from MBLY, to be within a range of $200,000,000 to $300,000,000, with a mid-point value of $250,000,000. Pursuant to the Plan, subject to the consummation of the divestitures of the Debtors' Itronix and da Vinci business units, the Debtors project that they will be able to retain $50,000,000 in Cash upon emergence from chapter 11. The Debtors have assumed that $30,000,000 of such Cash is excess Cash, above amounts necessary to operate the business, resulting in an estimated enterprise value of the Reorganized Debtors of $230,000,000 to $330,000,000, with a midpoint value of $280,000,000.

           Based on the estimated enterprise value set forth above, the principal amount of the New Secured Term Notes to be issued pursuant to the Plan ($75,000,000), the principal amount of the Reinstated German Term Debt (approximately $91,572,000), (12) and the principal amount of other Non-Debtor


------------------------
(11) For FY 2003 (ended March 31, 2003), Itronix had revenues of $140.8 million and EBITDA of $6.9 million. For FY 2003 (ended March 31, 2003), da Vinci had revenues of $22.7 million and EBITDA of $7.7 million.

(12) Estimate of U.S. dollar amount based on exchange rate EUR(euro)1 = $1.15.

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
Affiliate debt outstanding on the Effective Date ($20,003,000), the Reorganized Debtors' equity value, at the midpoint of MBLY's enterprise valuation range, is assumed to be $93,425,000. Based upon the distribution of 5,000,000 shares of New Common Stock to holders of Senior Lender Claims under the Plan, the value per share of New Common Stock, at the midpoint of MBLY's enterprise valuation range, is $18.68 per share. For purposes of determining the value per share of New Common Stock, MBLY assumed that the impact on the value of the New Common Stock of the New Warrants to be issued pursuant to the Plan to holders of Allowed Convertible Notes Claims and Allowed Subordinated Notes Claims, respectively, and the equity to be issued pursuant to the Plan to certain members of senior management of the Reorganized Debtors, would be minimal. Such assumption is based on, among other things, the facts that the exercise prices of the Reorganization Warrants are set substantially in excess of the value per share of Reorganized Acterna Common Stock set forth herein. The foregoing valuation also reflects a number of assumptions, including a successful reorganization of the Debtors' Communications Test business in a timely manner, the achievement of the forecasts reflected in the financial projections, market conditions and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

           In preparing the enterprise valuation contained herein, MBLY: (a) reviewed certain historical financial information relating to Communications Test for recent years and interim periods; (b) reviewed certain internal financial and operating data of Communications Test; (c) met with certain members of senior management of the Debtors to discuss the operations and future prospects of Communications Test; (d) reviewed publicly available financial data and considered the market values of public companies that MBLY deemed generally comparable to Communications Test; (e) reviewed the financial terms, to the extent publicly available, of certain transactions involving companies that MBLY believed were comparable to Communications Test; (f) considered certain economic and industry information relevant to Communications Test; and (g) reviewed certain analyses prepared by other firms retained by the Debtors and conducted such other analyses as MBLY deemed appropriate. Although MBLY conducted a review and analysis of the Communications Test business unit, its operating assets and liabilities and business plan, MBLY assumed and relied on the accuracy and completeness of all (i) financial and other information furnished to it by the Debtors and by other firms retained by the Debtors and (ii) publicly available information. MBLY did not independently verify the assumptions underlying the financial projections in connection with such valuation and no independent evaluations or appraisals of the Debtors' assets were sought or were obtained in connection therewith.

           Estimates of enterprise value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were to be sold. The estimates of enterprise value prepared by MBLY assume that the Reorganized Debtors will continue as the owner and operator of the Communications Test business unit and assets. Such estimates were developed solely for purposes of formulating and negotiating a plan of reorganization and


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
analyzing implied recoveries to creditors thereunder. Such estimates do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein. Such estimates reflect computations of the estimated enterprise value of the Communications Test business unit through the application of various valuation techniques, including, among others: (a) a comparable companies analysis; (b) a discounted cash flow analysis; and (c) a comparable acquisitions analysis. These valuation techniques reflect both the market's current view of the Debtors' operations, as well as a longer-term focus on the intrinsic value of the cash flow projections in the Debtors' business plan.

           An estimate of enterprise value is not entirely mathematical. Rather, it involves considerations and judgments concerning various factors that could affect the value of an operating business. Moreover, the value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of enterprise value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, none of the Debtors, the Reorganized Debtors, MBLY or any other person assumes responsibility for their accuracy. Depending on the results of the Debtors' operations or changes in the financial markets, MBLY's valuation analysis as of the Effective Date may differ from that disclosed herein.

           In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of pre-petition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors' history in chapter 11, conditions affecting the Debtors' competitors or the general industry in which the Debtors participate or by other factors not possible to predict. Accordingly, the equity value estimated by MBLY does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of post-reorganization market trading values. Such trading values may be materially different from the equity value ranges reflected in MBLY's valuation analysis. Indeed, there can be no assurance that a trading market will develop for the new securities issued pursuant to the reorganization.

           THE ESTIMATED ENTERPRISE VALUE DEPENDS HIGHLY UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS THAT ARE NOT GUARANTEED.

           THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED ENTERPRISE VALUATIONS AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN THE PUBLIC OR PRIVATE MARKETS. THE ESTIMATED EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. SUCH TRADING VALUE, IF ANY, MAY DIFFER MATERIALLY FROM THE ESTIMATED EQUITY VALUE ASSOCIATED WITH THE VALUATION ANALYSIS.

           XI. CERTAIN RISK FACTORS TO BE CONSIDERED

           HOLDERS OF CLAIMS AGAINST THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

           A. CERTAIN BANKRUPTCY LAW CONSIDERATIONS

           1. Risk of Non Confirmation of the Plan

           Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

           2. Non Consensual Confirmation

           In the event any impaired Class of Claims or Equity Interests does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the Debtors' request if at least one impaired Class has accepted the Plan (such acceptance being determined without including the vote of any "insider" in such Class), and as to each impaired Class that has not accepted the Plan, if the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to the dissenting impaired classes. See
Section VII.C.2. Because the Plan deems certain Classes to have rejected the Plan, these requirements must be satisfied with respect to such Classes. The Debtors believe that the Plan satisfies these requirements.

           3. Risk of Non-Occurrence of the Effective Date

           Although the Debtors believes that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date.

           B. RISKS RELATING TO THE PLAN SECURITIES

           1. Variances from Projections

           The Projections included herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially include, but are not limited to, the Reorganized Debtors' ability to operate their business consistent with their projections, comply with the covenants of their financing agreements, attract and retain key executives, and respond to adverse regulatory actions taken by the federal and state governments.

           2. Dividend Policies

           The Debtors do not anticipate that Reorganized Acterna (or Newco if the Restructuring Transactions are implemented) will pay dividends on the New Common Stock in the near future.

           3. Restrictions on Transfer

           Holders of Plan Securities who are deemed to be "underwriters" as defined in section 1145(b) of the Bankruptcy Code, including holders who are deemed to be "affiliates" or "control persons" within the meaning of the Securities Act, will be unable freely to transfer or to sell their securities except pursuant to (i) "ordinary trading transactions" by a holder that is not an "issuer" within the meaning of section 1145(b), (ii) an effective registration of such securities under the Securities Act and under equivalent state securities or "blue sky" laws or (iii) pursuant to the provisions of Rule 144 under the Securities Act or another available exemption from registration requirements. For a more detailed description of these matters, see Section IX.A hereof.

           C. RISKS ASSOCIATED WITH THE BUSINESS

           Additional discussion of risks related to the Debtors' business are set forth in greater detail in Acterna Corporation's most recent Form 10-K, filed with the Securities and Exchange Commission on June 30, 2003. See the sections entitled: Forward looking Statements and Risk Factors, Quantitative and Qualitative Disclosures about Market Risk.

           XII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

           The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and certain holders of Claims. The following summary does not address the federal income tax


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
consequences to creditors whose Claims are entitled to reinstatement or payment in full in cash or are otherwise unimpaired under the Plan (e.g., holders of Administrative Expense Claims and Priority Non-Tax Claims), secured creditors (other than holders of Senior Lender Claims), or creditors whose Claims will be extinguished for no consideration (e.g., the Securities Litigation Claims and Convertible Notes Claims). Additionally, the following discussion does not address any Claims against any non-Debtor (including the receipt of Restructured German Term Debt by the German L/C Participants).

           The following summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service ("IRS"), all as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

           The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary addresses neither the foreign, state, or local income or other tax consequences of the Plan, nor the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax exempt organizations, persons holding Claims as part of a hedge, integrated constructive sale or straddle, and investors in pass through entities).

           Additionally, this discussion assumes that the various debt and other arrangements to which the Debtors are a party will be respected for federal income tax purposes in accordance with their form.

           THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE TO THEM UNDER THE PLAN.

                         A. CONSEQUENCES TO THE DEBTORS

           Acterna and its U.S. corporate subsidiaries (the "Acterna Group") file a consolidated federal income tax return, which takes into account the operations of all of the Debtors (some of which are treated as partnerships or disregarded entities for federal income tax purposes). The Acterna Group reported in its most recent Form 10K consolidated net operating loss ("NOL") carryforwards for federal income tax purposes of approximately $2.8 million as of March 31, 2003. See Exhibit C, Acterna Corporation 2003 Form 10K, at Note M

(Income Taxes). The Acterna Group also expects to incur additional losses during the taxable year ending March 31, 2004. In addition, the Acterna Group has certain tax credit carryovers. The amount of any such losses and credits remains subject to adjustment by the IRS.

                     As discussed below, it is anticipated that any losses and credits of the Acterna Group will be either utilized or eliminated in connection with the implementation of the Plan (whether on account of attribute reduction resulting from the cancellation of debt ("COD"), or as a result of transactions occurring on or before the Effective Date, including, if implemented, the Restructuring Transactions). In addition, the tax basis of the assets held by Reorganized Acterna and possibly certain of its subsidiaries will be significantly reduced in connection with the implementation of the Plan.

           1. Cancellation of Debt

           The Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes - such as NOL carryforwards, net capital loss carryforwards, current year NOLs, capital losses, tax credits and tax basis in assets - by the amount of any COD. COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction). To the extent the amount of COD exceeds the tax attributes available for reduction, the remaining COD is without current or future further tax cost to the debtor. If, however, nonrecourse debt is satisfied with the underlying collateral, generally the debtor recognizes a gain from the disposition of property based on an amount realized equal to the nonrecourse debt satisfied, as opposed to COD.

           It is unclear whether the reduction in tax attributes (other than tax basis) occurs on a separate company basis where, as here, the debtor joins (or is otherwise included) in the filing of a consolidated federal income tax return. The IRS has, in certain cases, asserted that such reduction in respect of consolidated tax attributes (other than tax basis) such as NOLs generally should occur on a consolidated basis. Moreover, legislation has recently been proposed that would require the reduction in all tax attributes (including tax basis) on a consolidated basis. It is uncertain whether the proposed legislation will be passed in its current form or at all, and if passed, what its effective date will be.

           Any reduction in tax attributes does not occur until the end of the taxable year or, in the case of asset basis reduction, the first day of the taxable year following the taxable year in which the COD is incurred. Accordingly, in the event the Restructuring Transactions are implemented, the Debtors do not expect the attribute reduction resulting from the discharge of debt under the Plan to affect the federal income tax treatment of such transactions. However, should the Restructuring Transactions be implemented, the tax basis of the Acterna assets transferred to Newco will be reduced to fair market value in connection with the implementation of the Plan (see Section XII.A.4., below).

           As a result of the discharge of Claims pursuant to the Plan, the Debtors will incur substantial COD. The extent of such COD and resulting tax attribute reduction will depend, in principal part, on the value of the New Common Stock, New Secured Term Notes, and New Warrants distributed. Based on the projected reorganization value of the Reorganized Debtors (see Article X), it is estimated that the Reorganized Debtors will incur approximately $670 million of COD (substantially all of which will be allocable to Reorganized Acterna for federal income tax purposes). Consequently, in the event the Restructuring Transactions are not implemented, it is anticipated that the consolidated loss and tax credit carryforwards and any current year NOLs of the Acterna Group would be eliminated or utilized in connection with the implementation of the Plan, and that the tax basis of Reorganized Acterna and any subsidiary that is treated as a disregarded entity for federal income tax purposes would be significantly reduced. However, the tax basis in the underlying assets of each subsidiary that is not disregarded for federal income tax purposes should remain the same, subject to reduction by the amount of COD allocable to such subsidiary and absent effective legislation.

           2. Limitations on Tax Carryforwards and Other Tax Benefits

           Following the implementation of the Plan, any remaining NOL, capital loss and tax credit carryforwards and certain other tax attributes (including current year NOLs) of the Reorganized Debtors allocable to periods prior to the Effective Date (collectively, "pre-change losses") may be subject to limitation under section 382 of the Tax Code as a result of the change in ownership of the Reorganized Debtors.

           This limitation is in addition to, and not in lieu of, any reduction in such tax attributes on account of COD. Accordingly, regardless of whether the Restructuring Transactions are implemented, the Debtors do not anticipate that Reorganized Acterna would have any significant tax attributes remaining to which section 382 would apply. It is possible, however, that the limitations of section 382 still could apply to any U.S. corporate subsidiary of Acterna that is acquired by Newco if the Restructuring Transactions are implemented.

           Under section 382, if a corporation undergoes an "ownership change" and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. Such limitation also may apply to certain losses or deductions that are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change and that are subsequently recognized.

           The issuance of the Acterna Common Stock to holders of Senior Lender Claims (and if the Restructuring Transactions are implemented, the acquisition by Newco of the subsidiaries of Acterna) pursuant to the Plan will constitute an ownership change of the Debtors.

           a. General Section 382 Limitation.

           In general, the amount of the annual limitation to which a corporation (or consolidated group) would be subject is equal to the product of
(i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the "long term tax exempt rate" in effect for the month in which the ownership change occurs (4.35% for ownership changes occurring in August 2003). For a corporation (or consolidated group) in bankruptcy that undergoes the change of ownership pursuant to a confirmed plan, the stock value generally is determined immediately after (rather than before) the ownership change, after giving effect to the surrender of creditors' Claims.

           Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

           b. Built In Gains and Losses.

           If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of "built-in" income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless be taken into account in determining whether the consolidated group has a net unrealized built-in gain. In general, a loss corporation's (or consolidated group's) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. Due to certain legal and factual uncertainties, it is unclear whether the Acterna Group or, in the event the Restructuring Transactions are implemented, any of the corporate Debtors to be acquired by Newco will be in a net built-in loss or net built-in gain position as of the Effective Date.


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
           c. Special Bankruptcy Exception.

           An exception to the foregoing annual limitation rules generally applies where qualified (so-called "old and cold") creditors of a debtor receive, in respect of their Claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan. Under this exception, a debtor's pre-change losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of all debt converted into stock in the bankruptcy proceeding. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period after the consummation of the chapter 11 plan will result in an annual limitation of zero, and thus would preclude the debtor's future utilization of any pre-change losses existing at the time of the subsequent ownership change.

           The Debtors anticipate that Reorganized Acterna may qualify for this exception. Nevertheless, the Debtors currently intend to elect not to have the exception apply since it is anticipated that Reorganized Acterna's tax attributes will be utilized or otherwise substantially reduced or eliminated in connection with the implementation of the Plan, such that the annual limitation described above would not have a material adverse effect, if any, on Reorganized Acterna.

           3. Alternative Minimum Tax

           In general, a federal alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation's taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

           In addition, if a corporation (or consolidated group) undergoes an "ownership change" within the meaning of section 382 of the Tax Code and is in a net unrealized built-in loss position on the date of the ownership change, the corporation's (or group's) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. Although not entirely clear, it appears that the application of this provision to the Debtors is unaffected by whether the Debtors otherwise qualify for the special bankruptcy exception to the annual limitation rules of section 382 discussed in the preceding section.


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
           Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

           4. Implementation of the Restructuring Transactions

           On or before the Confirmation Date, the Debtors and the Senior Lenders may elect to effectuate the distribution under the Plan in accordance with the Restructuring Transactions. Pursuant to the Restructuring Transactions, Acterna would transfer the LLC Interests in Acterna LLC (an entity which is disregarded for federal income tax purposes) to Newco on the Effective Date. Accordingly, for federal income tax purposes, the transfer of Acterna LLC to Newco would be treated as a transfer by Acterna of the underlying assets of Acterna LLC and of any other subsidiary of Acterna LLC that is also treated as a disregarded entity for federal income tax purposes. Such transfer has been structured as a taxable transaction for federal income tax purposes (a "Taxable Transfer") so that Newco would obtain a new cost basis in all of the assets deemed transferred (which aggregate cost basis, including Cash, is projected to be at approximately $164 million, based upon the projected reorganization value (see Article X)). Newco would not succeed to any tax attributes of Acterna, although any U.S. corporate subsidiaries generally would retain their tax attributes subject to application of the provisions discussed in the preceding sections (including any required reductions on account of COD and any resulting section 382 limitation).

           Assuming a Taxable Transfer, Acterna generally would recognize gain or loss upon the transfer to Newco in an amount equal to the difference between the fair market value of the assets deemed transferred and its tax basis in such assets. Based upon the projected reorganization value, and due to Acterna's substantial tax basis in such assets (in the aggregate, projected to be approximately $450 million as of September 30, 2003), the Debtors believe that no significant federal, state or local income tax liability, if any, should be incurred upon the transfer. However, the fair market value of the property may vary from current estimates and, in any event, the Debtors' determination of gain or loss and resulting tax liability would be subject to adjustment on audit by the IRS.

           Although structured as a Taxable Transfer, there is no assurance that the transaction would be so treated by the IRS. For example, were the transfer of assets to Newco deemed to constitute a tax-free reorganization under section 368(a)(1)(G) of the Tax Code (a "G Reorganization"), Newco would effectively step into the shoes of Acterna, and the Reorganized Debtors, for federal income tax purposes, would be in substantially the same position as had the Restructuring Transactions not been implemented. Thus, Newco would have no NOL carryforwards and would have a significantly diminished tax basis in the transferred assets (due to the reduction in tax attributes by reason of the substantial COD), with the result that future tax depreciation and amortization with respect to real and personal property could be eliminated.

           To qualify as a G Reorganization, it would be necessary for Acterna to be treated as having (i) transferred substantially all of its assets to Newco and for Acterna to have distributed all of its remaining assets to its creditors


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or (ii) distributed more than eighty percent (80%) of the Newco Common Stock and
Acterna Common Stock to holders of debt instruments treated as "securities" for federal income tax purposes and for Reorganized Acterna to continue to carry on an active five-year trade or business. Based in part on Acterna's intention to continue to own IPMS after the Effective Date (having acquired IPMS from TTC, an indirect wholly owned subsidiary of Acterna, pursuant to the Restructuring Transactions), and on the fact that TTC acquired IPMS in a taxable transaction within the five-year period preceding the Effective Date, the Debtors believe that the transfer of assets to Newco would not qualify as a G Reorganization.

                  B. CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS

           Pursuant to the Plan, holders of Allowed General Unsecured Claims (Class D) will receive cash in satisfaction of their Claims, provided that such holders vote as a class to accept the Plan. On the Effective Date, holders of Senior Lender Claims (Class C) will receive Acterna Common Stock, New Secured Term Notes, possibly cash and/or a Contingent Payment Right and, if the Restructuring Transactions are implemented, Newco Common Stock, in satisfaction of their Claims. Holders of Allowed Subordinated Notes Claims (Class F) will receive New Warrants in satisfaction of their respective Claims, provided that such class votes to accept the Plan.

           The federal income tax consequences to holders of Allowed Claims (other than General Unsecured Claims) depend, in part, on whether such Claims constitute "securities" of Acterna for federal income tax purposes (or of Acterna LLC, as Acterna LLC is considered to be part of Acterna for federal income tax purposes), and in the case of Senior Lender Claims whether the New Secured Term Notes constitute securities. The term "security" is not defined in the Tax Code or in the Treasury Regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a "security" depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity of ten years or more constitute securities. For purposes of this disclosure, it has been assumed that the Allowed Subordinated Notes Claims constitute "securities" of Acterna, and that the New Secured Term Notes do not constitute securities. Each holder is urged to consult its tax advisor regarding the status of its Claim, or any portion thereof, as a "security" of Acterna.

           The following discussion assumes that the Restructuring Transactions will be treated as a Taxable Transfer and not as a G Reorganization. In addition, the following discussion does not necessarily apply to holders who have Claims in more than one class relating to the same underlying obligation (such as where the underlying obligation is classified as partially secured and partially unsecured). Such holders should consult their tax advisor regarding the effect of such dual status obligations on the federal income tax consequences of the Plan to them.


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
           1. Consequences to Holders of Senior Lender Claims and Allowed General Unsecured Claims

           a. Holders of Senior Lender Claims That Do Not Constitute "Securities," and holders of Allowed General Unsecured Claims

           The receipt of solely cash by a holder of an Allowed General Unsecured Claim, and the receipt of stock, notes and/or cash by holders of Senior Lender Claims in satisfaction of any portion of such Claims that do not constitute "securities" for federal income tax purposes, will be a fully taxable transaction. Accordingly, a holder of such Claim generally will recognize gain or loss in an amount equal to the difference between (i) the "amount realized" by the holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) and (ii) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). For a discussion of the treatment of any Claim for accrued but unpaid interest, see "- Distributions in Discharge of Accrued But Unpaid Interest," below.

           Generally, the "amount realized" by a holder will equal the sum of
(i) the amount of any cash received by such holder (excluding any portion required to be treated as imputed interest due to the post-Effective Date distribution of such cash, as discussed below), and (ii) additionally, in the case of holders of Senior Lender Claims, the fair market value of any Acterna Common Stock, New Secured Term Notes, Contingent Payment Right, and (in the event the Restructuring Transaction are implemented) Newco Common Stock received by such holder in satisfaction of its Claim. However, in the event the Restructuring Transactions are not implemented, the amount realized with respect to the New Secured Term Notes will be the "issue price" of such notes as determined for federal income tax purposes (see section XII.B.4.a., below), which may or may not be equal to the fair market value of such notes. For a discussion of the federal income tax treatment of the Contingent Payment Right, see -"Tax Treatment of Contingent Payment Right," below.

           Due to the possibility that a holder of Allowed General Unsecured Claims may receive additional cash distributions subsequent to the Effective Date of the Plan upon a subsequent disallowance of Disputed Claims in that class, the imputed interest provisions of the Tax Code may apply to treat a portion of such subsequent distributions as imputed interest.

           Additionally, because additional distributions may be made to holders of Allowed General Unsecured Claims after the initial distribution, any loss and a portion of any gain realized by such holder may be deferred until such time as such holder has received its final distribution. All holders of Allowed General Unsecured Claims are urged to consult their tax advisors regarding the possible application of (or ability to elect out of) the "installment method" of reporting any gain that may be recognized by such holder in respect of its Allowed Claim.


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
           Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction. A holder of an Allowed Claim which purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the Tax Code. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.

           A holder's tax basis in any Acterna Common Stock received in satisfaction of a Senior Lender Claim that does not constitute a security and in any Newco Common Stock or Contingent Payment Right received will equal the fair market value of such common stock or right. A holder's tax basis in any New Secured Term Notes received will equal (i) the issue price of such notes if the Restructuring Transactions are not implemented or (ii) the fair market value of such notes if the Restructuring Transactions are implemented. A holder's holding period for any Acterna Common Stock, Newco Common Stock, New Secured Term Notes, and Contingent Payment Right generally will begin the day following the Effective Date.

           b. Holders of Senior Lender Claims That Constitute "Securities"

           The receipt of Acterna Common Stock in partial satisfaction of any portion of a Senior Lender Claim that constitutes a "security" for federal income tax purposes will constitute a "recapitalization" of Acterna for federal income tax purposes. Accordingly, in general, the holder of such Claim will not recognize loss in respect of such portion of its Claim upon the receipt of consideration pursuant to the Plan, but will recognize any gain realized in respect of such portion (computed as described in the preceding section) in an amount not in excess of the other consideration received therefor (i.e., the New Secured Notes, the Contingent Payment Right, any cash, and any Newco Common Stock). Accordingly, in the event the Restructuring Transactions are implemented, a holder that realizes a gain will probably be required to recognize its full gain, since substantially all of the value of the reorganized operations will be reflected in the Newco Common Stock and New Secured Notes received, rather than in the Acterna Common Stock.

           The character and timing of such gain will be determined in accordance with the principles discussed in the preceding section. For a discussion of the tax consequences of Claims for accrued but unpaid interest, see "Distributions in Discharge of Accrued but Unpaid Interest," below.


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
           A holder's aggregate tax basis in any Acterna Common Stock received in satisfaction of any portion of a Senior Lender Claim that constitutes a security will equal the holder's aggregate adjusted tax basis in such portion (including any Claim for accrued but unpaid interest), increased by any gain and unpaid interest income recognized in respect of such portion, and decreased by
(i) the amount of other consideration received in satisfaction thereof and (ii) the amount of any deductions claimed in respect of any interest previously accrued but not paid in full pursuant to the Plan. In general, the holder's holding period for any Acterna Common Stock received will include the holder's holding period for the Claim, except to the extent that such stock was issued in respect of a Claim for accrued but unpaid interest (which will begin the day following its receipt of such interest).

           A holder's tax basis in any Newco Common Stock and any Contingent Payment Right received will equal the fair market value of such common stock or right. A holder's tax basis in any New Secured Term Notes received will equal
(i) the issue price of such notes if the Restructuring Transactions are not implemented or (ii) the fair market value of such notes if the Restructuring Transactions are implemented. A holder's holding period for any Newco Common Stock, New Secured Term Notes and Contingent Payment Right generally will begin the day following the Effective Date.

           2. Holders of Allowed Subordinated Notes Claims

           a. If the Restructuring Transactions are Not Implemented

           As noted in Article I (Overview of the Plan), the Debtors estimate that the New Warrants will have nominal economic value. Ordinarily, the receipt of warrants of a corporation by a holder of a debt obligation of that corporation that constitutes a "security" for federal income tax purposes would be treated as a "recapitalization" for federal income tax purposes. Accordingly, if the receipt of a New Warrant by a holder of an Allowed Subordinated Notes Claim is treated as a recapitalization, the holder of such an Allowed Claim generally will not recognize gain or loss upon such exchange. For a discussion of the treatment of any Claim for accrued but unpaid interest, see "- Distributions in Discharge of Accrued but Unpaid Interest," below.

           A holder's aggregate tax basis in any New Warrants received in satisfaction of such Claim will equal the holder's aggregate adjusted tax basis in its Claim (including any Claim for accrued but unpaid interest), increased by any unpaid interest income recognized in respect of its Claim and decreased by any deductions claimed in respect of any interest previously accrued but not paid in full pursuant to the Plan. In general, the holder's holding period for the New Warrants received will include the holder's holding period for its Claim, except to the extent that the New Warrants were issued in respect of a Claim for accrued but unpaid interest (which will begin the day following its receipt of such interest).


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
           b. If the Restructuring Transactions are Implemented

           If the Restructuring Transactions are implemented, the receipt of New Warrants by the holders of Allowed Subordinated Notes Claims will be a taxable transaction. Accordingly, such holders will recognize gain or loss in an amount equal to the difference between (i) the fair market value of the New Warrants received (other than in respect of a Claim for accrued but unpaid interest) and
(ii) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). In such event, a holder's tax basis in any New Warrants received will equal the fair market value of such New Warrants, and the holding period for such New Warrants will begin the day following the Effective Date. The character of such gain will be determined in accordance with the principles discussed in Section XII.B.1.a. For a discussion of the treatment of any Claims for accrued but unpaid interest, see "Distributions in Discharge of Accrued but Unpaid Interest," below.

           3. Distributions in Discharge of Accrued but Unpaid Interest

           In general, to the extent that any consideration received pursuant to the Plan by a holder of an Allowed Claim (whether paid in cash, stock or warrants) is received in satisfaction of accrued interest or amortized original issue discount ("OID") during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed or amortized OID was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a security, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. It is also unclear whether, by analogy, a holder of a Claim that does not constitute a security would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

           Pursuant to the Plan, all distributions in respect of Allowed Claims will be allocated first to the principal amount of such Claims, as determined for federal income tax purposes, and thereafter, to the portion of such Claim, if any, representing accrued but unpaid interest. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes.

           Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

           4. Ownership and Disposition of the New Secured Term Notes

           a. Interest and Original Issue Discount on the New Secured Term
Notes.

           The application of the OID provisions of the Tax Code, and the federal income tax treatment of stated interest, with respect to the New Secured Term Notes depends, in part, upon whether the "issue price" of the New Secured Term Notes is equal to their face amount.


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
           Pursuant to applicable Treasury Regulations, if the Restructuring Transactions are not implemented, the "issue price" of the New Secured Term Notes depend upon whether such notes are traded on an "established securities market" during the sixty day period ending thirty days after the Effective Date, or whether a significant portion of the Senior Lender Claims are so traded. For this purpose, an "established securities market" includes, among other things,
(i) a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers, or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, and (ii) the ready availability of price quotations from dealers, brokers or traders. If either the New Secured Term Notes or a significant portion of the Senior Lender Claims are traded on an established securities market, the "issue price" will be equal to (or approximate) the fair market value of the New Secured Term Notes. Otherwise, the issue price of the New Secured Term Notes will be their stated principal amount (if, as the Debtors expect, the stated interest rate will be greater than the applicable federal rate in effect on the Confirmation Date for obligations of similar maturity).

           Pursuant to the applicable Treasury Regulations, if the Restructuring Transactions are implemented, the "issue price" of the New Secured Term Notes will depend solely upon whether the notes are traded on an "established securities market" (see above). If so traded, the "issue price" will be equal to (or approximate) the fair market value of the New Secured Term Notes. Otherwise, the issue price of the New Secured Term Notes will be their stated principal amount (if, as the Debtors expect, the stated interest rate will be greater than the applicable federal rate in effect on the Confirmation Date for obligations of similar maturity).

           (i) Issue Price Equals Principal Amount. If the issue price of the New Secured Notes equals the stated principal amount of such notes, the portion of the stated interest constituting "qualified stated interest" (i.e., the 2% portion payable in cash annually) will be includable in a holder's gross income as interest in accordance with such holder's normal method of accounting. The remaining portion of the stated interest will be treated as OID, even though payable in kind through the issuance of additional New Secured Term Notes. (Despite the fact that the excess cash flow will affect the timing of payments on the New Secured Term Notes, the OID generally should equal 10% per year.)

           Because the New Secured Term Notes will be treated as issued with OID, each holder of a New Secured Term Note will be required to include in its gross income, as interest for federal income tax purposes, the portion of the OID that accrues while the holder held the note (including the day the note is acquired but excluding the day it is disposed of), regardless of such holder's normal method of accounting. Any OID will accrue over the term of the New Secured Term Notes based on the constant interest method (with the amount of OID attributable to each accrual period allocated ratably to each day in such period). Accordingly, a holder may be required to recognize income prior to the receipt of cash payments attributable to such income.

           A holder's tax basis in a New Secured Term Note will be increased by the amount of any OID included in its gross income and reduced by any payments of cash (other than payments of qualified stated interest) made with respect to such note.

           (ii) Issue Price Less Than Principal Amount. If the issue price of the New Secured Term Notes is less than the stated principal amount of such notes, the discussion in the preceding section will not apply. Instead, a holder's inclusion of interest income will be governed by certain Treasury Regulations (the "Contingent Payment Regulations") that generally provide for the treatment of debt instruments with one or more contingent payments. Because the New Secured Term Notes require that they be repaid out of 50% of excess cash flow from operations, and the effective yield on the New Secured Term Notes (based on an issue price less than face) can vary depending on when repaid, the Contingent Payment Regulations will apply to such notes. In this instance, all interest on the New Secured Term Notes (including all stated interest, whether or not paid in cash) together with the difference between the issue price and the stated principal amount of the notes will be OID and will be treated as described below.

           Under the Contingent Payment Regulations, Acterna LLC must construct a projected payment schedule for the New Secured Term Notes and holders generally must recognize all interest income with respect to a note on a constant yield basis based on this projected payment schedule, subject to certain adjustments if actual contingent payments differ from those projected. In particular, the projected payment schedule will be determined by including all noncontingent payments and the "expected amount," as of the issue date, of any excess cash flow prepayments. The projected payment schedule must produce the "comparable yield," which is the yield at which Acterna LLC would issue a fixed rate debt instrument with terms and conditions similar to those of the New Secured Term Notes.

           The amount of interest that accrues each accrual period is the product of the "comparable yield" and the New Secured Term Note's "adjusted issue price" at the beginning of each accrual period. The "adjusted issue price" of a New Secured Term Note is the issue price of a note, increased by interest previously accrued on the note (determined without adjustments for differences between the projected payment schedule and the actual payments on the note, discussed below), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the note.

           Except for adjustments made for differences between actual and projected payments, the amount of interest included in income by a holder of a New Secured Term Note is the portion that accrues while the holder held such note (with the amount attributable to each accrual period allocated ratably to each day in such period). If actual payments differ from projected payments, then holders generally will be required in any given taxable year either to include additional interest in gross income (in case the actual payments exceed projected payments in such taxable year) or to reduce the amount of interest


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
income otherwise accounted for on the New Secured Term Notes (in case the actual payments are less than the projected payments in such taxable year). If the negative adjustment exceeds the interest for the taxable year that otherwise would have been accounted for on the notes, the excess will be treated as ordinary loss. However, the amount treated as an ordinary loss in any taxable year is limited to the amount by which the holder's total interest inclusions on the New Secured Term Notes exceed the total amount of the net negative adjustments treated as ordinary loss in prior taxable years. Any remaining excess will be a negative adjustment carryforward and treated as a negative adjustment in the succeeding year. If a New Secured Term Note is sold, exchanged, or retired, any negative adjustment carryforward from the prior year will reduce the holder's amount realized on the sale, exchange or retirement.

           Thus, under the rules described in the preceding paragraph, depending on the projected payment schedule, holders of New Secured Term Notes may be required to include amounts in income for United States federal income tax purposes prior to the receipt of cash payments attributable to such income. The projected payment schedule for the New Secured Term Notes will consist of all fixed interest payments, all scheduled principal payments and a projected amount and time for each contingent payment. The yield, timing and amounts set forth on the projected payment schedule are for United States federal income tax purposes only and are not assurances by us with respect to any aspect of the New Secured Term Notes. Any holder may obtain the comparable yield, the projected payment schedule, the issue price, the amount of OID, and the issue date of the notes by writing to Acterna LLC. For United States federal income tax purposes, a holder must use the comparable yield and projected payment schedule in determining the amount and accrual of OID, unless the holder explicitly discloses in accordance with the Contingent Payment Regulations its differing position. The IRS is not bound by such schedule and will not respect a projected payment schedule which it determines to be unreasonable.

           Holders are strongly urged to consult their tax advisors with respect to the application of the Contingent Payment Regulations described above to the New Secured Term Notes.

           b. Sale, Exchange or Redemption of New Secured Term Notes.

           Unless a non-recognition provision applies, a holder generally will recognize gain or loss upon the sale, exchange or redemption of a New Secured Term Note equal to the difference, if any, between the holder's adjusted tax basis in the note and the amount realized on the sale, exchange or redemption. For this purpose, a holder's adjusted tax basis in a New Secured Term Note generally will equal the holder's initial tax basis in the note, increased by the amount of any OID accrued on the note (determined without adjustments) up through the date of the sale, exchange, or redemption, and decreased by (i) the amount of any cash payments (other than qualified stated interest) if the note is not subject to the Contingent Payment Regulations or (ii) by the amount of any fixed payments and the projected amount of any excess cash flow prepayments previously made on the note, if the note is subject to the Contingent Payment Regulations.

           Any gain or loss generally will be capital gain or loss (subject to the market discount rules discussed below), unless the New Secured Note is subject to the Contingent Payment Regulations and is sold or otherwise disposed of when there are remaining contingent payments due on the note under the projected payment schedule. In the latter event, any gain recognized will be ordinary interest income and any loss will be an ordinary loss to the extent the holder's total interest inclusions on a note exceed the total amount of ordinary loss the holder took into account under the contingent payment rules discussed in the preceding section with respect to differences between actual payments and projected payments (any additional loss generally will be capital loss).

           c. Acquisition and Bond Premium

           In the event the Restructuring Transactions are implemented, it is possible that a holder of a Senior Lender Claim will have a tax basis (because it will be based upon fair market value) in the New Secured Term Notes received in respect of its Claim different than the issue price of such notes. If a holder of a Senior Lender Claim has a tax basis in the New Secured Term Notes received that exceeds the issue price of such notes, but is less than or equal to the sum of all remaining amounts payable under such notes (other than qualified stated interest, if the Contingent Payment Regulations discussed above do not apply), the amount of OID includible in the holder's gross income generally is reduced in each period in proportion to the percentage of the OID represented by the excess basis. (Alternatively, if a holder treats all stated interest as OID, such holder may elect to recompute the OID accruals by treating its acquisition as a purchase at original issue and applying the constant yield method. Such an election may not be revoked without the consent of the IRS.)

           If a holder has a tax basis in any of the New Secured Term Notes received that exceeds the sum of all such remaining amounts payable under the notes (i.e., at a "bond premium"), the holder will not include any of the OID in income. Moreover, if the Contingent Payment Regulations discussed above do not apply, a holder may elect to deduct any bond premium over the period from its acquisition of such note to the maturity date of such note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date), but not in excess of the qualified stated interest. If such bond premium is amortized, the amount of qualified stated interest on the New Secured Term Notes that must be included in the holder's gross income for each period ending on an interest payment date or at the maturity date, as the case may be, will (except as Treasury Regulations may otherwise provide) be reduced by the portion of bond premium allocable to such period based on the note's yield to maturity. The holder's tax basis in its New Secured Term Notes will be reduced by a like amount. If such an election to amortize bond premium is not made, a holder will receive a tax benefit from the premium only in computing such holder's gain or loss upon the sale or other taxable disposition of the note, or upon the full or partial payment of principal.

           An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds the interest on which is includable in the holder's gross income and that are held at, or acquired after, the beginning of the holder's taxable year as to which the election is made. The election may be revoked only with the consent of the IRS.

           d. Market Discount

           Any holder of a Senior Lender Claim that has a tax basis in any of the New Secured Term Notes received that is less than the issue price of such note generally will be subject to the market discount rules of the Tax Code (subject to a de minims exception). Under the market discount rules, a holder is required to treat any principal payment on, or any gain recognized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. A holder could be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or maintained to purchase or to carry a market discount note, unless an election is made to include all market discount in income as it accrues. Such an election would apply to all bonds acquired by the holder on or after the first day of the first taxable year to which such election applies, and may not be revoked without the consent of the IRS.

           Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition of such note to the maturity date of the note, unless the holder irrevocably elects to compute the accrual on a constant yield basis. This election can be made on a note-by-note basis.

           5. Tax Treatment of Contingent Payment Right

           The federal income tax treatment of the Contingent Payment Right is subject to significant uncertainty. Given the wholly contingent nature and uncertain term of the Contingent Payment Right, the Debtors intend to take the positions, absent future clarifications, that (i) in view of the uncertainty that any amount will be paid on the Contingent Payment Right, it is a contractual obligation that is not a "debt instrument" for federal income tax purposes, and (ii) any amounts ultimately paid under the Contingent Payment Right (to the extent in excess of a holder's tax basis in the Contingent Payment Right) should be taxed independently of, and not treated as further payment on, Senior Lender Claims.

           So treated, it appears that any amounts received under the Contingent Payment Right in excess of a holder's adjusted tax basis in such right generally would be ordinary income, unless the receipt of the payment terminates all rights of the recipient under the Contingent Payment Right. Where the receipt of the payment terminates all rights of the recipient under the Contingent Payment Right, any gain or loss attributable to the payment generally would be capital gain or loss under section 1234A of the Tax Code. (It is not clear whether the same treatment would apply to a partial payment, including a payment that would terminate a holder's rights with respect to the sale of some (but not all) of the designated assets.) Any such income, gain or loss would be calculated with reference to the recipient's adjusted tax basis in the Contingent Payment Right (which would equal the fair market value of the Contingent Payment Right on the Effective Date). The timing of such income, gain or loss depends upon, among other things, whether the Designated Assets Sales occur at one time or over an extended period of time, and upon the structure of any such sales. If a holder receives a payment that is less than its basis in the Contingent Payment Right, the holder may not be allowed a loss until it is determined that no further payments will be made. If identifiable events occur which establish the worthlessness of the Contingent Payment Right, a holder of the right would be entitled to deduct as a capital loss, in the year of such identifiable event, the holder's adjusted tax basis in the right.

           There can be no assurance that the IRS will not take a contrary position to Debtor's. If, contrary to Debtor's position, payments under the Contingent Payment Right are treated for federal income tax purposes as additional payments for the Senior Lender Claims, a portion of such payments may be treated as imputed interest under section 483 of the Tax Code with the remainder treated as additional amounts realized in respect of each holder's Allowed Claim. Additionally, any loss and a portion of any gain realized by a holder of a Contingent Payment Right may be deferred until such time as such holder has received its final distribution.

           Alternatively, if the Contingent Payment Right constitutes a "debt instrument" for federal income tax purposes, the character of a holder's income in respect of the receipt of the Contingent Payment Right, and the timing and character of a holder's income in respect of payment Contingent Payment Right may differ. In such instance, each recipient may be required to accrue imputed interest income (on a projected basis) over time with the result that interest income may be recognized earlier than the actual receipt of a payment, and that the excess of any payment received over the amount of interest imputed would be treated as additional interest income.

           6. Subsequent Sale of Acterna Common Stock

           Any gain recognized by a holder upon a subsequent taxable disposition of Acterna Common Stock received in satisfaction of a Claim (or any stock or property received for it in a later tax free exchange) will be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its Claim and any ordinary loss deductions incurred upon satisfaction of its Claim, less any income (other than interest income) recognized by the holder upon satisfaction of its Claim, and
(ii) with respect to a cash basis holder, also any amounts which would have been included in its gross income if the holder's Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

           In addition, the Treasury Department is expected to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon a tax-free exchange (including a "recapitalization" exchange) of market discount bonds would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan (and likely even without issuance of regulations), any holder of an Allowed Claim which has accrued market discount that is exchanged in a "recapitalization" would carry over such accrued market discount to any Acterna Common Stock or New Warrants received pursuant to the Plan (presumably allocated on the basis of relative fair market value), such that any gain recognized by the holder upon a subsequent disposition of such stock or warrants would be treated as ordinary income to the extent of any accrued market discount not previously included in income.

           7. Ownership and Disposition of Warrants; Constructive Distributions to Holders of New Common Stock

           A holder of a New Warrant generally will not recognize gain or loss upon the exercise of such warrant. A holder's tax basis in the Newco Common Stock or Acterna Common Stock, as applicable, received upon exercise of a New Warrant will be equal to the sum of the holder's tax basis in the warrant and the exercise price. The holder will commence a new holding period with respect to the Newco Common Stock or Acterna Common Stock received. In the event that the holder carried over to the New Warrant accrued market discount (as discussed in the preceding section), it is possible that such taint would carry over to the common stock acquired upon exercise of such warrant.

           If the terms of the New Warrant provide for any adjustment to the number of shares of Newco Common Stock or Acterna Common Stock, as applicable, for which the warrant may be exercised or to the exercise price of the warrants, such adjustment may, under certain circumstances, result in constructive distributions that could be taxable to the holder of the new warrants. If no appropriate adjustment is made to the number of shares of Newco Common Stock or Acterna Common Stock, as applicable, for which New Warrants may be exercised or to the exercise price of such warrants, a constructive distribution may result that could be taxable to the holders of Newco Common Stock or Acterna Common Stock or the holders of the other class of warrants, as applicable. Upon the lapse or disposition of a New Warrant, the holder generally would recognize gain or loss equal to the difference between the amount received (zero in the case of a lapse) and its tax basis in the warrant. In general, such gain or loss would be a capital gain or loss, long term or short term, depending on whether the requisite holding period was satisfied.

           8. Information Reporting and Withholding

           All distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at the then applicable rate (currently 28%). Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is supplied to the IRS.

           Recently effective Treasury Regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions in which the taxpayer participated after January 1, 2003, including, among other types of transactions, the following (i) certain transactions that result in the taxpayer claiming a loss in excess of specified thresholds; and (ii) certain transactions in which the taxpayer's book-tax differences exceed a specified threshold in any tax year. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders' tax returns.

                  XIII. FINANCIAL INFORMATION AND PROJECTIONS

           The Debtors prepared the projected consolidated financial results (the "Projections") for the three and one-half years beginning October 1, 2003 and ending March 31, 2007.

           The Projections are based on a number of assumptions made by management with respect to the future performance of the Company's various business units. The Projections should be reviewed in conjunction with a review of these assumptions including the qualifications and footnotes, set forth herein.

           The Projections included herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially include, but are not limited to, the Reorganized Debtors' ability to operate their business consistent with their projections, comply with the covenants of their financing agreements, attract and retain key executives, and respond to adverse regulatory actions taken by the federal and state governments.

           The Projections should be read in conjunction with the assumptions, qualifications and footnotes to the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto), and the unaudited actual results reported in the monthly operating reports of the Debtors. The Projections were prepared by management in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practices.

           The Projections were not prepared with a view towards complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants. The Projections have not been compiled, or prepared for examination or review, by the Debtors' independent auditors (who accordingly assume no responsibility for them).

           While presented with numerical specificity, the Projections are based upon a variety of assumptions and are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the control of the Debtors. Consequently, the inclusion of the Projections herein should not be regarded as a representation by the Debtors (or any other person) that the Projections will be realized, and actual results may vary materially from those presented below. The industry in which the Debtors compete is highly competitive and the Debtors' earnings may be significantly adversely affected by changes in the competitive environment, changes in supply and demand dynamics, the price erosion of services provided, regulatory changes and future improvements in technology. Due to the fact that such Projections are subject to significant uncertainty and are based upon assumptions which may not prove to be correct, neither the Debtors nor any other person assumes any responsibility for their accuracy or completeness.

           There are substantial risks in achieving the Projections. These risks include:

          o the restructuring process entails significant business process changes throughout the organization, which may be disruptive;

          o difficulties arising from the slowing economy, which has adversely affected demand for telecommunications services, may delay revenue growth and the length of time required to achieve profitability and positive cash flow;

          o the possibility of adverse regulatory, legislative and other governmental developments;

          o the risk that the Debtors will lose customers and leaves it open to aggressive tactics of competitors;

          o potential difficulties in recruiting and retaining quality management to execute the new operational strategy; and

          o insufficient capital to invest in improved business systems to support a larger and more efficient enterprise.

One or more of these factors, individually or combined, could adversely affect the Debtors' ability to conduct their operations.

                             PRO FORMA PROJECTED BALANCE SHEET
                                   AS OF OCTOBER 1, 2003
                                        (Unaudited)


(dollars in thousands)                                        PRE-REORG        (a)    "FRESH START"    (b)       REORGANIZED
                                                            BALANCE SHEET              ADJUSTMENTS              BALANCE SHEET
                                                        ----------------------      ------------------      ----------------------
ASSETS:
Cash and cash equivalents                               $              95,076       $         (45,076) (c)   $             50,000
Trade accounts receivable, net                                         48,141                       -                      48,141
Inventories, net                                                       45,294                   4,000                      49,294
Other current assets                                                   35,717                  (6,486) (d)                 29,231
                                                        ----------------------      ------------------      ----------------------
   TOTAL CURRENT ASSETS                                 $             224,228       $         (47,562) (d)   $            176,666

Property plant and equipment, net                                      78,428                 (26,500) (d)                 51,928
Reorganization value in excess of identifiable assets                       -                 216,770  (e)                216,770
Other assets                                                           29,862                 (21,298) (d)                  8,564
                                                        ----------------------      ------------------      ----------------------
Total noncurrent assets                                               108,290                 168,972                     277,262
                                                        ----------------------      ------------------      ----------------------
  TOTAL ASSETS                                           $            332,518       $         121,410        $            453,928
                                                        ======================      ==================      ======================

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT):
Accounts payable and accrued liabilities                 $             74,914                  (4,271) (f)   $             70,643
Accrued interest                                                        1,617                       -                       1,617
Other current liabilities                                              20,846                       -                      20,846
                                                        ----------------------      ------------------      ----------------------
  TOTAL CURRENT LIABILITIES                              $             97,377       $          (4,271)       $             93,106

Restructured German Term Debt                                          94,874                  (3,302) (g)                 91,572
New Secured Term Notes                                                      -                  75,000  (h)                 75,000
Other debt                                                             20,003                       -                      20,003
Deferred compensation                                                  74,209                       -                      74,209
Other long-term liabilities                                             6,613                       -                       6,613
                                                        ----------------------      ------------------      ----------------------
  TOTAL LIABILITIES                                      $            293,076       $          67,427        $            360,503

LIABILITIES SUBJECT TO COMPROMISE
Accounts payable                                                       25,307                 (25,307) (i)                      -
Accrued interest                                                       19,265                 (19,265) (i)                      -
Debt                                                                  842,574                (842,574) (i)                      -
Other                                                                  75,128                 (75,128) (i)                      -
                                                        ----------------------      ------------------      ----------------------
  TOTAL LIABILITIES SUBJECT TO COMPROMISE                $            962,274       $       (962,274)        $                  -

Shareholders' equity (deficit)                                       (922,832)              1,016,257  (j)                 93,425
                                                        ----------------------      ------------------      ----------------------
  TOTAL LIABILITIES & EQUITY                             $            332,518               $ 121,410        $            453,928
                                                        ======================      ==================      ======================


            NOTES TO PRO FORMA PROJECTED "FRESH START" BALANCE SHEET
                  (dollars in thousands unless otherwise noted)

a. The Pre-Reorganization Balance Sheet as of October 1, 2003 assumes that the Company has sold substantially all of the non-cash assets of its subsidiaries, Itronix and da Vinci, for net proceeds of $60 million prior to the Effective Date.

b. The pro forma balance sheet adjustments contained herein account for the reorganization and related transactions pursuant to the Plan using the principles of "fresh start" accounting as required by the Statement of Position 90-7 ("SOP 90-7") issued by the American Institute of Certified Public Accountants (the "AICPA"). The fresh start adjustments are based on an estimated Reorganized Acterna enterprise value of $280 million as more fully described in the Disclosure Statement (see Article X - Valuation). The estimated Reorganized Acterna equity value may change depending on the amount of cash retained by the Company post-emergence. Under SOP 90-7, reorganization value is allocated first to tangible assets, then to identifiable intangible assets, and lastly to excess reorganization value. Please note that although management has followed the principles of "fresh start" accounting, the actual adjustments will be determined at a later date and may be materially different than those presented herein upon completion of the required asset appraisals.

c. Reflects the use of cash pursuant to the Plan. Cash uses included (a) $12.1 million for Administrative Expense Claims, including cure costs and Compensation and Reimbursement Claims, (b) $5.7 million for professional fees, (c) $2.9 million for Key Employee Retention Payments and (d) $24.4 million in payments to the pre-petition holders of the Senior Secured Credit Facility. The Debtors anticipate that a portion of the cash will be paid after the Effective Date thus resulting in a higher amount of cash on hand at closing than presented herein.

d.   Represents adjustments pursuant to SOP 90-7.

e. Under SOP 90-7, reorganization value is allocated first to tangible assets, then to identifiable intangible assets, and lastly to excess reorganization value. For purposes of this analysis, management has determined to allocate the excess reorganization value to Excess reorganization value. The actual adjustments will be determined at a later date and may be materially different than those presented herein upon completion of the required asset appraisals.

f. Reflects the payment of $2.9 million of Key Employee Retention Payments and $1.4 million of professional fees which are projected to be accrued for in the Estimated Pre-Reorganization Balance Sheet as of October 1, 2003.

g. Under the terms of the Plan, a portion of the excess cash noted in item b. above is paid to the holders of the European Term Loan and is a reduction to the post-petition debt obligation.

h. Reflects the issuance of $75 million of New Secured Term Notes to certain of the pre-petition lenders of the Senior Secured Credit Facility in accordance with the Plan.

i. Liabilities subject to compromise eliminated at emergence pursuant to the Plan.

j. Reflects the adjustment to shareholders' deficit based on the estimated equity value of Reorganized Acterna in accordance with the "fresh start" accounting provisions of SOP 90-7.

                           ACTERNA CORPORATION
                         PROJECTED BALANCE SHEETS
                               (Unaudited)

                                                                                      PROJECTED
                                                            ----------------------------------------------------------------------
                                                                                       AS OF MARCH 31,
                                                            ----------------------------------------------------------------------
(dollars in thousands)                                           2004              2005               2006              2007
                                                            ---------------    --------------    ---------------   ---------------
ASSETS:
Cash and cash equivalents                                   $       59,111     $      68,026     $       78,524    $      101,773
Trade accounts receivable, net                                      50,816            49,123             51,773            54,611
Inventories, net                                                    42,182            38,968             37,830            37,965
Other current assets                                                19,583            20,230             20,231            20,500
                                                            ---------------    --------------    ---------------   ---------------
   TOTAL CURRENT ASSETS                                     $      171,692     $     176,346     $      188,357    $      214,848

PP&E, net                                                           46,732            48,803             51,803            51,803
Reorganization value in excess of identifiable assets              216,769           216,769            216,769           216,769
Other assets                                                         8,564             8,564              8,564             8,564
                                                            ---------------    --------------    ---------------   ---------------
Total noncurrent assets                                            272,065           274,136            277,136           277,136
                                                            ---------------    --------------    ---------------   ---------------
  TOTAL ASSETS                                              $      443,757     $     450,482     $      465,493    $      491,984
                                                            ===============    ==============    ===============   ===============

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable and accrued expenses                       $       69,024     $      69,966     $       72,736    $       76,976
Accured interest                                                     1,621             1,621              1,621             1,621
Other current liabilities                                           19,700            20,547             21,903            23,349
                                                            ---------------    --------------    ---------------   ---------------
  TOTAL CURRENT LIABILITIES                                 $       90,345     $      92,134     $       96,260    $      101,946

Long-term debt                                                     189,030           193,726            199,267           206,393
Deferred income taxes                                                4,477             4,477              4,477             4,477
Deferred compensation                                               74,209            74,209             74,209            74,209
Other long-term liabilities                                          2,136             2,136              2,136             2,136
                                                            ---------------    --------------    ---------------   ---------------
  TOTAL LIABILITIES                                         $      360,197     $     366,682     $      376,350    $      389,161

Shareholders' equity                                                83,559            83,800             89,143           102,823
                                                            ---------------    --------------    ---------------   ---------------
  TOTAL LIABILITIES & EQUITY                                $      443,757     $     450,482     $      465,493    $      491,984
                                                            ===============    ==============    ===============   ===============


                                    ACTERNA CORPORATION
                             PROJECTED STATEMENTS OF OPERATIONS
                                        (Unaudited)


                                                                                             PROJECTED
                                                   PROJECTED         --------------------------------------------------------------
                                                    6 MOS.                           FISCAL YEAR ENDED MARCH 31,
                                                    ENDED            --------------------------------------------------------------
(dollars in thousands)                            3/31/2004                2005                  2006                   2007
                                              ------------------     -----------------     ------------------     -----------------

Net Sales                                     $         182,002      $        365,048      $         389,140      $        414,823
Cost of sales                                            93,028               175,161                186,721               199,045
                                              ------------------     -----------------     ------------------     -----------------
Gross profit                                             88,974               189,887                202,419               215,778
Selling, general and administrative expense              67,531               128,876                130,561               128,714
Product development expense                              22,107                44,998                 46,343                47,705
Restructuring Expense                                     4,166                   999                    999                     -
                                              ------------------     -----------------     ------------------     -----------------
Total operating expenses                                 93,804               174,873                177,903               176,419
                                              ------------------     -----------------     ------------------     -----------------
Operating income (loss)                                  (4,830)               15,014                 24,516                39,359
Interest Expense                                          7,034                14,626                 15,896                17,292
                                              ------------------     -----------------     ------------------     -----------------
Income (loss) before income taxes                       (11,864)                  388                  8,620                22,067
Provision (benefit) from income taxes                    (2,000)                  148                  3,277                 8,387
                                              ------------------     -----------------     ------------------     -----------------
NET INCOME (LOSS)                             $          (9,864)     $            240       $          5,343      $         13,680
                                              ==================     =================     ==================     =================



                              ACTERNA CORPORATION
                       PROJECTED STATEMENTS OF CASH FLOW
                                   (UNAUDITED)


                                                                                              PROJECTED
                                                           PROJECTED        -----------------------------------------------------
                                                            6 MOS.                  FISCAL YEAR ENDED MARCH 31,
                                                            ENDED           -----------------------------------------------------
(dollars in thousands)                                    3/31/2004             2005                2006               2007
                                                        ---------------     --------------     ---------------    ---------------

  CASH FLOWS FROM OPERATING ACTIVITIES
Net income before distributions & dividends             $       (9,864)     $         240      $        5,343     $       13,680
Depreciation, amortization & other non-cash expenses             8,094             11,213              10,094             12,959
Changes in working capital, deferred taxes                      11,325              6,049               2,614              2,443
  & other liabilities
                                                        ---------------     --------------     ---------------    ---------------
  CASH FLOWS FROM OPERATING ACTIVITIES                  $        9,555      $      17,502      $       18,051     $       29,082

  CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                    $       (2,898)     $     (13,284)     $      (13,094)    $      (12,959)
                                                        ---------------     --------------     ---------------    ---------------
  CASH FLOWS FROM INVESTING ACTIVITIES                  $       (2,898)     $     (13,284)     $      (13,094)    $      (12,959)


  CASH FLOWS FROM FINANCING ACTIVITIES
Existing long term debt                                 $        2,455      $       4,696      $        5,541     $        7,126
                                                        ---------------     --------------     ---------------    ---------------
  CASH FLOWS FROM FINANCING ACTIVITIES                  $        2,455      $       4,696      $        5,541     $        7,126

  BEGINNING CASH AND CASH EQUIVALENTS BALANCE           $       50,000      $      59,112      $       68,026     $       78,524
Net increase/(decrease) in cash                                  9,112              8,914              10,498             23,249
                                                        ---------------     --------------     ---------------    ---------------
  BEGINNING CASH AND CASH EQUIVALENTS BALANCE           $       59,112      $      68,026      $       78,524     $      101,773


NOTES TO FINANCIAL PROJECTIONS

KEY ASSUMPTIONS

           A.        GENERAL

                     1. Methodology: The Projections are aggregated from operating forecasts for each of Acterna's major business segments (Telecom Field Services, Workflow Solutions, Optical Transport/Fiber, Cable Networks, Services and Complementary Products)

                     2. Plan Consummation: The operating assumptions underlying the revenue and expense forecasts assume the Plan will be confirmed and consummated October 2003. The "fresh start" accounting adjustments are more specifically based on a projected emergence at October 1st, 2003.

                     3. Key Accounting/Reporting Elements: The Projections include results for all Acterna Communications Test entities. Itronix and da Vinci are assumed to be sold as of October 1, 2003 for aggregate net proceeds of $60 million. The income statement and balance sheet for October 2003 and subsequent periods exclude the results of Itronix and da Vinci.

                     4. Macroeconomic and Industry Environment: The Projections assume a generally stable economic environment with low inflation, consistent with prevailing analyst forecasts. The Projections assume that the market for communications test equipment stabilizes in 2004 with a return to modest industry growth. Interest rate and debt balance projections assume a stable LIBOR rate and stable USD/EUR exchange rate of 1.15.

           B.        PROJECTED STATEMENT OF OPERATIONS

                     1. Revenues: Consolidated Communications Test revenues are projected to decline by 32% in fiscal year 2004 and increase by 4% in FY 2005, 7% in FY 2006 and 7% in FY 2007. The assumed industry growth rates are consistent with the prevailing analyst forecasts.

                     2. Cost of Goods Sold: Cost of goods sold which consist of material, labor, and other manufacturing and service delivery related costs are projected to decrease as a percent of consolidated revenue from 50% in fiscal year 2004 to 48% in fiscal years 2005 - 2007.

                     3. Gross Margin: Gross margin is projected to increase from 50% in fiscal year 2004 to 52% in fiscal years 2005 - 2007. Gross margin improvement is driven by unit cost savings from outsourcing agreements, increased efficiencies from higher volumes and restructuring related savings from cost reductions implemented during fiscal year 2004.

                     4. Research and Development Expense: Research and Development expense ("R&D") includes employee salaries and benefits, facility costs, depreciation and other expenses related to product development activities. R&D expense is projected to decrease from 13.6% of consolidated Communications Test revenues in fiscal year 2004 to 12.3% in FY 2005, 11.9% in FY 2006, and 11.5%
                               in FY 2007. Reductions in R&D as a percent of revenues is driven by cost reductions implemented in FY 2004 and by efficiencies realized from revenue growth outpacing expense growth in FY 2005 - FY 2007.

                     5. Selling, General and Administrative: Selling, General and Administrative expense ("SG&A") includes employee salaries and benefits, facility costs, depreciation and other expenses related to selling, general and administrative activities. SG&A expense is projected to decrease from 42% of consolidated Communications Test revenues in fiscal year 2004 to 35% in FY 2005, 33% in FY 2006, and 31% in FY 2007. Reductions in SG&A as a percent of revenues is driven by cost reductions implemented in FY 2004, reductions in D&O insurance in FY 2005 and FY 2006 and by efficiencies realized from revenue growth outpacing SG&A expense growth in FY 2005 - FY 2007. Expense savings are partially offset by salary increases and the reinstatement of management bonuses in FY 2005 - FY 2007.

                     6. Interest Expense: Interest expense reflects projected interest on mortgages and other miscellaneous debt outside of the US, and interest on the (euro) 82 million Euro Loan and $75 million New Facility issued pursuant to the Plan.

                     7. Restructuring Costs: Restructuring costs of $4 million in fiscal year 2004 and $1 million in FY 2005 and $1 million in FY 2006 consist of cash severance payments from previously announced cost reductions.

                     8. Income Taxes: The Projections assume no income tax expense in fiscal year 2004 due a projected net operating loss. After 2004, the Projections assume that NOL carryforwards are eliminated as a result of the discharge of indebtedness pursuant to the Plan and that income is taxed at an effective rate of 38%.

           C.        PROJECTED BALANCE SHEET AND STATEMENTS OF CASH FLOW

                     1. Cash: The cash shown on the projected balance sheets is net of outstanding checks. The beginning cash balance of $50 million at October 1, 2003 reflects the use of cash pursuant to the plan. Cash uses include (a) $12.1 million for Administrative Expense Claims, including cure costs and Compensation and Reimbursement Claims,
                              (b) $5.7 million for professional fees, (c) $2.9 million for Key Employee Retention Payments and
                              (d) $24.4 million in payments to the pre-petition holders of the Senior Secured Credit Facility. The Debtors anticipate that a portion of the cash will be paid after the Effective Date thus resulting in a higher amount of cash on hand at closing than presented herein.

                     2. Working Capital: Accounts receivable are projected to fluctuate during the 2nd half of fiscal year 2004, then improve from 48 days sales outstanding in FY 2005 and FY 2006 to 47 days in FY 2007. Other current assets are projected to grow with revenue throughout the projection period. Inventory turns are projected to improve from 4.0 turns in fiscal year 2004 to 4.5 turns in FY 2005,
                              4.9 turns in FY 2006, and 5.2 turns in FY 2007. The increase in inventory turns is driven by operational improvements and increased manufacturing outsourcing. Accounts payable days to pay are projected in increase from 51 days in fiscal year 2004 and 2005 to 52 days in FY 2006 and 53 days in FY 2007. Deferred revenue, accrued warranty and other current liabilities are projected to fluctuate with revenue throughout the projection period. Employee related accruals are projected to fluctuate with payroll expense throughout the projection period.

                     3. $11 million of cash flow from working capital is projected to be generated during the six month period ended March 14, 2004. This includes about $10 million of cash from a German tax refund due to the company, which was anticipated as a collection during October of 2003. In fact the company collected the refund on about August 22, 2003 or about 60 days sooner than anticipated. However, the included projections reflect the collection of this refund during the October period. Additionally, $4 million of working capital is generated by amortization of the inventory step-up due to "Fresh Start" accounting rules. Excluding these two items, projected cash flow from changes in operating assets and liabilities is negative $3 million for the six-month period ended March 14, 2004.

                     4. Capital Expenditures: Capital Expenditures of $6 million in fiscal year 2004 are projected to increase to $13 million in fiscal years 2005 - 2007. Growth in capital expenditures is primarily attributable to new product introductions, development of new features for existing products, and investments in IT systems.

                     5. Asset Sales: The Projections assume that the Company's Itronix and da Vinci subsidiaries are sold for aggregate net proceeds of $60 million on October 1, 2003.

         XIV. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

           If the Plan is not confirmed and consummated, the Debtors' alternatives include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) the preparation and presentation of an alternative plan or plans of reorganization.

                         A. LIQUIDATION UNDER CHAPTER 7

           If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a chapter 7 liquidation would have on the recoveries of holders of Claims is set forth in Section VII.C.4 of the Disclosure Statement. The Debtors believe that liquidation under chapter 7 would result in, among other things, (i) smaller distributions being made to creditors than those provided for in the Plan because of additional administrative expenses attendant to the appointment of a trustee and the trustee's employment of attorneys and other professionals, (ii) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations and (iii) the failure to realize the greater, going concern value of the Debtors' assets.

                     B. ALTERNATIVE PLAN OF REORGANIZATION

           If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of its assets. The Debtors have concluded that the Plan represents the best alternative to protect the interests of creditors and other parties in interest.

           The Debtors believe that the Plan enables them to successfully and expeditiously emerge from chapter 11, preserve their business and allows creditors to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion which could occur over a more extended period of time than in a liquidation under chapter 7 and a trustee need not be appointed. Accordingly, creditors would receive greater recoveries than in a chapter 7 liquidation. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to creditors because a greater return to creditors is provided for in the Plan.

                       XV. CONCLUSION AND RECOMMENDATION

           The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Debtors urges holders of impaired Claims entitled to vote on the Plan to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received no later than 4:00 p.m., Eastern Time, on September 22, 2003.

Dated:     New York, New York
           August 26, 2003

                                            ACTERNA CORPORATION

                                            By:    /s/ John S. Dubel
                                                   -----------------------------
                                            Name:  John S. Dubel
                                            Title: Chief Restructuring Officer
                                                   Acterna Corporation

                                    EXHIBIT A

                             PLAN OF REORGANIZATION

                                    EXHIBIT B

                           DISCLOSURE STATEMENT ORDER

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
--------------------------------------------------- X
IN RE                                               :
                                                    :     CHAPTER 11 CASE NO.
ACTERNA CORPORATION, ET AL.,                        :     03-12837 (BRL)
                     -- ---
                                                    :
                                                    :     (JOINTLY ADMINISTERED)
                               DEBTORS.             :
--------------------------------------------------- X

                    ORDER (I) APPROVING DISCLOSURE STATEMENT,
              (II) ESTABLISHING RECORD HOLDER DATE, (III) APPROVING
                 SOLICITATION PROCEDURES, FORMS OF BALLOTS, AND
                  MANNER OF NOTICE, AND (IV) FIXING DATE, TIME
                     AND PLACE FOR CONFIRMATION HEARING AND
                     DEADLINE FOR FILING OBJECTIONS THERETO

           A hearing having been held on August 26, 2003 (the "Hearing") to consider the motion of Acterna Corporation and certain of its subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), dated August 1, 2003 (the "Motion"), seeking, inter alia, approval pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code") of the Disclosure Statement for Debtors' Joint Plan of Reorganization, dated August 26, 2003, heretofore filed with the Court; approval of proposed solicitation procedures; approval of the forms of ballots; the date, time and place for the confirmation hearing on the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated August 26, 2003 (as same may be amended, the "Plan") and the deadline for filing objections thereto, and it appearing from the affidavits of service on file with this Court that proper and timely notice of the Hearing has been given; and it appearing that such notice was adequate and sufficient; and the appearances of all interested parties having been duly noted on the record of the Hearing; and each of the objections, if any, filed to the proposed disclosure statement or the Motion having been either (a) withdrawn or rendered moot by modifications to the disclosure statement, or (b) overruled by the Court; and the Debtors having made the conforming additions, changes, corrections and deletions to the disclosure statement necessary to comport with the record of the Hearing and the agreements reached with the parties, if any, that had filed objections, a copy of which revised disclosure statement is annexed hereto as Exhibit "A" (as same may be amended, the "Disclosure Statement"); and upon the Motion, the Disclosure Statement and the record of the Hearing and upon all of the proceedings heretofore had before the Court and after due deliberation and sufficient cause appearing, therefore it is

           ORDERED, FOUND AND DETERMINED THAT:

           1. The Disclosure Statement contains adequate information within the meaning of section 1125 of the Bankruptcy Code.

           2. The Disclosure Statement and the Motion are hereby approved.

           3. For voting purposes and mailing of notices pursuant to this Order, the date the Court enters this Order on the docket shall be the "Record Holder Date" for the holders of claims in the Voting Classes, as defined in the Motion.

           4. The Debtors shall mail ballots (with instructions), substantially in the forms of the ballots (with instructions) annexed hereto as Exhibits "B," "C," "D," "E," "F" and "G"(collectively, the "Ballots"), to each holder of a claim in the Voting Classes under the Plan.

           5. No more than three (3) business days after the Record Holder Date, the Debtors shall deposit or cause to be deposited in the United States mail, postage prepaid, a sealed solicitation package (the "Solicitation Package") which shall include:

          (a) notice of the confirmation hearing and related matters, substantially in the form of Exhibit "H" annexed hereto (the "Confirmation Hearing Notice"), setting forth the time fixed for filing acceptances and rejections to the Plan, the time fixed for filing objections to confirmation of the Plan, and the date and time of the hearing on confirmation;

          (b) a copy of the Disclosure Statement, as approved by the Court (with exhibits including the Plan); and

          (c) a Ballot (with instructions), in substantially the form approved by the Court.

           6. The Debtors shall mail the Solicitation Packages to holders of claims, as of the Record Holder Date, in the Voting Classes.

           7. In lieu of mailing the Solicitation Package to holders of claims and equity interests in unimpaired classes, or classes that are impaired and receive no distribution under the Plan, on or before August 29, 2003 the Debtors shall deposit in the United States mail, postage prepaid, the Notice of Non-Voting Status, substantially in the form annexed hereto as Exhibit "I" to each holder of a claim and equity interest in an unimpaired class, or in a class that is impaired and receives no distribution under the Plan.

           8. The Debtors shall cause the Confirmation Hearing Notice to be published once in The Wall Street Journal (national edition) and the International Herald Tribune on a date not less than twenty five (25) calendar days prior to the hearing to consider confirmation of the Plan.

           9. All persons and entities entitled to vote on the Plan shall deliver their Ballots by mail, hand delivery or overnight courier no later than 4:00 p.m. Eastern Time on September 22, 2003 (the "Voting Deadline") to the Voting Agent at:

                               ACTERNA CORPORATION
                            BANKRUPTCY SERVICES LLC
                          757 THIRD AVENUE, THIRD FLOOR
                            NEW YORK, NEW YORK 10017
                          ATTENTION: CASSANDRA MURRAY
                                 (646) 282-2500

Any Ballot received after such time shall not be counted other than as provided for herein. Ballots submitted by facsimile shall not be counted.

           10. The Debtors shall have the ability to extend the Voting Deadline at the Debtors' sole discretion.

           11. With respect to Ballots submitted by a holder of a claim:

          (a) a holder of a claim in Class E (Convertible Notes Claims) and Class F (Subordinated Notes Claims) that has claims in more than one subclass within that class, shall be permitted to cast one Ballot and such Ballot shall be deemed to be a vote in each subclass of that class;

          (b) any Ballot which is otherwise properly completed, executed and timely returned to the Voting Agent that does not indicate an acceptance or rejection of the Plan shall not be counted;

          (c) any Ballot which is returned to the Voting Agent indicating acceptance or rejection of the Plan but which is unsigned shall not be counted;

          (d) whenever a creditor casts more than one Ballot voting the same claim prior to the Voting Deadline, only the last timely Ballot received by the Voting Agent shall be counted;

          (e) if a creditor casts simultaneous duplicative Ballots voted inconsistently, then such Ballots shall count as one vote accepting the Plan;

          (f) each creditor shall be deemed to have voted the full amount of its claim except a creditor holding an unliquidated or contingent claim shall be deemed to have voted in the amount of $1;

          (g) creditors shall not split their vote within a class, thus each creditor shall vote all of its claim within a particular class either to accept or reject the Plan;

          (h) any Ballot that partially reject and partially accept the Plan shall not be counted; and

          (i) any Ballot received by the Voting Agent by telecopier, facsimile or other electronic communication shall not be counted.

           12. The hearing on confirmation of the Plan is scheduled for September 25, 2003 at 10:00 a.m. Eastern Time, at the Bankruptcy Court, One Bowling Green, New York, New York. This hearing may be adjourned from time to time without further notice other than an announcement of the adjourned date(s) at said hearing and at any adjourned hearing(s).

           13. Any objection to confirmation of the Plan must be filed with the Clerk of the Bankruptcy Court, together with proof of service, no later than 4:00 p.m., Eastern Time, on September 15, 2003, and must be served on each of the persons listed on Exhibit "J" annexed hereto so as to be received by them no later than 4:00 p.m., Eastern Time, on September 15, 2003. Any objection to confirmation of the Plan must be in writing and (a) must state the name and address of the objecting party and the amount of its claims or the nature of its interest, and (b) must state, with particularity, the nature of its objection. Any confirmation objection not filed and served as set forth herein shall be deemed waived and may not be considered by the Bankruptcy Court.

Dated:     New York, New York
           August 26, 2003

                                         /s/Burton R. Lifland
                                         ---------------------------------------
                                         HONORABLE BURTON R. LIFLAND
                                         UNITED STATES BANKRUPTCY JUDGE

                                    EXHIBIT C

              ACTERNA CORPORATION'S AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED MARCH 31, 2003

                                    EXHIBIT D

             ACTERNA CORPORATION'S UNAUDITED CONSOLIDATED FINANCIAL INFORMATION FOR THE FISCAL QUARTER ENDED JUNE 30, 2003

                                    EXHIBIT E

                              LIQUIDATION ANALYSIS

                            ACTERNA CORPORATION
                         LIQUIDATION ANALYSIS (1)
                               (USD in 000s)

                                                                                Projected
                                                                                 BV as of           Average
COMMUNICATIONS TEST                                                Note       Sept. 30, 2003      Estimated         Estimated
PROCEEDS FROM LIQUIDATION                                       References     (unaudited)      Recovery Rate   Liquidation Value
                                                               -------------  ---------------   --------------- -------------------
Cash and equivalents                                                      2         $ 35,192              100%            $ 35,192
Trade accounts receivable, net                                            3           22,614               68%              15,474
Inventories, net                                                          4           17,144               48%               8,167
Deferred income taxes                                                                      -                0%                   -
Taxes receivable                                                                           -                0%                   -
Prepaids & other current assets                                           5            8,246               16%               1,351
PP&E, net                                                                 6           22,532               27%               6,179
Goodwill & intangibles, net                                               7           (1,448)              n/a               3,000
Deferred debt issuance costs, net                                                     16,862                0%                   -
Other assets                                                                           3,436                8%                 279
                                                                              ---------------                   -------------------
Total assets                                                                       $ 124,578                                69,643
                                                                              ===============

Other proceeds:
  Itronix net liquidation proceeds                                        8                                                 10,289
  da Vinci net liquidation proceeds                                       9                                                    489
  Proceeds from liquidation of non-debtors subs                          10                                                      -
  Proceeds from avoidance and preference actions                         11                                                      -
                                                                                                                -------------------
  Gross Asset Liquidation Value                                                                                             80,421

LESS COSTS ASSOCIATED WITH LIQUIDATION:
  Corporate expenses                                                     12                                                (33,000)
  Retention                                                              13                                                 (3,750)
  Other professional fees                                                14                                                 (3,750)
                                                                                                                -------------------
                                                                                                                            39,921

  Chapter 7 Trustee fees                                                 15                                                 (1,357)
                                                                                                                -------------------

NET ESTIMATED PROCEEDS AVAILABLE FOR CREDITOR DISTRIBUTION                                                                $ 38,564
                                                                                                                -------------------

Less Super Priority Liens (section 507) - DIP fees                       16                                                   (123)
NET ESTIMATED PROCEEDS AVAILABLE FOR SECURED CREDITOR DISTRIBUTION                                                        $ 38,442
                                                                                                                -------------------
                                                                                                                           700,915
Estimated Senior Lender Claims                                           17                                                  5.48%
% Recovery

NET ESTIMATED PROCEEDS AFTER SENIOR LENDER DISTRIBUTION                                                                   $      -
                                                                                                                -------------------

Estimated other secured claims                                           18                                                 89,253
% Recovery                                                                                                                   0.00%
NET ESTIMATED PROCEEDS AFTER SECURED CREDITOR DISTRIBUTION                                                                $      -
                                                                                                                -------------------

Less chapter 11 Administrative Expense Claims                            19
NET ESTIMATED PROCEEDS AVAILABLE FOR UNSECURED CREDITOR DISTRIBUTION     20                                               $      -
                                                                                                                -------------------

Estimated unsecured claims                                               21                                                225,822
Secured claim deficiency                                                 22                                                751,726
                                                                                                                -------------------
Total other secured, unsecured and deficiency claims                                                                       977,548
% Recovery                                                                                                                   0.00%



NOTES TO LIQUIDATION ANALYSIS

1. GENERAL: This analysis (the "Liquidation Analysis") presents management's estimate of the net proceeds that would be realized if Acterna Corporation's (the "Company") assets were liquidated under the provisions of chapter 7 of the Bankruptcy Code.

          The Liquidation Analysis assumes a liquidation period of twelve months.

                     This Liquidation Analysis is based on the projected book values of Acterna Corporation as of September 30, 2003. Any difference in asset values between the projected values used herein and the actual values on the date a liquidation process would begin would result in a variance to the estimated recoveries.

                     Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Company and its management, and upon assumptions with respect to liquidation decisions that could be subject to change. Accordingly, there can be no assurance that the values reflected in the Liquidation Analysis would be realized in the event of such liquidation, and actual results could vary materially from those shown here.

                     This analysis has not been examined or reviewed by independent accountants in accordance with standards promulgated by the AICPA.

2. CASH: The cash balance reflects management's projected estimate of cash as of September 30, 2003. Management estimates that approximately $35.2 million of cash will be held by the Company and is assumed to be included in the Communications Test projected cash balance. Cash includes cash and cash equivalents.

3. TRADE ACCOUNTS RECEIVABLE: Estimated proceeds realized from accounts receivable under a liquidation are based upon management's assessment of the collectibility of those receivables taking into consideration the credit quality of the counter-parties and the aging of the accounts. For purposes of this analysis the liquidation value of the accounts receivable was estimated by applying a range of collection rates to the account receivables based upon the estimated aging category of the accounts receivable. The aging categories were: current to 30 days, 31-60 days past due, 61-90 days past due, 91-120 days past due and over 120 days past due. The result is assumed to be an estimate of the proceeds that would be available in an orderly liquidation scenario and takes into account the inevitable difficulty a liquidating company has in collecting its receivables and any concessions which might be required to facilitate the collection of certain accounts. Collections during a liquidation of the Debtors may be further impaired by the likely damage Claims for breaches of and/or the likely rejection of customer contracts as customers attempt to set off outstanding amounts owed to the Debtors against such Claims.

4. INVENTORIES: Estimated proceeds from the sale of inventory on hand as of the liquidation date are based upon management's best estimate of the net value realized from the sale of such inventory. It is assumed that labor is retained at the beginning of the liquidation process to complete work in process, wind down manufacturing processes and prepare manufacturing-related fixed assets for sale. Consequently, work in process is assigned recovery rate estimates equal to finished goods. To the extent that raw materials and demo inventories are not used to complete the work in process, it is assumed that they are liquidated as is.

5. PREPAID AND OTHER CURRENT ASSETS: These assets consist primarily of prepaid insurance, prepaid rents and utilities, deposits and advances and other miscellaneous current assets. Management has reviewed the individual components of the Prepaid and Other Current Assets and has estimated a liquidation recovery of approximately $1.1 million for the Debtors. Full recoveries are estimated for prepaid rent & utilities and travel advances.

6. PROPERTY, PLANT AND EQUIPMENT, NET ("PP&E"): PP&E includes assets such as land, buildings, automobiles, machinery and equipment, furniture and fixtures, leasehold improvements and construction in process. Consideration was given to the need to prepare the assets for sale, the physical location, market rates and other factors in estimating recovery rates. Land, buildings and automobiles were given higher recovery rates and furniture & fixtures, leasehold improvements and construction in process were given lower recovery percentages. Only the foreign Non-Debtor Affiliates have land and buildings. The overall net recovery rate for all PP&E was approximately 27%.

7. INTANGIBLES: The net proceeds assumed in the liquidation analysis are from the sale of patents, trademarks and other various intangible assets that the company owns. This amount was estimated based upon management's assumption of what proceeds could be generated from the sale of patents that the Company owns based upon the Company's prior success in collecting from prior patent infringement cases.

8. ITRONIX NET PROCEEDS: For purposes of this Liquidation Analysis only, it is assumed that Itronix has not been sold and is therefore liquidated. The net proceeds from the liquidation of Itronix are based upon a similar asset liquidation analysis. The analysis was performed based upon the combined Itronix Corporation, a Debtor entity, as well as Itronix's non-Debtor foreign subsidiaries. The net Itronix liquidation value was then added to the Debtors' recovery. It was assumed, based upon the May 31, 2003 balance sheet, that 75% of all Itronix assets are located within the US and are subject to secured creditor liens. The foreign non-Debtor assets were assumed to satisfy all foreign Itronix liabilities. For the non-US Itronix assets, 65% of the net equity proceeds were assumed to be subject to secured creditor liens per the secured creditor agreement. Based upon this liquidation analysis, the foreign liabilities exceed the foreign net asset liquidation value therefore the foreign equity would have no value.

9. DAVINCI NET PROCEEDS: For purposes of this Liquidation Analysis only, it is assumed that daVinci has not been sold and is therefore liquidated. The net proceeds from the liquidation of daVinci are based upon a similar asset liquidation analysis. Although daVinci has some assets located outside of the US, it is assumed that the net proceeds from liquidating these assets would not be enough to satisfy the foreign obligations. Therefore, for purposes of this analysis, the total projected balance sheet for daVinci is assumed to be for the US entity.

10. PROCEEDS FROM NON-DEBTOR SUBSIDIARIES: Proceeds from the Communication Test non-Debtor subsidiaries consist of net expected recoveries to the Debtors. A similar asset liquidation analysis was performed on the non-Debtor subsidiaries to arrive at the net estimated proceeds available for creditor allocation. Due to the amounts owed under the Commerzbank obligation agreement and other secured Claims as well as the estimated amounts due for deferred compensation and other general liabilities, it is anticipated that there will be no proceeds available to the Debtors.

11. PROCEEDS FROM AVOIDANCE AND PREFERENCE ACTIONS: Under a liquidation, the trustee may be able to bring certain avoidance actions against various parties. Currently, the Company does not believe that there is any basis to estimate such avoidance actions. It should be noted that no formal avoidance action analysis has been performed.

12. CORPORATE EXPENSES: It is assumed that the liquidation process occurs over a twelve-month period. A nearly full complement of corporate expenses is assumed to be required during the first three months, with declining amounts of expenses required in the following months. As part of the build-out process of the work in process as of the liquidation date, certain cost of sales, product development and marketing and selling costs are assumed to be incurred during the first three-month period. Division and corporate expenses are assumed to be incurred during the entire liquation period; however, the amounts decline over time.

13. RETENTION: During the liquidation period, it is assumed that retention payments will have to be made to certain members of management and other employees of the Company in order to retain their services. Management believes that these retention payments are essential in order to maintain an appropriate workforce that will be required to assist the trustee in liquidation the estate and will ultimately result in a greater yield from the liquidation of the assets.

14. OTHER PROFESSIONAL FEES: During the liquidation period, it will be necessary for the Debtors' estate to engage the services of various professionals to assist in the estates liquidation including, but not necessarily limited to, counsel, accountants, financial advisors, investment bankers and brokers.

15. CHAPTER 7 TRUSTEE FEES: Compensation for the chapter 7 trustee will be limited to fee guidelines in section 326 of the Bankruptcy Code. For purposes of this analysis, management has assumed trustee fees of 3.0% of the proceeds recovered from non-Cash assets in the liquidation.

16. SUPER PRIORITY CLAIMS: Super priority Claims pursuant to section 507 of the Bankruptcy Code are assumed to be paid prior to any distribution to any secured creditor and include various commitment fees allowed per the DIP Agreement, dated May 6, 2003.

17. ESTIMATED SENIOR LENDER CLAIMS: The Debtors' Senior Lender Claims are estimated to be approximately $700.9 million. This amount includes the Revolving Credit Facility, Term A Loan and Term B Loan, including both current and long term amounts as well as accrued interest as of the filing date, and all letters of credit that have been drawn down including the letter of credit issued to a German subsidiary secured creditor that was not satisfied with the liquidation of the non-Debtor subsidiaries.

18. OTHER SECURED CLAIMS: The Convertible Notes Claims are secured Claims that are subject to a second lien on all assets securing the Senior Lender Claims and therefore are shown to be structurally subordinated to the Senior Lender Claims.

19. ADMINISTRATIVE EXPENSES: Prior to determining what proceeds would be available for distribution to the general unsecured creditors under a chapter 7 proceeding, cash and asset liquidation proceeds would be reduced in order to satisfy chapter 11 Administrative Expenses that are senior to general unsecured Claims. These Claims represent postpetition chapter 11 accounts payable, accrued expenses, professional fees, and any additional secured borrowing related to a chapter 11 proceeding. Due to no net asset proceeds available after disbursement to secured creditors, there was no estimation of chapter 11 administrative expenses performed for this liquidation analysis. To the extent that there could be proceeds available after disbursement to secured creditors, then those proceeds would need to be used to satisfy chapter 11 administrative expenses before any disbursement to general unsecured creditors.

20.     NET ESTIMATED PROCEEDS AVAILABLE FOR UNSECURED CREDITOR DISTRIBUTION:
        Based upon the Liquidation Analysis and its related assumptions, there are no proceeds estimated to be available for distribution to unsecured creditors. Most assets are covered by a secured lender lien and any assets that are not subject to a secured lender lien (see Notes 8, 9 and 10), including a portion of the equity in the non-US subsidiaries, were deemed to have no value; therefore no proceeds are estimated to be available to unsecured creditors.


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
21. ESTIMATED UNSECURED CLAIMS: The unsecured Claims of the Debtors are estimated to be approximately $225.8 million. Included in the estimate are general unsecured Claims from vendors, contract rejection Claims, Subordinated Notes Claims and accrued employee Claims.

22. SECURED CLAIM DEFICIENCY: For purposes of this analysis, the deficiency Claim results from the net difference of the estimated secured Claim and the net amount available for secured Claims resulting from the liquidation of assets that are subject to secured Claim liens.

                                    EXHIBIT F

                       CREDITORS' COMMITTEE SUPPORT LETTER

                         OFFICIAL COMMITTEE OF UNSECURED
                    CREDITORS OF ACTERNA CORPORATION, ET AL.
                    ----------------------------------------


                                 August 26, 2003


To: General Unsecured Creditors and Holders of Subordinated Notes of Acterna Corporation, et al. (the "Debtors")

           On behalf of the Official Committee of Unsecured Creditors of the Debtors (the "Committee") and at the Committee's direction, we, as the Committee professionals, are pleased to advise you that the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") has approved the First Amended Disclosure Statement (the "Disclosure Statement") in connection with the Debtors' First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the "Plan") in the Debtors' Chapter 11 bankruptcy cases (Bankr. Case No. 03-12837 (BRL)) (the "Bankruptcy Case"). The Bankruptcy Court has scheduled a hearing on September 25, 2003 at the Bankruptcy Court, One Bowling Green, New York, New York 10004 at 10:00 a.m. to consider confirmation of the Plan.

           The Plan represents the culmination of intense negotiations by and among the Debtors, the Committee, and other stakeholders over a short period of time to maximize the recovery of creditors of the Debtors, as the Debtors reorganize their business on what appears to be a necessarily expedited basis. The intensity and short time frame of the process and negotiations minimized and minimizes the disruption of the Debtors' business operations from the pendency of the Bankruptcy Case.

           Shortly after the Debtors' May 6, 2003 bankruptcy filing, the Office of the United States Trustee, the arm of the United States Justice Department that regulates the bankruptcy process, appointed the Committee to represent the interests of the Debtors' general unsecured creditors (the "Unsecured Creditors") and subordinated note holders (the "Subordinated Note Holders"). The members of the Committee are: (i) Benchmark Electronics, Inc., (ii) Witmer Asset Management, (iii) First Campus, L.P. c/o Guardian Realty Management, Inc., (iv) IMCO, Inc., and (v) US Bank, National Association. The Committee, through its advisors, has been actively involved in the Debtors' Chapter 11 cases in an effort to maximize the recovery to Unsecured Creditors and Subordinated Note Holders. The Committee has consulted extensively with and acted through its counsel, Blank Rome LLP and its financial advisors, Ernst & Young Corporate Finance LLC. The Committee, through its advisors, has devoted substantial time and effort to the negotiation and formulation of the Plan. Simultaneously with this letter, you will receive a copy of the Disclosure Statement regarding the Plan, the Plan and a Ballot for voting on the Plan.

           THE COMMITTEE SUPPORTS THE PLAN AND RECOMMENDS THAT HOLDERS OF (A) GENERAL UNSECURED CLAIMS, DEFINED AS CLASS D IN THE PLAN, AND (B) SUBORDINATED NOTE CLAIMS, DEFINED AS CLASS F IN THE PLAN, VOTE TO ACCEPT THE PLAN. YOUR BALLOT MUST BE RECEIVED BY NO LATER THAN BY NO LATER THAN 4:00 P.M., EASTERN TIME, ON SEPTEMBER 22, 2003.

           As to the holders of allowed general unsecured claims in Class D (the "General Unsecured Claims"), the Plan provides that such Claim holders will be entitled to receive the lesser of 10% of the face amount of their Claims or their pro rata share of $5 million, with a minimum aggregate distribution of $3.5 million. Based upon the Debtors' estimates regarding claims reconciliation, it appears that Unsecured Creditors will receive no less than 10% of their Claims.

           As to the claims of the Subordinated Note Holders (the "Subordinated Note Claims"), assuming that the Subordinated Note Holders vote to accept the Plan, warrants will be issued to the Subordinated Note Holders for their pro rata share of an aggregate of 5% of the equity of the Reorganized Debtors (subject to dilution for equity to be issued as a management incentive) with a strike price equal to the outstanding amount of the senior secured debt held by a bank group (the "Senior Secured Debt") with interest accrued thereon at the contract rate through the effective date of the Plan. These warrants have a three year term. Supplementing the opportunity for recovery by the non-insider Subordinated Note Holders, in consideration for a release to be provided under the Plan, the Debtors' majority insider shareholders and their affiliates are waiving their right of recovery on account of their subordinated notes and are assigning the same to the non-insider holders of the Subordinated Note Claims. It is uncertain whether these warrants will ultimately have any value, but as discussed below, given the financial realities of the Debtors' bankruptcy case and the fact that the holders of the Subordinated Note Claims are contractually subordinated to the Senior Secured Lenders, the Committee believes that this treatment exceeds that to which the holders of the Subordinated Note Claims would be otherwise entitled. THIS TREATMENT, HOWEVER, IS DEPENDENT ON THE CLASS OF HOLDERS OF THE SUBORDINATED NOTE CLAIMS VOTING TO ACCEPT THE PLAN. IF THE CLASS OF HOLDERS OF THE SUBORDINATED NOTE CLAIMS REJECTS THE PLAN, SUBORDINATED NOTE HOLDERS WILL NOT RECEIVE THE WARRANTS OR ANY RECOVERY UNDER THE PLAN.

           The Committee has given its support for the Plan after reviewing and analyzing the available alternatives. Indeed, the Committee has concluded that, given the financial realities of the Debtors' business and based upon the enterprise value of the Debtors in comparison to the magnitude of the Senior Secured Debt, if the priorities of recovery between senior classes of claims like the Senior Secured Debt and junior classes of claims like the General Unsecured Claims and the Subordinated Note Claims under the Bankruptcy Code were applied strictly, the holders of General Unsecured Claims and Subordinated Note Claims would likely be entitled to receive a lesser recovery than that provided by the Plan. Moreover, in the event of a liquidation, where the Debtors would pursue a wind down or sale, the Committee believes that there would be no distribution for the holders of General Unsecured Claims and Subordinated Notes Claims. It is for these reasons that the Committee recommends that you to vote to ACCEPT THE PLAN BY MARKING THE BOX OF THE BALLOT AND RETURNING IT SO THAT IT IS RECEIVED BY NO LATER THAN 4:00 P.M., EASTERN TIME, ON SEPTEMBER 22, 2003.

           The Plan, the Disclosure Statement and accompanying documents and exhibits are complicated legal documents setting forth in detail the interests and rights of various classes of creditors and interest holders under the Plan. The Committee requests that you carefully read the Plan, the Disclosure Statement and accompanying materials before voting on the Plan. You are also encouraged, if you wish, to consult with your tax advisor regarding the tax consequences of the treatment of your claims under the Plan. NEITHER THE COMMITTEE NOR ITS COUNSEL OR FINANCIAL ADVISORS CERTIFIES ANY REPRESENTATIONS

WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF THE PLAN AND DISCLOSURE STATEMENT OR ANY DOCUMENTS PREPARED BY THE DEBTORS OR THE INFORMATION CONTAINED THEREIN. The Committee urges you to review these documents and all related documents to satisfy yourselves independently that voting in favor of the Plan is in your own best interest. Once you have read these documents, the Committee recommends you vote to accept the Plan by executing and returning the enclosed ballot in accordance with the accompanying instructions. IT IS IMPORTANT THAT THE ENCLOSED BALLOT BE EXECUTED AND RETURNED BY NO LATER THAN 4:00 P.M., EASTERN TIME, ON SEPTEMBER 22, 2003 SO THAT YOUR VOTE CAN BE TABULATED. YOUR VOTE IS IMPORTANT.

           Should you have any questions with respect to the foregoing recommendation by the Committee, please do not hesitate to contact the Committee's advisors at the addresses below.

                                        Andrew B. Eckstein
                                        as Counsel for the Official Unsecured
                                        Creditors Committee of Acterna
                                        Corporation, et al., Debtors

Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
(212) 885-5000

Ernst & Young Corporate Finance LLC
Robert J. Tannor, Director
5 Times Square
New York, New York  10036-6530
(212) 773-3334